An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). Information contained in this Preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final offering circular or the offering statement in which such Final offering circular was filed may be obtained.

KeyStone Solutions, Inc.

3,000,000 Units

Consisting of:

3,000,000 Shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share

and

Warrants to Purchase 750,000 Shares of Common Stock, par value $0.0001 per share

(2,892,857 Shares of Common Stock, par value $0.0001 per share, issuable upon Conversion of Series A Cumulative Convertible Redeemable Preferred Stock and Exercise of Warrants)

Minimum purchase: 500 Units ($5,000)

KeyStone Solutions, Inc., a Delaware corporation, qualifies as an “emerging growth company” as defined in the Jumpstart Our Business (JOBS) Startups Act. We are offering units (“Units”), consisting of (a) a minimum of 300,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”), and a maximum of 3,000,000 shares of Series A Preferred Stock and (b) warrants to purchase up to 750,000 shares of our common stock, on a “best efforts” basis. Each Unit consists of one share of Series A Preferred Stock and a warrant to purchase 0.25 shares of our common stock at any time on or before seven years from the date of qualification of the Units as exempt from registration by the SEC (the “Qualification Date”) at an exercise price of $2.00 per share of common stock. While the Series A Preferred Stock and the warrants will be sold together as a Unit, the Series A Preferred Stock and warrants will be issued separately. The Units will be sold by the Company in minimum amounts of $5,000 (500 Units).

If $3,000,000 in subscriptions for the Units (the “Minimum Offering”) is not deposited with Folio Investments, Inc., as set forth in more detail in the “Plan of Distribution,” on or before six (6) months after the Qualification Date (the “Minimum Offering Period”), which will be                             , 2017, all subscriptions will be refunded to subscribers without deduction or interest. The offering will commence within two calendar days from the Qualification Date. The offering will expire twelve (12) months after the Qualification Date (the “Offering Expiration Date”). See “Plan of Distribution” and “Securities Being Offered” for a description of the Units being sold and our capital stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to “Accredited Investors” as defined in Rule 501(a) of Regulation D (17 CFR §230.501(a) and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

There is currently no trading market for our Units, preferred stock, common stock, or warrants. After qualification, we intend to apply for our Units, preferred stock, common stock, and/or warrants to be eligible for quotation on either the OTCQX or OTCQB. However, there is no guarantee that any or all of these securities will be quoted, or that a market will develop.

These are speculative securities. Investing in the Units involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 3.

	Number of Units	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Issuer (2)
Per Unit	1	$10.00	$0.60	$9.40
Total Minimum:	300,000	$3,000,000	$180,000	$2,820,000
Total Maximum:	3,000,000	$30,000,000	$1,800,000	$28,200,000

(1)	The underwriting commission represents 6.0% of the gross proceeds for Units sold in the offering.
(2)	Does not include (i) underwriters’ allowable accountable expense allocation of 1.0% of the gross proceeds of Units sold in the offering, which is $30,000 and $300,000 for the minimum and maximum offering amounts, respectively, and which amount includes the fee paid to Folio Investments, Inc. (“Folio”) which is calculated based on fifty basis points (50 bps) of the dollar value of the Units issued in the offering, which is $15,000 and $150,000 for the minimum and maximum offering amounts, respectively, and which does not include any amount separately payable to Folio as a reallowance on commissions if Folio participates in the offering as a Dealer in the sale of the Units, (ii) non-accountable expense allowance of 1.0% of the gross proceeds of Units sold in the offering, which is $30,000 and $300,000 for the minimum and maximum offering amounts, respectively, and (iii) other expenses of the offering estimated to be $430,000 and $457,000 for the minimum and maximum offering amounts. See “Plan of Distribution.”

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

We are providing the disclosure in the format prescribed by Part II of Form 1-A.

14420 Albemarle Point Place, Suite 200, Chantilly, VA, 20151

(703) 953-3838; www.keystonewins.com

The date of this preliminary offering circular is October 21, 2016

OFFERING SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this offering circular, including, but not limited to, the “Risk Factors” beginning on page 3. References to “we,” “us,” “our,” “KeyStone Solutions,” “KeyStone” or the “Company” mean KeyStone Solutions, Inc. and its subsidiaries.

Our Company

We are a Delaware holding company that owns all of the outstanding interests of our principal subsidiary, AOC Key Solutions, Inc., a Delaware corporation (“AOC Key Solutions”) (www.aockeysolutions.com), which is a consulting firm formed in 1983 specializing in proposal development, capture, and market strategy services for government contractors. The Company was formed in March 2016 to facilitate its planned expansion in the government contracting outsourced services business through continued organic growth and strategic acquisitions of other government contracts service providers. For the year ended December 31, 2015, AOC Key Solutions generated over $9.6 million of revenue and net income of approximately $422,000. AOC Key Solutions’ revenue for the six-month period ended June 30, 2016 increased by $2,866,175, or 66.5%, to $7,177,345 compared to $4,311,170 in the comparable period in 2015. AOC Key Solutions’ net income for the six-month period ended June 30, 2016 increased by $836,767 to $813,128 compared to a net loss of $23,639 for the comparable period in 2015. As a result, AOC Key Solutions’ comparable period net income margin increased from a loss of 0.5% in 2015 to a gain of 11.3% in 2016.

This Offering

Securities offered

Minimum of 300,000 Units with each Unit consisting of one share of our Series A Preferred Stock and one warrant to purchase 0.25 share of our common stock (and the shares of common stock issuable from time to time upon the conversion of the Series A Preferred Stock or the exercise of the warrants).

Maximum of 3,000,000 Units with each Unit consisting of one share of our Series A Preferred Stock and one warrant to purchase 0.25 share of our common stock (and the shares of common stock issuable from time to time upon the conversion of the Series A Preferred Stock or the exercise of the warrants).

Preferred and common stock outstanding before the offering	5,000,000 shares of common stock No shares of Series A Preferred Stock

Preferred and common stock outstanding after the offering (1)	5,000,000 shares of common stock 300,000 shares of Series A Preferred Stock

Series A Preferred Stock Dividends

Generally, the Series A Preferred Stock is entitled to quarterly cash dividends of $0.175 (7% per annum) per share. For a minimum offering of 300,000 Units, we anticipate paying the quarterly cash dividends through existing assets and cash flow. For a maximum offering of 3,000,000 Units, we anticipate paying the quarterly cash dividends through cash flow and potential business growth from acquired entities.

We do not expect to pay dividends on our common stock in the foreseeable future. We anticipate that future earnings generated from operations, if any, will be retained to develop and expand our business. Our ability to pay dividends on our common stock is restricted by the terms of our Series A Preferred Stock, which require us to pay full cumulative dividends on the Series A Preferred Stock before making any dividend payment on our common stock.

Series A Preferred Stock Liquidation Preference	The Liquidation Preference on shares of the Series A Preferred Stock is $10 per share (the “Issue Price”).

Conversion of Series A Preferred Stock

The Series A Preferred Stock is convertible by holders at any time after the third anniversary of the Qualification Date into shares of our common stock. Upon conversion, each share of Series A Preferred Stock can be converted into such number of shares of common stock as is determined by dividing (i) the sum of (x) Issue Price ($10.00 per share) (as adjusted for stock splits, stock dividends, reclassifications and the like) plus (y) the amount of any accrued but unpaid dividends on such shares being converted, if any, whether or not declared, to and including the date immediately prior to such date of conversion, by (ii) the conversion price equal to (x) $14.00 per share from         , 2019 to         , 2020 or (y) $15.00 per share from and after         , 2020.

The Series A Preferred Stock will automatically be converted at the then effective conversion price (i) immediately prior to the closing of the sale of our common stock in a firm commitment underwritten public offering pursuant to an effective registration statement (A) which results in aggregate cash proceeds to the Company of not less than $30,000,000 (net of underwriting discounts and commissions), (B) is made at an offering price per share of at least the then applicable Series A Preferred Stock conversion price (as adjusted) and (C) following such offering, the common stock is listed for trading on a national securities exchange, and (ii) on the date specified by written consent or agreement of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock (a “Qualified IPO”). If the closing of a Qualified IPO occurs prior to            , 2019, the conversion price per share shall be (i) $11 per share from             , 2016 to            , 2017; (ii) $12 per share from            , 2017 to            , 2018; and (iii) $13 per share from            , 2018 to            , 2019.

Redemption of Series A Preferred Stock

At any time following the third anniversary of the issuance of the Series A Preferred Stock, the Company may redeem all or any portion of the then outstanding Series A Preferred Stock for a redemption price equal to either (a) (i) $14.00 per share from         , 2019 to         , 2020 or (ii) $15.00 per share from and after        , 2020 plus (b) the amount of any accrued but unpaid dividends thereon, if any, whether or not declared, to and including the date immediately prior to such date of redemption.

At any time after five years (sixtieth month) after the Qualification Date, each holder of the Series A Preferred Stock will have the right to require the Company to redeem all, but not less than all, of such holder’s Series A Preferred Stock for a redemption price of $15.00 per share plus the amount of any accrued but unpaid dividends thereon, if any, whether or not declared, to and including the date immediately prior to such date of redemption.

Warrant Exercise Period	The warrants are immediately exercisable upon issuance, and have an expiration date seven years (eighty-four months) after the Qualification Date.

Warrant Exercise Price	The warrants have an exercise price equal to $2.00 per share.

Use of proceeds	The net proceeds of this offering will be used primarily to fund the Company’s organic growth and strategic acquisition of, and investments in, government contract service providers and government contractors with the balance being used for general corporate purposes.

Risk factors	Investing in Units involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this offering circular.

Market Listing or Quotation	There is currently no trading market for our Units, preferred stock, common stock, or warrants. After qualification, we intend to apply for our Units, preferred stock, common stock and/or warrants to be eligible for quotation on either the OTCQX or OTCQB. However, there is no guarantee that any or all of these securities will be quoted, or that a market will develop.

(1)	Assumes the sale of the Minimum Offering Amount of 300,000 Units and no exercise of any Unit warrants.

RISK FACTORS

An investment in Units involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this offering circular, before purchasing Units in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our preferred stock and/or common stock could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to our Business and Industry

We are a holding company; have no direct operations and depend in large part on funding from our subsidiaries.

KeyStone Solutions, Inc. was formed in March 2016 as a holding company. It has no current business operations of its own. Until we have either formed or acquired other companies, our only significant assets are our cash and equity interest in our principal operating subsidiary, AOC Key Solutions. As a result, we rely on funding from AOC Key Solutions to meet our obligations. If AOC Key Solutions needs to retain its funds to meet its financial obligations or experiences other restrictions on its ability to fund us, that may limit our access to funds and restrict our ability to meet our dividend, redemption and liquidation obligations in respect of our Series A Preferred Stock and to pursue our acquisition strategy or other strategic objectives.

We face aggressive competition that can impact our ability to obtain contracts and therefore affect our future revenues and growth prospects.

Our business is highly competitive, and we compete with larger companies that have greater name recognition and financial resources, as well as many independent sole-proprietors who sell themselves as business development experts.

The markets in which we operate are characterized by rapidly changing technology, and the needs of our clients change and evolve regularly. Accordingly, our success depends on our ability to develop services and solutions that address these changing needs of our government contractor clients, and to provide people and technology needed to deliver these services and solutions. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our clients. Our competitors may be able to provide our clients with different or greater capabilities or technologies or better contract terms than we can provide, including technical qualifications, past contract experience, geographic presence, price and the availability of qualified professional personnel. Additionally, we anticipate that larger or new competitors or alliances among competitors may emerge which may adversely affect our ability to compete for new contracts.

The U.S. government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

Our industry has experienced, and we expect it will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies and recovery of costs, among other items. U.S. government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest, deterrence of fraud, and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. government agencies, such as increased usage of fixed-price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors and the business development services we provide. Any of these changes could impair our ability to obtain new support contracts or renew our existing contracts when those contracts are recompeted. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues, profitability and prospects, or alternatively may reduce the need for government contractors to acquire our services.

Technology improvements and disruptions could diminish the need for our traditional services.

Based on recent technological developments, the market for consultants has diminished and may continue to diminish. Some companies are beginning to use the World Wide Web to advertise for different services, including experts for sale, anonymous authors to complete certain proposal sections for an “introductory fee,” and even buying entire proposals on-line, sometimes from overseas vendors. The market trend seems to be that these competitors are offering similar types of services at extremely low prices. This trend towards utilization of unknown and unproven companies advertising traditional consulting services may diminish the demand for our services, which may adversely affect our revenues, results of operations and financial condition.

The spending cuts imposed by the Budget Control Act of 2011 (“BCA”) could impact our operating results and profit.

The U.S. government continues to focus on developing and implementing spending, tax, and other initiatives to stimulate the economy, create jobs, and reduce the deficit. One of these initiatives, the BCA, imposed constraints around U.S. government spending. In an attempt to balance decisions regarding defense, homeland security, and other federal spending priorities, the BCA imposed spending caps that contain approximately $487 billion in reductions to the Department of Defense base budgets over a seven year period (to 2021). Additionally, the BCA triggered an automatic sequestration process, effective March 1, 2013, that would have reduced planned defense spending by an additional $500 billion over a nine-year period that began in the U.S. government’s 2013 fiscal year.

On November 2, 2015, the President signed into law the Bipartisan Budget Act of 2015 (“BBA 2015”). BBA 2015 raises the limit on the U.S. government’s debt until March 2017 and raises the sequester caps imposed by the BCA by $80 billion, split equally between defense and non-defense spending over the next two years ($50 billion in the U.S. government’s 2016 fiscal year and $30 billion in the U.S. government’s 2017 fiscal year). On December 18, 2015, the President signed into law the Consolidated Appropriations Act of 2016, funding the government through September 30, 2016 and on February 9, 2016, the President submitted a budget proposal for the U.S. government’s 2017 fiscal year, consistent with BBA 2015 funding levels. BBA 2015 includes discretionary funding for Department of Defense of approximately $580 billion in the U.S. government’s 2016 fiscal year and $583 billion in the U.S. government’s 2017 fiscal year. This funding includes a base budget for the Department of Defense of approximately $521 billion in the U.S. government’s 2016 fiscal year and $524 billion in the U.S. government’s 2017 fiscal year. BBA 2015 also provides approximately $59 billion for Department of Defense Overseas Contingency Operations (OCO) spending in each of the U.S. government’s 2016 and 2017 fiscal years.

The Bipartisan Budget Act of 2013 (“BBA 2013”) passed by Congress in December 2013 alleviated some budget cuts that would have otherwise been instituted through sequestration in the U.S. government’s 2014 and 2015 fiscal years. While BBA 2013 and BBA 2015 (collectively, the “Bipartisan Budget Acts”), taken together, increased discretionary spending limits through the U.S. government’s 2017 fiscal year, the Bipartisan Budget Acts retained sequestration cuts for the U.S. government’s 2018 through 2021 fiscal years, including the across-the-board spending reduction methodology provided for in the BCA. As a result, there remains uncertainty regarding how, or if, sequestration cuts will be applied in the U.S. government’s 2018 fiscal year and beyond. Department of Defense and other agencies may have significantly less flexibility in how to apply budget cuts in future years. While the defense budget sustained the largest single reductions under the BCA, other civil agencies and programs have also been impacted by significant spending reductions. In light of the BCA and deficit reduction pressures, and the upcoming change in administrations, it is likely that discretionary spending by the U.S. government will remain constrained for a number of years. Additionally, if an annual appropriations bill is not enacted for the U.S. government’s 2017 fiscal year or beyond, the U.S. government may operate under a continuing resolution, abating RFP processes, restricting new contract or program starts and government slowdowns, or even shutdowns, could arise. We anticipate there will continue to be significant debate within the U.S. government over defense spending throughout the budget appropriations process for the U.S. government’s 2017 fiscal year and beyond. The outcome of these debates could have long-term consequences for our industry and Company.

Since we generate most of our revenues from clients that bid on contracts with U.S. government agencies, our operating results could be adversely affected by spending caps or changes in the budgetary priorities of the U.S. government, as well as by delays in RFP processes, program starts or the award of contracts or task orders under contracts.

Continued or increased market consolidations by large and small contractors.

Last year witnessed a variety of transactions impacting our client base: CACI acquired L-3’s National Security Solutions business unit for $550 million; Harris Corporation acquired Exelis, Inc. for $4.7 billion; Science Applications International Corporation (“SAIC”) acquired Scitor Corporation from Leonard Green Partners for $790 million; The Carlyle Group acquired Novetta Solutions from Arlington Capital; and Computer Sciences Corporation (“CSC”) split its public sector business from its commercial and international business (the public sector business then merged with SRA International to form CSRA, Inc. the largest professional services firm to the U.S. government). This consolidation of our client base could lead to less demand for our services.

Due to the competitive process to obtain contracts and an increase in bid protests, we may be unable to achieve or sustain revenue growth and profitability.

We expect that a majority of the business that we seek in the foreseeable future will be under service agreements awarded to our clients through a competitive bidding process, including Indefinite Delivery/Indefinite Quantity (“ID/IQ”) contracts. The U.S. government has increasingly relied on contracts that are subject to a competitive bidding process, which has resulted in greater competition and increased pricing pressure. As a result, there is a tendency for it to place undue emphasis on low price over technical merit when selecting contractors. This in turn can result in the U.S. government contracts market attracting extremely low-priced competitors who see certain consulting products and services as mere “commodities” and price accordingly. Government contractors may decide that they can prepare their bid responses with internal resources and not engage outside organizations to assist this process.

The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to our clients, and therefore puts our reputation at risk and may affect our future contracts with these clients, or that may be awarded but for which our customers do not receive meaningful task orders which might make them less likely to bid for additional task orders. For support contracts awarded to us, we also face the risk of inaccurately estimating the resources and costs that will be required to fulfill these engagements, which also could impact our reputation and the likelihood of getting additional engagements for capture and proposal support.

Our business is directly tied to the success of our government contracting clients, which are increasingly reliant on ID/IQ contracts. ID/IQ contracts are not firm orders for services, and we may generate limited or no revenue from these contracts which could adversely affect our operating performance.

ID/IQ contracts are typically awarded to multiple contractors, and the award of an ID/IQ contract does not represent a firm order for services. Generally, under an ID/IQ contract, the government is not obligated to order a minimum of services or supplies from its contractor, irrespective of the total estimated contract value. In effect, an ID/IQ award acts as a “hunting license,” permitting a contractor to bid on task orders issued under the ID/IQ contract, but not guaranteeing the award of individual task orders. Following an award under a multi-award ID/IQ program, the customer develops requirements for task orders that are competitively bid against all of the contract awardees. However, many contracts also permit the U.S. government to direct work to a specific contractor. Our clients may not win new task orders under these contracts for various reasons, including price, past performance and responsiveness, among others. We support our government contractor clients both when they compete to get the umbrella ID/IQ contract and subsequently when we help the winners of those contracts compete for individual tasks. The proposals for both of these stages can be relatively brief and require quick turn-arounds, thus potentially reducing some opportunities to be awarded significant turn-key engagements. While it is possible that the increased importance of winning the umbrella ID/IQ contract will prompt clients to hire outside firms to prepare their proposals, it is also likely that government contractors will decide to prepare ID/IQ proposals without the assistance from outside experts.

Increased reliance on task order responses as the preferred method of proposal submission may significantly and adversely affect our future revenues, cash flow and financial results.

The U.S. government sometimes makes use of abbreviated (miniature) submissions to a solicitation by requiring a task order response rather than a full proposal, especially for ID/IQ contracts. Task Order Responses (TORs) as a rule tend to be relatively brief and have a short response period (often 10 days). These reduced page counts and shorter response times reduce the need for our traditional services, and if TORs become more of a standard for the U.S. government, this could adversely impact our operations, cash flow and financial results.

Our business could be negatively impacted by cyber and other security threats or disruptions.

We face various cyber and other security threats, including attempts to gain unauthorized access to sensitive information and networks; insider threats; threats to the safety of our directors, officers and employees; threats to the security of our facilities and infrastructure; and threats from terrorist acts or other acts of aggression. Our clients and partners (including subcontractors and joint ventures) face similar threats. Although we utilize various procedures and controls to monitor and mitigate the risk of these threats, there can be no assurance that these procedures and controls will be sufficient. These threats could lead to losses of sensitive information or capabilities, harm to personnel, infrastructure or products, and/or damage to our reputation as well as our partners’ ability to perform.

Cyber threats are evolving and include, but are not limited to, malicious software, destructive malware, attempts to gain unauthorized access to data, disruption or denial of service attacks, and other electronic security breaches that could lead to disruptions in mission critical systems, unauthorized release of confidential, personal or otherwise protected information (ours or that of our employees, customers or partners), and corruption of data, networks or systems. In addition, we could be impacted by cyber threats or other disruptions or vulnerabilities found in products we use or in our partners’ or customers’ systems that are used in connection with our business. These threats, if not prevented or effectively mitigated, could damage our reputation, require remedial actions and lead to loss of business, regulatory actions, potential liability and financial losses.

We provide services to various customers (commercial and occasionally government) who also face cyber threats. Our services may themselves be subject to cyber threats and/or they may not be able to detect or deter threats, or effectively to mitigate resulting losses. These losses could adversely affect our customers and our Company.

The impact of these factors is difficult to predict, but one or more of them could result in the loss of information or capabilities, harm to individuals or property, damage to our reputation, loss of business, regulatory actions and potential liability, any one of which could have a material adverse effect on our financial position, results of operations and/or cash flows.

Although we have identified general criteria and guidelines that we believe are important in evaluating prospective target businesses for merger or acquisition, we may enter into a potential business combination with a target that does not meet such criteria and guidelines, and as a result, the target business with which we enter into a potential business combination may not have attributes entirely consistent with our general criteria and guidelines.

Although we have identified general criteria and guidelines for evaluating prospective target businesses for merger or acquisition, it is possible that a target business with which we enter into a potential business combination will not have all of these positive attributes. If we complete a potential business combination with a target that does not meet some or all of these guidelines, such combination may not be as successful as a combination with a business that does meet all of our general criteria and guidelines.

Resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

We anticipate that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide not to complete a potential business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, we may fail to complete a potential business combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

We may seek investment opportunities in industries outside of our management’s area of expertise.

We intend to focus on target businesses in industries that complement our management team’s backgrounds including consulting for the procurement of government contracts. However, we may also pursue acquisition opportunities in other markets. Although our management will endeavor to evaluate the risks inherent in any particular business combination candidate, we cannot assure you that we will adequately ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our Units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a business combination candidate.

Our strategy of growth through acquisitions could harm our business.

It is our intent to continue to grow through strategic acquisitions. Successful integration of newly acquired target companies may place a significant burden on our management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration processes could harm our business, financial condition and operating results. In addition, we may be unable to execute our acquisition strategy, resulting in under-utilized resources and a failure to achieve anticipated growth. Our operating results and financial condition will be adversely affected if we are unable to achieve, or achieve on a timely basis, cost savings or revenue opportunities from any future acquisitions, or incur unforeseen costs and expenses or experience unexpected operating difficulties from the integration of acquired businesses.

Our ability to successfully effect a potential business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following a potential business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

Our ability to successfully effect business combinations is dependent upon the efforts of our key personnel. The role of our key personnel in the target business, however, cannot presently be ascertained. Although some of our key personnel may remain with the target business in senior management or advisory positions following our business combination, it is likely that some or all of the management of the target business will remain in place. While we intend to closely scrutinize any individuals we engage after our business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements and take time away from oversight of our operations.

We may have a limited ability to assess the management of a prospective target business and, as a result, may effect a potential business combination with a target business whose management may not have the skills, qualifications or abilities to manage a growing company.

When evaluating the desirability of effecting a potential business combination with a prospective target business, our ability to assess the target business’s management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we suspected. Should the target’s management not possess the skills, qualifications or abilities necessary to manage a growing company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. The officers and directors of an acquisition candidate may resign upon completion of a potential business combination. The departure of a potential business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business. The role of an acquisition candidate’s key personnel upon the completion of a potential business combination cannot be ascertained at this time.

We may issue additional common or preferred shares to complete business combinations or under an employee award plan after completion of business combinations, any one of which would dilute the interest of our stockholders and likely present other risks.

Our Certificate of Incorporation authorizes the issuance of up to 32,500,000 shares – 25,000,000 shares of common stock, par value $0.0001 per share, and 7,500,000 shares of preferred stock, par value $0.0001 per share. Immediately after this offering (assuming the Maximum Offering Amount is raised), there will be 16,091,270 authorized but unissued shares of common stock available for issuance, which amount takes into account shares reserved for issuance (a) upon conversion of outstanding Series A Preferred Stock, (b) upon the exercise of outstanding Unit Warrants and the warrant held by Avon Road, and (c) under the Company’s equity award plan. Immediately after this offering, there will be (x) if the Company receives subscriptions for the minimum number of shares available in the offering, 300,000 and (y) if the Company receives subscriptions for the maximum number of shares available in the offering 3,000,000 shares of preferred stock issued and outstanding. We may issue a substantial number of additional shares of common or preferred stock to complete a proposed business combination. The issuance of additional shares of common or preferred stock:

•	may significantly dilute the equity interest of investors in this offering;

•	may further subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•	could cause a change in control if a substantial number of common stock is issued, which could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices, if we are listed on an exchange, for our Units, preferred stock, common stock and/or warrants.

We may issue additional notes or other debt securities, or otherwise incur substantial additional debt, to complete a business combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

The anticipated cash needs of our business could change significantly as we pursue and complete business acquisitions, if our business plans change, if economic conditions change from those currently prevailing or from those now anticipated, or if other unexpected circumstances arise that may have a material effect on the cash flow or profitability of our business. If we require additional capital resources to grow our business, either internally or through acquisition, we may seek to secure debt financing. We may not be able to obtain financing arrangements in amounts or on terms acceptable to us in the future.

Although we have no commitments as of the date of this offering circular to issue any additional notes or other debt securities, or to otherwise incur additional outstanding debt, we may choose to incur substantial debt to complete a business combination. The incurrence of debt could have a variety of negative effects, including:

•	default and foreclosure on our assets if our operating revenues are insufficient to repay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our preferred stock and common stock;

•	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We may attempt to simultaneously complete business combinations with multiple prospective targets, which may hinder our ability to complete a business combination and give rise to increased costs and risks that could negatively impact our operations and profitability.

If we attempt to simultaneously acquire several businesses that are owned by different sellers, we may need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other business combinations. With multiple business combinations, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business. If we are unable to adequately address these risks, it could negatively impact the Company’s profitability and results of operations.

Risks Related to the Investment in our Securities

The ownership of our common stock is concentrated among existing executive officers and directors.

Upon the sale of all of the shares offered in this offering, our executive officers and directors will continue to own beneficially, in the aggregate, a vast majority of the outstanding shares of our common stock. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Certificate of Incorporation, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of the Company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Holders of our Series A Preferred Stock will have limited voting rights.

Except with respect to certain material changes in the terms of the Series A Preferred Stock and certain other matters and except as may be required by Delaware law, holders of Series A Preferred Stock will have no voting rights unless and until such Series A Preferred Stock is converted into our common stock. You will have no right to vote for any members of our Board of Directors unless and until such Series A Preferred Stock you hold is converted into our common stock.

Although we have five directors on our Board of Directors, only one is independent and four are our executive officers, and we may not be able to appoint additional qualified independent directors.

Currently, although we have five directors, we have only one independent director, Glen Goord, who joined our Board of Directors in March 2016 in connection with the formation of the Company. Although we do not currently intend to apply to have our Units or shares of preferred stock or common stock approved for trading on any trading market or securities exchange upon the completion of this offering, to have our stock listed on a securities exchange we will be required to have a majority of independent directors, but we may not be able to identify independent directors qualified to be on our board who are willing to serve. In the absence of a majority of independent directors, we would be prevented from listing our stock on any such exchange. In addition, the Board of Directors, which includes four of our executive officers, could establish policies and enter into transactions over the objections of the sole independent director. This could present the potential for a conflict of interest between us and our stockholders generally and the executive officers, stockholders or directors. The absence of more independent directors who could provide a more neutral point of view could jeopardize your interests. For example, in the absence of a compensation committee, or a nominating and governance committee, comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our officers, or recommendations for director nominees, respectively, may be made by existing members of the Board of Directors, who may have a direct or indirect interest in the outcome of those decisions.

Additionally, we do not currently have, nor are we currently required to have under the rules and regulations applicable to us, an audit committee or an audit committee financial expert, and therefore have not established independent oversight over our management and internal controls. Audit committees must be comprised of entirely independent members of the Board of Directors with a minimum of three members under the independence standards of the major securities exchanges. Therefore, we are exposed to the risk that material misstatements or omissions caused by errors or fraud with respect to our financial statements or other disclosures may occur and not be detected in a timely manner or at all. In the event there are deficiencies or weaknesses in our internal controls, we may misreport our financial results or lose significant amounts due to misstatements caused by errors or fraud. These misstatements or acts of fraud could also cause our company to lose value and investors to lose confidence in us.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, preferred stock or debt financing in the future, as a result of which our stockholders could suffer significant dilution. Your rights and the value of your investment in Units could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as are needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell could be sold into any market which develops, which could adversely affect the market price.

If our Series A Preferred Stock is converted into common stock, these converting stockholders will have significant voting power, and they will have the ability to exert substantial influence over matters requiring stockholder approval.

The Series A Preferred stockholders may convert their shares of Series A Preferred Stock at any time after the third anniversary of the Qualification Date into shares of our common stock. If all of our Series A Preferred Stock is converted into common stock (assuming the Maximum Offering Amount is raised), the shares issued upon this conversion will total approximately 24.1% of our outstanding common stock. Therefore, although these stockholders may not acquire majority control upon conversion of their Series A Preferred Stock, if these distinct stockholders were to act together, they will have the ability to exert substantial influence over all matters requiring approval of our stockholders, including the election and removal of directors, the approval of mergers or other business combinations, and other significant corporate actions. This ability to influence the Company’s affairs might be disadvantageous to our other stockholders.

Provisions in our Certificate of Incorporation and Bylaws and Delaware law could delay or discourage a takeover and could adversely affect the price of our common stock.

Our Board of Directors has the authority to issue 7,500,000 shares of preferred stock, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by holders of our common stock. If additional preferred stock is issued, the voting and other rights of the holders of our common stock may be subject to, and may be adversely affected by, the rights of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change of control of the Company that could have been at a premium price to our stockholders.

Certain provisions of our Certificate of Incorporation and Bylaws could discourage potential takeover attempts and make stockholders’ attempts to change management difficult. Our Board of Directors has the authority to impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions.

In addition, certain provisions of Delaware law could have the effect of delaying or preventing a change of control of the Company. Section 203 of the Delaware General Corporation Law, for example, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.

The cumulative feature of the Series A Preferred Stock will create obligations for the Company.

If any dividends payable with respect to the Series A Preferred Stock are not paid when due, the dividends will accrue, even in cases when the Company is financially unable to pay such dividends. As dividends in arrears accrue they can become a significant obligation to the Company which will accumulate and compound at the rate of seven percent (7%) per annum. Any accumulation of dividends can become a financial burden that the Company is obligated to pay in full. Such accumulations if not paid down on a regular basis can become an obligation that may delay or prevent the Company from using its cash to meet its obligations for operations, acquisitions by the Company and dividends on the Company’s common stock.

We do not expect to pay cash dividends on common stock in the foreseeable future.

We have not declared or paid cash or other dividends on our common stock and do not expect to pay cash dividends for the foreseeable future. Our ability to pay dividends on our common stock is also restricted by the terms of our Series A Preferred Stock which require us to pay full cumulative dividends on the Series A Preferred Stock before making any dividend payment on our common stock. Generally, the Series A Preferred Stock is entitled to quarterly dividends of $0.175 (7% per annum) per share. We currently intend to retain all future earnings for use in the operation of our business and to fund future growth. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors.

There currently is no public trading market for our securities and an active market may not develop or, if developed, be sustained. If a public trading market does not develop, you may not be able to sell any of your securities.

There is currently no public trading market for our common stock, our preferred stock or our warrants, and an active market may not develop or be sustained. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your securities at any price. Even if a public market does develop, the market price could decline below the amount you paid for your securities.

USE OF PROCEEDS

We estimate the net proceeds from the sale of Units by us in this offering, excluding the proceeds, if any, from the exercise of the warrants, after deducting the placement agent fees and estimated offering expenses payable by us, will be approximately $2,315,000 for the minimum offering or $27,076,600 for the maximum offering. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. We intend to use the net proceeds from the sale of the Units offered by us in this offering to fund the Company’s organic growth and strategic acquisition of, and investments in, government contract service providers and government contractors, and for general corporate purposes. We intend for any such acquisitions to become 100% wholly owned subsidiaries of KeyStone Solutions. We do not anticipate our ownership in any particular acquisition to be less than 80%. The Company does not believe that its acquisition strategy will cause it to become an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”) nor does it intend to become one.

Accordingly, although our expected use of proceeds is based on reasonable estimates, it is subject to change as the Company’s opportunities for acquisitions and operational expenses change from time-to-time. Set forth below is a table showing the estimated sources and uses of the proceeds from this offering.

	Minimum Offering		Maximum Offering
	Amount	Percentage	Amount	Percentage
Gross Proceeds	$3,000,000	100.0%	$30,000,000	100.0%
Underwriting Discounts & Commissions (1)	180,000	6.0%	1,800,000	6.0%
Estimated Offering Expenses (2)	490,000	16.3%	1,057,000	3.7%

Net Proceeds	$2,330,000	77.7%	$27,143,000	90.5%

Strategic acquisition of government contract service providers and government contractors	$1,758,000	58.6%	$24,376,600	81.5%

General corporate purposes	572,000	19.1%	2,700,000	9.0%

Total Use of Net Proceeds	$3,000,000	100.0%	$30,000,000	100.0%

(1)	The underwriting commission represents 6.0% of the gross proceeds for Units sold in the offering.
(2)	Includes (i) underwriters’ allowable accountable expense allocation of 1.0% of the gross proceeds of Units sold in the offering, which is $30,000 and $300,000 for the minimum and maximum offering amounts, respectively, and which amount includes the fee paid to Folio Investments, Inc. (“Folio”) which is calculated based on fifty basis points (50 bps) of the dollar value of the Units issued in the offering, which is $15,000 and $150,000 for the minimum and maximum offering amounts, respectively, and which does not include any amount separately payable to Folio as a reallowance on commissions if Folio participates in the offering as a Dealer in the sale of the Units, (ii) non-accountable expense allowance of 1.0% of the gross proceeds of Units sold in the offering, which is $30,000 and $300,000 for the minimum and maximum offering amounts, respectively, and (iii) other expenses of the offering estimated to be $430,000 and $457,000 for the minimum and maximum offering amounts. See “Plan of Distribution.”

Since this is a best efforts offering, if we are only able to sell $3,000,000, the minimum offering amount required to be raised in order to continue with the offering, we expect to use the net proceeds from the sale to fund the Company’s strategic acquisition of, and investments in, government contract service providers and government contractors, and for general corporate purposes. To the extent that we sell more than 300,000 Units, the additional net proceeds will be used primarily to fund the Company’s strategic acquisition of, and investments in, government contract service providers and government contractors, with the remainder being used for general corporate purposes. These general corporate purposes may include capital expenditures and additions to working capital.

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

BUSINESS

General

The Company was formed in March 2016 as a holding company for the purpose of creating or acquiring professional services companies that provide support to the government contracting (GovCon) industry. We formed the Company through a corporate reorganization of AOC Key Solutions, which, as a result, became a wholly owned subsidiary of the Company. We believe this structure will allow the Company to make acquisitions and raise capital in a more efficient manner.

The operations of the Company are currently conducted by and through its wholly owned subsidiary, AOC Key Solutions. AOC Key Solutions is an established business development and consulting firm that assists government contractors in winning government contracts. It also helps commercially focused firms gain entry into the government contracting market for the first time. Since commencing operations in 1983, AOC Key Solutions has assisted clients in winning over approximately $150 billion of government contract awards.

AOC Key Solutions was a division of American Operations Corporation before being spun off in 2008 and has been profitable since becoming an independent company in 2008.

The Company identifies winnable government contracts for clients and provides teaming support to help its clients identify qualified teaming opportunities from the Company’s large database of government contractors. Next, AOC Key Solutions helps its clients develop the strategy and plan to win contracts, implement and execute their strategy and plan, and prepare a compliant, compelling and winning proposal document. For more than 30 years AOC Key Solutions has provided market intelligence, proposal, capture, advisory and teaming support and other important services to Fortune 50 companies and small businesses alike. Since the 2008 spin-off, AOC Key Solutions’ cumulative client awards have exceeded $72 billion. For the year ended December 31, 2015, AOC Key Solutions generated over $9.6 million of revenue and net income of approximately $422,000. For the six-month period ended June 30, 2016, AOC Key Solutions’ revenues were $7,177,345 as compared to $4,311,170 for the same period in 2015.

We seek to improve how the federal government and government contractors operate. For the former, KeyStone works to increase the efficiency and effectiveness of government on behalf of the taxpayer. For the latter, KeyStone assists companies who are in, or seek to enter, the lucrative government contracting market. KeyStone helps contractors seeking to achieve two types of results: positive societal contributions; and success measured by our clients’ profits and return on investment.

Members of KeyStone’s management team have extensive experience in the government contracting sector and collective breadth of experience managing organic growth as well as growth through acquisitions and integration. In connection with the formation of the Company as a platform for expansion in the GovCon sector, Robert A. Berman joined the Company as Chief Executive Officer and became an investor in the Company. See “Interest of Management and Others in Certain Transactions.” Prior to investing in the Company, Mr. Berman executed a successful growth acquisition strategy by building a $6 million in annual revenue, 50-employee hospitality company into the hospitality sector’s premiere service provider. In just three years, the hospitality company grew by more than 3,000 employees and $280 million in revenues with offices around the globe by acquiring well-run synergistic companies. In addition to successfully operating and growing businesses through acquisitions, Mr. Berman has extensive capital market experience in both the public and private sectors. Mr. James McCarthy is the Company’s Chairman and his career spans over 30 years of marketing strategy creation, proposal development, and oral presentation coaching to contractors seeking to expand their market shares or to enter the government contracts market sector. Dr. Richard Nathan, our Chief Operating Officer, President and Member of the Board, brings over 45 years of corporate management, program management, and business and proposal development experience. He has led large management and operation contracts valued at more than a billion dollars and managed service and technical contracts for DOE, DoD, DHS, NASA, EPA, and state government. We believe that the combined expertise of Mr. Berman, Mr. McCarthy and Dr. Nathan will help to identify and evaluate key strategic acquisitions as we pursue our growth strategy.

KeyStone’s strategy includes diversifying its services offering within the market it knows well gaining a critical mass of sustainable revenues. We intend to use the net proceeds of this offering to fund organic growth and to add both vertical and horizontal capabilities by acquiring GovCon service providers through a disciplined acquisition strategy. We intend to foster communication and knowledge transfer by constructing a “bridge” across which efficiencies and best practices will be shared between the private sector and government, benefiting government, industry and the taxpayer.

Our Mission Statement

Through acquisitions and integration, KeyStone intends to provide a “one-stop,” full suite of services and products to the Government Contracting Market, making us a cohesive force in an extremely fragmented industry. KeyStone will diversify its services within the market it knows well in an effort to gain a critical mass of sustainable revenues.

Background

On March 15, 2016, the Company entered into a merger agreement (the “Merger Agreement”) with KCS Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, and AOC Key Solutions. Pursuant to the Merger Agreement, on March 15, 2016, Merger Sub was merged with and into AOC Key Solutions, with AOC Key Solutions becoming a wholly owned subsidiary of the Company.

Our Process

AOC Key Solutions works with clients across nearly all federal agencies and market sectors, and specializes in information technology, defense and homeland security, healthcare, energy and environment, infrastructure support services, design/build, and new and emerging markets. Our full service business development process is shown below.

Distinctive Characteristics

The United States Government purchases between $450 billion and $500 billion in products and services each year from the private sector, making it the single largest customer on the planet. As policy evolves, KeyStone evolves with government keeping itself and its clients ahead of the curve.

The following characteristics have contributed to our success and, we believe will have a material and positive impact on the growth anticipated from KeyStone’s strategy:

Win Record. Each year we list, in our Billion Dollar Club, the major contract awards that we have helped our clients to win. Our 2015 members are shown below. From 2011 through 2015 we provided support to our clients for over 175 winning bids. During this period, we averaged $9 billion annually in government contract award wins for our clients. Our clients compensated us on a time and materials basis for our services. We do not provide additional services after a contract has been awarded.

2015 Billion Dollar Club

AOC Key Solutions, Inc. is proud to have played a part in the following large program awards for our clients in CY2015

Single Award Contracts

AWARDS ANNOUNCED BY THE GOVERNMENT CUSTOMER	MULTI-YEAR CONTRACT VALUE $ MILLIONS
U.S. Army Tank-Automotive and Armaments Command (TACOM) Joint Light Tactical Vehicle (JLTV) Family of Vehicles Production, *Oshkosh Defense*	$9,500
Government of Canada Management and Operation of the Canadian Nuclear Laboratories (CNL), *Canadian National Energy Alliance (CNEA)*	$5,200
General Services Administration (GSA) Federal Systems Integration and Management Center (FEDSIM) Global Threat Mitigation Program Task Order Award, One Acquisition for Solution for Integrated Services (OASIS) Vehicle, *Booz Allen Hamilton*	$937
GSA/Department of Defense (DoD) Support to the Program Executive Office (PEO) Defense Healthcare Management Systems (DHMS) and Aligned Program Offices, *Booz Allen Hamilton*	$198
Health and Human Services (HHS) Centers for Medicare and Medicaid Services (CMS) Chronic Condition Warehouse (CCW) Contract, *NewWave-GDIT, LLC*	$175
Department of Homeland Security (DHS) Federal Emergency Management Agency (FEMA) Hazard Mitigation Technical Assistance Program (HMTAP) Support Contract, *Booz Allen Hamilton*	$150
Department of Labor Operation of the Earle C. Clements Job Corps Center, *Career Systems Development Corporation*	$137
Confidential Agency Multiple Task Award Awards on Classified IDIQ Vehicle, *Booz Allen Hamilton*	Confidential
Federal Energy Regulatory Commission (FERC) Information Technology Support Services (ITSS), *SRA International*	$85
Confidential Agency Unity, *NJVC*	$80
Department of Labor Operation Support Services, *TekPro Services, LLC*	$76.9
Department of Labor Operation of the San Jose Job Corps Center, *Career Systems Development Corporation*	$74
Department of State Physical Security Information Management, *Communications Resource, Inc.*	$73
Department of Agriculture Biofuel Infrastructure Partnership Grant Program, *Multiple State Governments*	$62.8
Department of Justice Office of Justice Programs Peer Review Services, *BETAH Associates, Inc.*	$50
U.S. Air Force Professional, Technical, and Administrative Support Services to the Global Hawk Program Office, Air Force Life Cycle Management Center, *Whitney, Bradley & Brown, Inc. (WBB)*	$29
Department of Labor Employment and Training Administration Change Management Quality Assurance Quality Control Services, *NetLogic Zolon, LLC*	$25
HHS Food and Drug Administration (FDA) Safety Reporting Portal, *DSFederal, Inc.*	$20
Defense Logistics Agency Energy Utilities Privatization, Arlington National Cemetery, *Dominion*	$10.5
Department of Labor Job Corps Student Training Support, *Ashlin Management Group*	$10
Single Award Subtotal	**$16,890**

*Multiple Award IDIQ Contracts**

Defense Information Systems Agency Global Network Services (GNS) Umbrella, *Level 3 Communications*	$537.5
U.S. Army Utility Monitoring & Control Systems, *Siemens Government Technologies*	$192
Defense Intelligence Agency Enhanced Solutions for the Information Technology Enterprise (E-SITE), *BAE Systems*	$120
U.S. Army Corps of Engineers Energy Saving Performance Contracts III (ESPC III), *Honeywell*	$75
U.S. Army Enterprise Information Technology Services (EITS) in Support of the U.S. Army Program Executive Office for Enterprise Information Systems (PEO-EIS), *Octo Consulting Group*	$62.5
U.S. Army Enterprise Information Technical Services, *Strategy and Management Services (SAMS)*	$62.3
Multiple Award Subtotal	**$1,050**
Total Awards Announced in 2015	**$17,900**

**Multiple Award IDIQ contract value calculated by dividing total contract ceiling by number of awardees*

Ability to Provide Value to the Influx of Small Businesses. Recent data suggest that the Small Business Administration helps to start approximately 14,200 small businesses per year. We believe that a number of these new entities intend to enter the GovCon sector and may be potential KeyStone clients. We have a toolbox of services and products tailored to help new businesses gain entry into this lucrative market.

Access to Government and Industry Decision-Makers. We support our clients in seeking work from a majority of federal agencies. We know well the executive and working-level staff at all of our government contractor clients, and they are aware of the value of our services. As a result, we have key market intelligence that allows us to recommend teaming arrangements that have strategic value and are designed to increase the likelihood of our client winning a contract.

Government Contracting Weekly. This is a TV show we produced and are transitioning to the Internet to broaden its exposure. This show was previously broadcast for several years on CBS in Washington, DC and continues to open doors to us. Government Contracting Weekly also provides an open and transparent forum to discuss the many issues relevant to both the government and contractors.

Expertise and Depth of Resources. We employ over 25 in-house proposal development specialists backed by approximately 300 contract technical and management subject matter experts. Many of our employees maintain federal security clearances up to and including Top Secret.

Client Base of World Class Companies. Our client base has grown to over 450 companies, ranging from Fortune 50 firms to small and minority-owned businesses and start-ups. Over the Company’s 33-year history, we have supported a majority of the top-100 federal contractors, based on revenue.

Client Base Continues to Expand. Even with the size of our client base, the total number of contractors registered in the government’s System for Acquisition Management (SAM) exceeds 413,000, the majority of whom we do not currently serve.

Successful Long-Term Performance is Due to Our Sound and Proven Business Model. We have been in business for over 33 years with continuity of management from the beginning. Our proprietary processes and tools have afforded us the opportunity to train the next generation of talent.

Dedication to Principle-Centered Winning (PCW). We create value for our clients by focusing on winning— but winning the right way, not just any way. PCW is a code of conduct, a set of ethical principles and rules; based on service, sacrifice where necessary, and always seeking to act in the interests of our clients. We also seek to act in the best interests of the Federal Government. In part, this is because we are selective about who we take on as clients – only those companies which we believe will be able to successfully perform to government requirements. Thus, we play the important role of providing the right capabilities and the right price to the government entity with which our client is contracting.

State-of-the-Art Proposal Facility. For those clients who prefer an off-site proposal venue, we have a modern, secure and well-equipped proposal facility capable of simultaneously hosting multiple client engagements.

Our Network of Strategic Relationships. To increase our access to senior executives in government and industry, we have created a wide network of strategic relationships with organizations that include the George Washington University, Virginia Science and Technology Campus, Technology Accelerator, George Mason University Procurement and Technical Assistance Center, Arbinger Institute, Coalition for Government Procurement and the Veterans Institute for Procurement. It is through these relationships that we are able to:

•	Keep our finger on the pulse of the GovCon market

•	Secure meetings for our clients that may be denied to outsiders

•	Continuously refresh our pool of prospective clients and subject matter experts

Our Services

We believe clients value our services for four primary reasons. First, we offer a full suite of services for GovCon industry best practices allowing our clients to outsource their non-core competencies and focus on performing their contracts more efficiently. Second, many companies cannot maintain a large support infrastructure in-house and find it more cost effective to outsource. Third, our proprietary tools help clients maintain a healthy pipeline. And fourth, our win record supports their top-line revenue growth.

Clients engage us for a variety of important reasons when they:

•	Identify a strategically important contract

•	Face an upcoming recompete of one or more of their foundational “bread and butter” contracts

•	Want to form and lead a team of companies to pursue a large, complex contract

•	Have special expertise and want to secure a spot on a team led by a prime contractor

•	Want to break into the GovCon market for the first time, or expand into a new line of business

•	Seek a footprint in a government agency for which they never before have worked

•	Need introductions to government decision-makers and senior executives from industry

•	Realize that their opportunity pipeline is empty, or filled with too many of the wrong kinds of targets

•	Know that their business development, capture and proposal processes are not working

•	Have a new technology or process they wish to bring to the market

•	Realize they are experiencing declines in market share, top-line revenues, or bottom-line profits

•	Face formidable competition and are unaware of how best to proceed

•	Have selected a contract target, but have no compelling strategy to win

•	Lack differentiators that separate them from the pack of bidders

•	Have never produced a complex or large proposal

•	Are in the midst of a prolonged losing streak and must quickly turn the tide

•	Lack the capacity or bandwidth to provide the necessary resources to win

•	Produce proposals that are boring, dense, wordy, unattractive, and non-compliant with the government’s requirements

•	Have an internal champion who must deliver results, but lacks necessary support infrastructure

•	Lack a program manager or other key personnel to feature in their proposal

•	Win a contract but are unable to staff it with technically-skilled personnel or those with the required security clearances

•	Rely too heavily in their proposal on boilerplate and outdated or recycled material

•	Are about to grow out of their small business size standard or graduate from the SBA’s 8(a) program

•	Recognize a need for our industry leading best practices and our expertise in winning

•	Wish to make their company attractive to potential buyers or outside investors

The services we provide include:

•	Market Research. We monitor funds that the government spends on government contractors, the consumption of government spending by government contractors, and latest developments in the sector. We identify trends and emerging issues and track where congressionally appropriated funds eventually result in a program or procurement. We also keep tabs on contractors competing for government contracts, diagnose the health of the various segments within the overall GovCon market and advise clients on whether and how to best operate in those segments.

•	Identifying Funded and Winnable Contract Opportunities. We highlight opportunities that we consider to be most advantageous for our clients. Using various market research tools, we identify and screen the contract opportunity, estimate its potential dollar value, forecast its lifecycle schedule and timeline, research the type and extent of work to be performed, provide the names and contact information for government decision-makers and identify which companies might be best to participate with by forming and leading a team, or joining another team.

•	Managing Client Opportunity Pipelines. We install an infrastructure for our clients to track and manage the universe of opportunities available to them. We refresh a client’s opportunity pipeline and help them identify contracts that match their core competencies and which we believe have the highest probability of winning (“P-Win”) for them.

•	Assistance Making a Bid Decision. After assembling the requisite data, we help clients make informed decisions on which opportunities—among hundreds or even thousands of targets—to bid and spend scarce bid and proposal dollars on.

•	Assistance in the Early Phases of Business Development and Capture. In some cases, we take the lead in laying the groundwork for an ultimate win. In other cases, we may be advisors to the client’s pursuit team to bid a given contract opportunity. In either case, we set up meetings with government decision-makers, prepare the necessary capability statements and other documents and prep our clients to meet with the government to create a strong first impression.

•	Help Developing a Strategy to Win. To provide an overall strategy to win, we host a strategy session to develop certain tools and artifacts (e.g., SWOT analyses, Value Proposition, Opportunity Profile) that are necessary to win. At these sessions, we guide clients on how to address government’s needs, wants, and biases. We help craft win themes and discriminators for the eventual proposal, assemble an “Offer Design” that represents the value proposition to be carried forth to the proposal, conduct an analysis of our client’s strengths and vulnerabilities, offering suggestions on how to leverage the former, and mitigate the latter. We also evaluate the likely competition and provide our recommendations and input to the strategy. In short, we develop the concepts and action plans necessary to win.

•	Assembling Teams of Companies. If our client elects to be the prime contractor and lead a team, we identify compatible companies to join the team and increase their P-Win. If our client elects to support a team in the role as a subcontractor or teammate, we approach the market and work to convince prime contractors to work with our client. In all cases, we fill the role of matchmaker, by arranging meetings, establishing agendas, preparing necessary collateral material, and facilitating dialogue.

•	Leading or Contributing to Proposal Efforts. Our roles differ depending on circumstances. In some cases, we provide end-to-end support to plan, write, review, edit, produce, and publish the proposal document. In other cases, we provide a proposal manager or strategic advisor to help client personnel, including supplying one or more subject matter experts, proposal managers, technical writers, pricing experts, process coordinators, editors, quality control experts, graphic artists, and other personnel required to assemble a large, complex proposal.

•	Helping Staff the Contract. Before, during, or after the proposal effort, we identify and secure personnel to perform the contract. Our involvement could include everything from recruiting technical staff to locating the program manager or other key personnel.

•	Helping Launch the Contract. When requested by our clients, we lead and/or support the transition and phase-in of the contract from the predecessor contractor to our client. Types of activities include: pre-negotiation support, mobilization, logistics, employee on-boarding, the preparation of operations manuals, and audits and inspections.

Our Clients

KeyStone works with many highly-regarded government contractors, including start-ups, small and medium sized businesses, and large defense contractors and integrators. We have supported brand name firms such as Lockheed Martin, Northrop Grumman, Boeing, Raytheon, General Dynamics, Honeywell, BAE, Siemens, CSC, SAIC/Leidos, HP, CACI, AT&T, Booz Allen Hamilton, IBM, Oshkosh, Sodexo and others. Over the Company’s 33-year history, we have supported a majority of the top-100 federal contractors (by revenue). We provide our clients with quality value-added service through efficiencies of scale, productivity enhancements and expertise.

Our potential GovCon clients are the various levels of government and those companies that support them. They consist of two groups:

The Private Sector Group consists of those contractors and service companies that serve and support the various levels of Government. Contractors include firms that offer an array of important products and services. These are provided in the areas of national security, defense, homeland security, intelligence, information technology, energy, environment, healthcare, transportation, education, operations and maintenance, infrastructure, logistics, and others. Examples of service companies include law firms, accounting firms, banks and financial institutions, insurance companies, staffing and recruiting firms, media companies, market research, public relations houses, and all manner of consulting firms dedicated to supporting the taxpayer at every level of government.

The Public Sector Group is comprised of the government entities or agencies of the United States including those at the federal, state and municipal levels.

Business Development

In the GovCon market, business development is tailored and scaled to meet the opportunity and the players associated with that opportunity. Business development is primarily carried out by our team of full-time business developers. To promote our business, our officers and employees take leadership positions in key GovCon industry organizations including industry trade groups and associations, chambers of commerce, veterans organizations, and civic and community organizations. Our leadership routinely engages in writing blogs, newsletters, white papers and thought pieces and developing podcasts and webinars for the GovCon industry on various GovCon subjects. We further this educational and brand recognition process by offering seminars and training, participating on roundtables and presenting at industry conferences. We also use several technology platforms to monitor industry developments and identify targets of contract opportunity for our clients. Because of our breadth of industry contacts and relationships we frequently facilitate and help create teams of multiple companies to pursue targets of opportunity. On each occasion, we become accessible to potential new clients by brokering the relationships.

The GovCon Market Defined

The GovCon market is defined as:

“The economic system through which different companies compete with each other to sell their services or products to the Government.”

A government contractor is an organization — either for profit or non-profit — that produces goods or services under a contract for the government. The GovCon market functions at the intersection of government and private industry.

Size of GovCon Market—Leading Market Metrics

The GovCon market is massive. The US Federal Government is estimated to procure between $450 billion and $500 billion annually for products and services from the private sector — making it the world’s largest customer. KeyStone is positioned to become a leading provider of outsourced services to government contractors.

Government Contracting Sector Outlook

We believe the outlook for the GovCon sector for GFY 2016 (the federal government fiscal year starts on October 1 and ends on September 30) is promising. Congress has repealed sequestration and late last year a potential government shutdown was averted with pledges to avoid future disruptions. $88 billion of defense cuts from sequestration were restored. An omnibus-spending bill, ending the need for stopgap funding, was passed by Congress and signed into law. The government relaxed certain restrictions affecting spending ceilings and budget deficits, and a new House Speaker was elected, giving rise to hopes of stemming the partisan tide on the Hill. The shortage in the government’s acquisition workforce received attention accompanied by the recognition that training for government contracting personnel is a national priority.

Industry has also bounced back. The number of undercapitalized, unprofitable, and unstable companies was reduced—leaving a smaller, yet more robust contractor base. The volume and frequency of RFPs is increasing, outdated and ill-conceived programs have been eliminated in favor of higher priority programs and Low Price Technically Acceptable (LPTA) is more and more falling into disfavor.

We believe the following indicators suggest a restoration of normalcy in the market:

•	Industry sources have identified 20 high-profile federal opportunities for GFY 2016 valued at over $231 billion —an $11 billion increase in total contract value from GFY 2015. (Source: Deltek GovWin)

•	The top-10 civilian opportunities for GFY 2016 combine to create $171 billion total value of prime contract opportunities—more than triple the value in GFY 2015. (Source: Deltek GovWin)

•	In the arena of architecture, engineering, and construction contracts, estimates are as high as $10 billion in total contract value for GFY 2016. (Source: Deltek GovWin)

•	The total contract value of the GFY 2016 top-10-small set-aside opportunities is $31 billion – 48% more than that of the GFY 2015 top-10 set-aside opportunities combined value (Source: Deltek GovWin)

•	Each day, GSA’s Federal Business Opportunities (FBO), tracks 26,600 active federal contract opportunities (those released in the last 90 days) (Source: fbo.gov)

We believe that GovCon’s future appears bright. The following chart provides a recap of federal government spending, demonstrating the size and scope of the GovCon market.

Source: USAspending.gov

Our Growth Strategy

KeyStone intends to bring together in one platform many of the products, services, and expertise used by both the public and private sector groups in the GovCon market. Our intent is to set up a structure of “cross pollination” and “cross selling” among all companies throughout the platform. This gives us a strong marketing tool which we believe will help us achieve our vision. The net proceeds from this offering will enable KeyStone to pursue this strategy.

KeyStone intends to acquire companies that provide a wide range of complementary services as described below. KeyStone’s acquisition strategy is to buy well-run profitable businesses, like AOC Key Solutions, focusing on top-line revenues to achieve critical mass while concurrently leveraging our platform to create economies of scale and best practices. Our strategy targets companies that provide both vertical and horizontal integrated services. We intend for any such acquisitions to become 100% wholly owned subsidiaries of KeyStone Solutions. We do not anticipate our ownership in any particular acquisition to be less than 80%. The Company does not believe that its acquisition strategy will cause it to become an “investment company” under the 1940 Act, nor does it intend to become one.

A vertical is a company that provides products and services within the GovCon market that are compatible and synergistic, and supplement those currently provided by KeyStone. Through strategic acquisitions of verticals, our plan is to be the preeminent source for many of the services and products required to provide end-to-end support to government contractors.

GovCon verticals under consideration include companies engaged in staffing and recruiting, back office support services, information technology support, operations and contract performance, opportunity identification tracking and pipeline management services, teaming solutions, training and business development, price-to-win strategies, hardware and product offerings, traditional and social media services, M&A-related products and services, market research, specialized insurance, government executive recruiting, event planning and concierge services and logistics. We may consider investing in more than one company in any vertical category if it is a strategic fit.

A horizontal is a company that provides products and services that competes in whole or in part with AOC Key Solutions which operates in a highly-fragmented market. No single firm is dominant in the market and none has a large market share. As part of our growth strategy, we will seek to acquire firms that are qualified, meet our standards, and offer a supportable business case.

In the past the Company has been presented with numerous opportunities where a potential client has asked the Company to go at risk in some fashion in pursuit of a particular contract opportunity. In addition to our acquisition strategy, we may use a portion of the net proceeds from this offering to make strategic investments in targeted GovCon entities.

The likely recipients of any direct investments are high potential/high performing companies, primarily, but not exclusively, small businesses. Candidates could also include firms whose owners are executing a growth or exit strategy and are positioning themselves for an eventual liquidity event.

These types of investments may be deployed in certain sectors of the GovCon market including but not limited to: information technology; health care; national defense; homeland security; energy and the environment; maintenance and operation of government facilities and infrastructure; architecture, engineering, and construction; transportation; law enforcement; and new and emerging market sectors.

PROPERTIES

Our principal properties as of the date of this offering circular are set forth below:

Location	Square Feet	Principal Use	Ownership	Lease Expiration
14420 Albemarle Point Place Suite 200 Chantilly, VA 20152	18,587 (8,297 subleased)	Principal Office; Daily Operations	Lease	October 31, 2019 for lease and sublease

2030 Dickory Avenue Suite 202 New Orleans, LA 70123	746	Accounting Operations	Lease	May 31, 2018

We believe our existing facilities are adequate to meet our current needs and we can renew our existing leases or obtain alternate space on terms that would not have a material impact on our financial results.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

Summary Historical Financial Data

The following summary historical and pro forma financial data should be read in conjunction with: (a) “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) the AOC Key Solutions audited financial statements and accompanying notes for the years ended December 31, 2015 and 2014; (c) the AOC Key Solutions unaudited financial statements for the three-months and six-months ended June 30, 2016 and 2015; and (d) the KeyStone Solutions unaudited consolidated financial statements and accompanying notes for the period from March 15, 2016 (date of inception) to June 30, 2016. The summary financial data in this section are not intended to replace the respective financial statements and related notes included in the “Financial Statements” section of this offering circular.

As the Company was formed in March 2016, has no assets other than holding its shares in AOC Key Solutions and has had no operations since its formation other than those incidental to its formation and this proposed offering, no substantive information would be communicated to investors by including audited financials for KeyStone Solutions that is not otherwise provided by the AOC Key Solutions audited and interim financials and the pro forma financial information included herein.

The selected statements of income data for AOC Key Solutions for the years ended December 31, 2015 and 2014, and the selected balance sheets data as of December 31, 2015 and 2014, are derived from the AOC Key Solutions audited financial statements for the years ended December 31, 2015 and 2014, appearing in the “Financial Statements” section of this offering circular. The selected statements of income data for the three-months and six-months ended June 30, 2016 and 2015, and the selected balance sheets data as of June 30, 2016 and 2015, are derived from the AOC Key Solutions unaudited financial statements for the periods ended June 30, 2016 and 2015, appearing in the “Financial Statements” section of this offering circular.

The selected statements of income consolidated data for KeyStone Solutions for the period from March 15, 2016 (date of inception) to June 30, 2016, and the selected balance sheets data as of June 30, 2016 are derived from the KeyStone Solutions unaudited consolidated financial statements for the period from March 15, 2016 (date of inception) to June 30, 2016 appearing in the “Financial Statements” section of this offering circular.

The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this offering circular. Our historical results are not necessarily indicative of the results that may be expected in the future and the results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year.

	KeyStone Solutions Unaudited Consolidated March 15, 2016 (Date of Inception) to June 30, 2016	AOC Key Solutions Unaudited Six Month Ended June 30,		AOC Key Solutions Audited Year Ended December 31,
		2016	2015	2015	2014
Statements of Income Data:
Revenue	$4,377,095	$7,177,345	$4,311,170	$9,661,795	$11,519,457
Operating costs and expenses
Cost of revenue	2,491,176	3,955,119	2,361,872	5,281,484	6,396,617
Billable expenses	129,434	207,035	78,009	215,238	222,614
Selling, general, and administrative expenses	1,610,554	2,094,830	1,838,458	3,673,031	4,705,786
Depreciation and amortization	31,432	53,318	56,470	70,268	79,646

Total operating costs and expenses	4,262,596	6,310,302	4,334,809	9,240,021	11,404,663

Operating income	114,499	867,043	(23,639)	421,774	114,794
Other income (expenses)
Interest income	28	—	—	—	—
Interest expense	(13,065)	—	—	—	(16)

Total other (expenses)	(13,037)	—	—	—	(16)

Net income before taxes	101,462	867,043	(23,639)	421,774	114,778
Provision for (benefit from) income taxes			—	—	—
Current	161,159	161,159	—	—	—
Deferred	(107,244)	(107,244)	—	—	—

Total provision for income tax	53,915	53,915	—	—	—

Net income (loss)	$47,547	$813,128	$(23,639)	$421,774	$$114,778

	KeyStone Solutions Unaudited As of June 30, 2016	AOC Key Solutions Unaudited As of June 30,		AOC Key Solutions Audited As of December 31,
	Consolidated	2016	2015	2015	2014
Balance Sheets Data:
Cash and cash equivalents	$26,181	$17,136	$425,000	$567,866	$632,308
Working capital	1,665,368	2,054,173	1,231,083	1,409,029	1,242,088
Total assets	4,199,831	3,729,038	2,545,576	2,549,029	2,542,639
Long-term debt	500,000	—	—	—	—
Total liabilities	2,267,282	1,459,111	1,140,816	966,612	1,114,238
Stockholders’ equity	1,932,549	2,269,927	1,404,760	1,582,417	1,428,401

Pro Forma Financial Data

The following unaudited pro forma combined financial statements are based on the KeyStone Solutions unaudited consolidated financial statements and accompanying notes for the period from March 15, 2016 (date of inception) to June 30, 2016, and the AOC Key Solutions unaudited financial statements for the six-month periods ended June 30, 2016 and 2015, as adjusted to give effect to the Reorganization. The unaudited pro forma combined statements of income for the six months ended June 30, 2016 give effect to the acquisition of AOC Key Solutions as if it had occurred on January 1, 2016. The unaudited pro forma combined balance sheets as of June 30, 2016 gives effect to the Reorganization as if it had occurred on June 30, 2016.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes in this section, which should be read together with the KeyStone Solutions unaudited consolidated financial statements and accompanying notes for the period from March 15, 2016 (date of inception) to June 30, 2016.

The pro forma combined financial statements do not necessarily reflect what the combined Company’s financial condition or results of operations would have been had the Reorganization occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

KeyStone Solutions, Inc.

Unaudited Pro Forma Condensed Balance Sheets

June 30, 2016

Assets

	KeyStone Solutions	AOC Key Solutions Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Current assets:
Cash and cash equivalents	$9,045	$17,136	$—	b	$26,181
Accounts receivable	—	3,280,721	—		3,280,721
Intercompany receivable/payable	(113,707)	113,707	—		—
Prepaid expenses	—	57,679	—		57,679
Note receivable	24,000	—	—		24,000
Accrued interest receivable	28	—	—		28
Deferred tax asset	—	44,041	(44,041)	a	—

Total current assets	(80,634)	3,513,284	(44,041)		3,388,609
Net property and equipment	—	113,269	—		113,269
Costs of preferred stock offering	537,414	—	—		537,414
Loan origination costs	14,013	—	—		14,013
Investment in subsidiary	2,393,320	—	(2,393,320)	b	—
Deferred tax asset	—	63,203	(63,203)	a	—
Deposits	—	39,282	—		39,282

Total assets	$2,864,113	$3,729,038	$(2,500,564)		$4,092,587

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

KeyStone Solutions, Inc.

Unaudited Pro Forma Condensed Balance Sheets

June 30, 2016

Liabilities and Stockholders’ Equity

	KeyStone Solutions	AOC Key Solutions Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Current liabilities:
Accounts payable	$306,356	$618,475	$—		$924,831
Deposits	—	4,242	—		4,242
Accrued expenses	—	19,757	—		19,757
Accrued wages and leave	—	616,126	—		616,126
Accrued income taxes payable	—	161,159	—		161,159
Line of credit	—	39,352	—		39,352
Accrued interest payable	1,815	—			1,815

Total current liabilities	308,171	1,459,111	—		1,767,282
Note payable	500,000	—	—		500,000

Total long-term liabilities	500,000	—	—		500,000

Total liabilities	808,171	1,459,111	—		2,267,282

Common stock, no par value, 1,500 shares authorized, 1,370 shares issued and outstanding for 2016	—	—	—		—
Common stock, $0.0001 par value, 25,000,000 shares authorized, 5,000,000 shares issued and outstanding	500	—	(500)	b	—
Preferred stock	—	—	—		—
Additional paid in capital	1,581,917	597,704	(1,581,917)	b	597,704
Retained earnings	473,525	1,672,223	(918,147)		1,227,601

Total stockholders’ equity	2,055,942	2,269,927	(2,500,564)		1,825,305

Total liabilities and stockholders’ equity	$2,864,113	$3,729,038	$(2,500,564)		$4,092,587

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

KeyStone Solutions, Inc.

Unaudited Pro Forma Condensed Statements of Income

For the Period March 15, 2016 (Date of Inception) to June 30, 2016

	KeyStone Solutions March 15, 2016 (Date of Inception) to June 30, 2016	AOC Key Solutions Historical Six Months Ended June 30, 2016	Pro Forma Adjustments	Notes	Pro Forma Combined Six Months Ended June 30, 2016
Revenue	$—	$7,177,345	$—		$7,177,345
Cost of revenue	—	3,955,119	—		3,955,119
Billable expenses	—	207,035	—		207,035
Selling, general and administrative	324,341	2,094,830			2,419,171
Depreciation and amortization	—	53,318	—		53,318

Income (loss) from operations	(324,341)	867,043	—		542,702
Other (expenses)	(13,037)	—	—		(13,037)

Equity in income of subsidiary	810,903	—	(810,903)	b	—

Net income before taxes	473,525	867,043	(810,903)		529,637
Provision for (benefit from) income taxes	—	53,915	107,244	a	161,159

Net Income	$473,525	$813,128	$(918,147)		$368,506

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of presentation

KeyStone Solutions interim unaudited consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Reorganization, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results following the business combination.

The pro forma combined financial statements do not necessarily reflect what the combined Company’s financial condition or results of operations would have been had the Reorganization occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the Reorganization and other possible cost savings initiatives following the completion of the Reorganization.

Note 2 – Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	The provision for deferred income taxes ($107,244) and the related current deferred tax asset ($44,041) and non-current deferred tax asset ($63,203) have been eliminated from the combined pro forma financial statements

(b)	All intercompany accounts related to the Reorganization, including investment in subsidiary, equity in income of subsidiary and the related equity accounts are eliminated from the combined pro forma financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General

KeyStone Solutions was formed on March 15, 2016 as a holding company for the purpose of creating or acquiring professional services companies that provide support to the government contracting (GovCon) industry. While KeyStone Solutions has no direct current business operations, our significant assets are our cash and equity interest in our principal operating subsidiary, AOC Key Solutions.

AOC Key Solutions is an established provider of outsourced services to the GovCon market. AOC Key Solutions helps government contractors target and win government contracts. For more than 30 years AOC Key Solutions has provided market intelligence, proposal, capture, advisory and teaming support and other important services to Fortune 50 companies and small businesses alike. We intend to use the net proceeds of this offering to fund organic growth and add both vertical and horizontal capabilities by acquiring GovCon service providers through a market-focused and disciplined strategy. Our efforts to identify prospective target businesses will not be limited to any geographic region or any particular sector of the GovCon support industry.

We are based in Chantilly, Virginia and have a satellite office in New Orleans, Louisiana. As of June 30, 2016 we had 32 employees and access to approximately 350 consultants.

We generate revenues from fees and reimbursable expenses for professional services usually billed on an hourly rate, time-and-materials (T&M) basis. Clients are typically invoiced on a monthly basis, with revenue recognized as the services are provided. In a few cases, we may enter into a fixed-fee engagement for our services. Fixed-fee engagements can be invoiced once for the entire job, or there could be several “progress” invoices for accomplishing various phases or reaching contractual milestones. T&M contracts represent over 95% of our client engagements. Revenues related to materials (mainly out-of-pocket expenses such as airfare, lodging and meals) required during an engagement generally are billed on a pass-through basis and do not include overhead, general and administrative and profit mark-ups and can be charged and reimbursed separately or as part of the overall fee arrangement. Time-and-materials engagements do not provide us with a high degree of predictability of future period performance.

Our financial results are impacted principally by the:

1)	success of our sales team in generating client engagements;

2)	full-time revenue-generating staff utilization rate;

3)	demand by our clients for our consultants; and

4)	number of business days in each quarter.

The number of quarterly business days is affected by the number of vacation days taken by our staff and consultants, as well as the number of holidays in each quarter. We typically have fewer business work days available in the fourth quarter of the year, which can impact revenues during that period. Our staff utilization rate can also be affected by seasonal variations in the demand for our services from our clients. Our revenues have historically been weighted slightly toward the second and third calendar quarters, with the fourth quarter generally experiencing the least amount of revenue. Our earnings may trend with revenue seasonality and results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year.

Unexpected changes in the demand for our services can result in significant variations in utilization and revenues, and present a challenge to optimal hiring, staffing and use of consultants. The volume of work performed can vary from period to period.

We anticipate an increasing demand for our services in 2016 as the volume of government spending increases and as our clients elect to outsource their bid and proposal activities. We believe the outlook for the GovCon sector for GFY 2016 (the federal government fiscal year starts on October 1 and ends on September 30) is promising. The volume and frequency of RFPs is increasing, outdated and ill-conceived programs have been eliminated in favor of higher priority programs and Low Price Technically Acceptable (LPTA) contracts are increasingly falling into disfavor. We have seen a growth in AOC Key Solutions’ comparable unaudited year-over-year revenue for the six months ended June 30, 2016.

Operating Results

Since KeyStone Solutions was not formed until March 2016, we are presenting the following reviews of operating results:

1.	An interim period review of AOC Key Solutions’ unaudited operating results for the three-month periods ended June 30, 2016 and 2015;

2.	An interim period review of AOC Key Solutions’ unaudited operating results for the six-month periods ended June 30, 2016 and 2015

3.	A review of AOC Key Solutions’ audited operating results for the years ended December 31, 2015 and 2014; and

4.	A review of the Company’s unaudited consolidated operating results for the period from March 15, 2016 (date of inception) to June 30, 2016 which represents the Company’s interim operating history.

Comparison of the Three Months Ended June 30, 2016 and 2015 (Unaudited) – AOC Key Solutions Only

Since the Company was formed on March 15, 2016, a comparison of the unaudited financial results for the three months ended June 30, 2016 and 2015 is provided below for AOC Key Solutions in order to provide a comparative review of the Company’s only wholly owned operating subsidiary.

The interim period comparison for the second quarters of 2016 and 2015 was not adjusted for a difference in period-start and period-end dates. Prior to 2016, AOC Key Solutions used second quarter start and end dates that coincided with its billing and payroll quarter start date of March 27, 2015 and end date of June 26, 2015. In 2016, AOC Key Solutions changed its quarterly end dates to coincide with the calendar end of each quarter. The number of business days of comparison between the second quarters of 2016 and 2015 is identical. We have determined that the difference in the 2016 and 2015 period-start and period-end dates does not have a material effect on the financial statement presentation because the majority of AOC Key Solutions’ expenses are directly associated with AOC Key Solutions’ revenue.

The unaudited results for the periods shown below should be reviewed in conjunction with the financial statements included elsewhere in this offering circular.

AOC Key Solutions, Inc.

Statements of Income

For the Three Months Ended June 30, 2016 and 2015

Unaudited

	Quarter ended June 30,
	2016	2015	Period-to-Period Change
Revenue	$3,744,579	$2,184,996	$1,559,583	71.4%
Operating Costs & Expenses
Cost of revenue	2,076,236	1,156,433	919,803	79.5%
Billable expenses	113,611	39,714	73,897	186.1%
Selling, general and administrative	1,091,061	884,459	206,602	23.4%
Depreciation and amortization	27,055	28,287	(1,232)	(4.4%)

Total operating costs & expenses	3,307,963	2,108,893	1,199,070	56.9%

Income from operations	436,616	76,103	360,513	473.7%
Net income before taxes	436,616	76,103	360,513	473.7%
Provision For (Benefit From) Income Taxes
Current	161,159	—	161,159	—
Deferred	(81,319)	—	(81,319)	—

Total provision for income taxes	79,840	—	79,840	—

Net Income	$356,776	$76,103	$280,673	368.8%

Revenue

AOC Key Solutions’ revenue for the second quarter of 2016 increased by $1,559,583, or 71.4%, to $3,744,579 compared to $2,184,996 in the comparable period in 2015. This increase was primarily due to an increase in demand by clients for our services as a result of the federal government procurement process putting more contracts out for bid.

Operating Costs and Expenses

AOC Key Solutions’ most significant operating costs and expenses are described below:

•	Cost of Revenue. Cost of revenue includes direct labor, related employee benefits, and consultants. Direct labor compensation costs consist of salaries and sales commission bonuses. A portion of labor costs for certain billable employees is allocated between cost of revenue and selling, general and administrative costs based on relative time spent between billable and non-billable activities. Employee benefits include employee taxes, health insurance, workers’ compensation and disability insurance. Consultant-related costs represent the majority of the cost of revenue and vary in relation to our revenue.

•	Billable Expenses. Billable expenses include travel and other direct expenses incurred to perform work for our clients and are typically billed at cost.

•	Selling General and Administrative Expenses. Selling, general and administrative expenses include indirect labor of non-billable management, administrative and marketing staff, fringe benefits, net rent, overhead and other discretionary spending.

•	Depreciation and Amortization. Depreciation and amortization includes the depreciation of computers, leasehold improvements, furniture and other equipment over their estimated useful lives.

Total operating costs and expenses for the second quarter of 2016 increased by $1,199,070, or 56.9%, to $3,307,963 compared to $2,108,893 in the comparable period in 2015. This increase was mostly attributable to a $919,803, or 79.5%, increase in our cost of revenue compared to the prior year period primarily due to an increased use of consultants to support the additional demand for our services. Billable expenses increased by $73,897, or 186.1%, for the second quarter of 2016 as compared to the comparable period in 2015 due to additional client engagements requiring increased travel and other direct costs. Selling, general and administrate expenses increased by $206,602, or 23.4%, compared to the prior year period primarily due to increases in payroll related expenses and employee bonuses, offset by decreases in net rent and administrative expenses. Depreciation and amortization expense for the second quarter of 2016 decreased by $1,232, or 4.4%, for the comparable period in 2015.

Income Taxes

As presented below in the Critical Accounting Policies and Estimates discussion regarding income taxes, AOC Key Solutions elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, AOC Key Solutions did not pay federal corporate income tax, and in most instances state income tax, on its taxable income. AOC Key Solutions revoked its S Corporation election upon the March 16, 2016 merger with the Company and is now subject to corporate income taxes.

The provision for income taxes for the three-month period ended June 30, 2016 is $79,840.

The deferred tax assets on AOC Key Solutions’ balance sheets are due to temporary differences related primarily to depreciation of property and equipment and accrued deferred employee compensation. There was no valuation allowance for deferred tax assets at June 30, 2016, as management believes that the deferred tax assets will be realized through future operations.

The difference between the effective tax rate and federal statutory tax rate is due primarily to certain expenses which are not deductible for income tax purposes.

Net Income

Net income in the second quarter of 2016 increased by $280,673, or 368.8%, to $356,776 compared to $76,103 for the comparable period in 2015. As a result, AOC Key Solutions’ net income margin increased from 1.8% in 2015 to 5.0% for the comparable period in 2016.

Stockholders’ Distributions

There were no stockholders’ distributions for the second quarter of 2016 and 2015.

Cash Flow

We expect to finance our operations over the next twelve months primarily through existing cash flow and from the net proceeds of this offering, supplemented as necessary by funds available through our $1,000,000 revolving line of credit.

The unaudited net cash flows from operating, investing and financing activities for the periods below were as follows:

	Three Months Ended June 30,
	2016	2015
Net cash provided by (used for):
Operating activities	$(117,420)	$53,686
Investing activities	(21,486)	(2,086)
Financing activities	39,352	—

Net increase (decrease) in cash:	$(99,554)	$51,600

Cash Used for Operating Activities

For the three-month period ended June 30, 2016, net cash used for operating activities of $117,420 consisted of AOC Key Solutions’ net income of $356,776 adjusted by $27,055 of non-cash depreciation and amortization, and offset by $501,251 in cash used by changes in working capital including intercompany receivables from KeyStone Solutions, prepaid expenses, accrued wages and leave, accrued income taxes payable, deferred taxes and other activities.

For the three-month period ended June 30, 2015, net cash from operating activities of $53,686 consisted of AOC Key Solutions’ net income of $76,103 adjusted by $28,287 of non-cash depreciation and amortization, and offset by $50,704 in cash used by changes in working capital, prepaid expenses, accrued wages and leave, and other activities.

Cash Used for Investing Activities

For the three-month period ended June 30, 2016, net cash used for investing activities of $21,486 was entirely for the purchase of computer hardware and equipment.

For the three-month period ended June 30, 2015, net cash used for investing activities of $2,086 was entirely for the purchase of computer hardware and equipment.

Cash Used for Financing Activities

For the three-month period ended June 30, 2016, net cash from financing activities of $39,352 was from advances on the line of credit.

For the three-month period ended June 30, 2015, no cash was used for financing activities.

Comparison of the Six Months Ended June 30, 2016 and 2015 (Unaudited) – AOC Key Solutions Only

Since the Company was formed on March 16, 2016, a comparison of the unaudited financial results for the six months ended June 30, 2016 and 2015 is provided below for AOC Key Solutions in order to provide a comparative review of the Company’s only wholly owned operating subsidiary.

The interim period comparison for the first two quarters of 2016 and 2015 was not adjusted for a difference in period-end closing dates. Prior to 2016, AOC Key Solutions used a second quarter end date that coincided with its billing and payroll quarter end date of June 26, 2015. In 2016, AOC Key Solutions changed its quarterly ended dates to coincide with the calendar end of each quarter. The number of days of comparison between the first two quarters of 2016 and 2015 differs by three business days. We have determined that the absence of accruing for the three business days does not have a material effect on the financial statement presentation because the majority of AOC Key Solutions’ expenses are directly associated with AOC Key Solutions’ revenue.

The unaudited results for the periods shown below should be reviewed in conjunction with the financial statements included elsewhere in this offering circular.

AOC Key Solutions, Inc.

Statements of Income

For the Six Months Ended June 30, 2016 and 2015

Unaudited

	Six Months ended June 30,
	2016	2015	Period-to-Period Change
Revenue	$7,177,345	$4,311,170	$2,866,175	66.5%
Operating Costs & Expenses
Cost of revenue	3,955,119	2,361,872	1,593,247	67.5%
Billable expenses	207,035	78,009	129,026	165.4%
Selling, general and administrative	2,094,830	1,838,458	256,372	13.9%
Depreciation and amortization	53,318	56,470	(3,152)	(5.6%)

Total operating costs & expenses	6,310,302	4,334,809	1,975,493	45.6%

Income from operations	867,043	(23,639)	890,682	3,767.8%
Net income before taxes	867,043	(23,639)	890,682	3,767.8%
Provision For (Benefit From) Income Taxes
Current	161,159	—	161,159	—
Deferred	(107,244)	—	(107,244)	—

Total provision for income taxes	53,915	—	53,915	—

Net Income	$813,128	$(23,639)	$836,767	3,539.8%

Revenue

AOC Key Solutions’ revenue for the six-month period ended June 30, 2016 increased by $2,866,175, or 66.5%, to $7,177,345 compared to $4,311,170 in the comparable period in 2015. This increase was primarily due to an increase in demand by clients for our services as a result of the federal government procurement process putting more contracts out for bid.

Operating Costs and Expenses

AOC Key Solutions’ most significant operating costs and expenses are described below:

•	Cost of Revenue. Cost of revenue includes direct labor, related employee benefits, and consultants. Direct labor compensation costs consist of salaries and sales commission bonuses. A portion of labor costs for certain billable employees is allocated between cost of revenue and selling, general and administrative costs based on relative time spent between billable and non-billable activities. Employee benefits include employee taxes, health insurance, workers’ compensation and disability insurance. Consultant-related costs represent the majority of the cost of revenue and vary in relation to our revenue.

•	Billable Expenses. Billable expenses include travel and other direct expenses incurred to perform work for our clients and are typically billed at cost.

•	Selling General and Administrative Expenses. Selling, general and administrative expenses include indirect labor of non-billable management, administrative and marketing staff, fringe benefits, net rent, overhead and other discretionary spending.

•	Depreciation and Amortization. Depreciation and amortization includes the depreciation of computers, leasehold improvements, furniture and other equipment over their estimated useful lives.

Total operating costs and expenses for the six-month period ended June 30, 2016 increased by $1,975,493, or 45.6%, to $6,310,302 compared to $4,334,809 in the comparable period in 2015. This increase was mostly attributable to an increase in our cost of revenue which increased by $1,593,247, or 67.5%, compared to the prior year period primarily due to an increased use of consultants to support the additional demand for our services. Billable expenses increased by $129,026, or 165.4%, for the second quarter of 2016 as compared to the comparable period in 2015 due to additional client engagements requiring increased travel and other direct costs. Selling, general and administrate expenses increased by $256,372, or 13.9%, compared to the prior year period primarily due to increases in payroll related expenses and employee bonuses, offset by decreases in net rent and administrative expenses. Depreciation and amortization expense for the second quarter of 2016 decreased by $3,152, or 5.6%, for the comparable period in 2015.

Income Taxes

As presented below in the Critical Accounting Policies and Estimates discussion regarding income taxes, AOC Key Solutions elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, AOC Key Solutions did not pay federal corporate income tax, and in most instances state income tax, on its taxable income. AOC Key Solutions revoked its S Corporation election upon the March 16, 2016 merger with the Company and is now subject to corporate income taxes.

The provision for income taxes for the six-month period ended June 30, 2016 is $53,915.

The deferred tax assets on AOC Key Solutions’ balance sheets are due to temporary differences related primarily to depreciation of property and equipment and accrued deferred employee compensation. There was no valuation allowance for deferred tax assets at June 30, 2016, as management believes that the deferred tax assets will be realized through future operations.

The difference between the effective tax rate and federal statutory tax rate is due primarily to certain expenses which are not deductible for income tax purposes.

Net Income

Net income in the six-month period ended June 30, 2016 increased by $836,767, or 3,540%, to $813,128 compared to a net loss of $23,639 for the comparable period in 2015. As a result, AOC Key Solutions’ net income margin increased from a loss of 0.5% in 2015 to a gain of 11.3% for the comparable period in 2016.

Stockholders’ Distributions

The Stockholders’ distributions for the six-month period ended June 30, 2016 were $125,615 compared to $0 for the comparable period in 2015.

Cash Flow

We expect to finance our operations over the next twelve months primarily through existing cash flow and from the net proceeds of this offering, supplemented as necessary by funds available through our $1,000,000 revolving line of credit.

The unaudited net cash flows from operating, investing and financing activities for the periods below were as follows:

	Six-Month Period Ended June 30,
	2016	2015
Net cash provided by (used for):
Operating activities	$(431,986)	$(163,473)
Investing activities	(32,481)	(43,835)
Financing activities	(86,263)	—

Net increase (decrease) in cash:	$(550,730)	$(207,308)

Cash Used for Operating Activities

For the six-month period ended June 30, 2016, net cash used for operating activities of $431,986 consisted of AOC Key Solutions’ net income of $813,128 adjusted by $53,318 of non-cash depreciation and amortization, and offset by $1,298,432 in cash used by changes in working capital including intercompany receivables from KeyStone Solution, prepaid expenses, accrued wages and leave, employee advances, accrued income taxes payable, deferred taxes and other activities.

For the six-month period ended June 30, 2015, net cash used for operating activities of $163,473 consisted of AOC Key Solutions’ net loss of $23,639 adjusted by $56,470 of non-cash depreciation and amortization, and offset by $196,304 in cash used by changes in working capital, prepaid expenses, employee advances, accrued wages and leave, and other activities.

Cash Used for Investing Activities

For the six-month period ended June 30, 2016, net cash used for investing activities of $32,481 was entirely for the purchase of computer hardware and equipment.

For the six-month period ended June 30, 2015, net cash used for investing activities of $43,835 was entirely for the purchase of computer hardware and equipment.

Cash Used for Financing Activities

For the six-month period ended June 30, 2016, net cash used for financing activities of $86,263 was used for stockholders’ distributions and advances on the line of credit.

For the six-month period ended June 30, 2015, no cash was used for financing activities.

Comparison of Years Ended December 31, 2015 and 2014 – AOC Key Solutions Only

AOC Key Solutions is KeyStone’s historical operating entity that has been in business for over 30 years. A comparison for the years ended December 31, 2015 and 2014 is provided below. The audited results for the periods shown below should be reviewed in conjunction with the financial statements and notes included elsewhere in this Offering Circular.

AOC Key Solutions, Inc.

Statements of Income

For the Years Ended December 31, 2015 and 2014

	Year ended December 31,
	2015	2014	Period-to-Period Change
Revenue	$9,661,795	$11,519,457	$(1,857,662)	(16.1%)
Operating costs & expenses
Cost of revenue	5,281,484	6,396,617	(1,115,133)	(17.4%)
Billable expenses	215,238	222,614	(7,376)	(3.3%)
Selling, general and administrative	3,673,031	4,705,786	(1,032,755)	(21.9%)
Depreciation and amortization	70,268	79,646	(9,378)	(11.8%)

Total operating costs & expenses	9,240,021	11,404,663	(2,164,642)	(19.0%)

Income from operations	421,774	114,794	306,980	267.4%
Other expenses:	—	—	—
Interest expenses	—	16	(16)	100.0%

Total other expenses	—	16	(16)	100.0%

Net income	$421,774	$114,778	$306,996	267.5%

Revenue

Total revenue for 2015 decreased by $1,857,662, or 16.1%, compared to 2014 primarily due to a decrease in federal government spending and the resultant reduction in the number of contracts on which our clients bid.

Operating Costs and Expenses

Total operating costs and expenses for 2015 decreased by $2,164,642, or 19.0%, compared to 2014. As our expectations for revenue decreased during 2015, we reduced our use of consultants to maximize profitability. As a result, our cost of revenue during 2015 decreased by $1,115,133, or 17.4%, compared to 2014. Billable expenses decreased by $7,376, or 3.3%, in 2015 as compared to 2014 due to the net change of travel and other direct costs requirements of individual client engagements. Selling, general and administrate expenses decreased by $1,032,755, or 21.9%, in 2015 as compared to 2014 primarily due to a reduction in overhead expenses and also due to a reduction in fringe benefit expenses.

Depreciation and amortization expense in 2015 and 2014 were $70,268 and $79,646, respectively, representing a $9,378 or 11.8%, decrease. Depreciation expense is computed using the straight-line method over the estimated useful lives of assets.

We sublease part of our Chantilly, Virginia office space to a subtenant. To further reduce our overhead, we amended the sublease on April 7, 2015 to provide more space for the subtenant. As a result of these changes, rental income from this sublease arrangement increased from $101,522 in 2014 to $156,375 in 2015, thus helping to reduce our net rent.

Other Expenses

Total other expenses for 2015 decreased by $16, or 100%, compared to 2014 because we did not draw any funds from our credit facility.

Net Income

While we experienced a significant decrease in 2015 revenue, 2015 net income increased by $306,996, or 267.5%, due to operational changes and cost reductions. As a result, our net income margin increased from 1.0% in 2014 to 4.4% in 2015.

Stockholders’ Distributions

We reduced stockholders’ distributions from $319,909 in 2014 to $267,758 in 2015. This reduction coupled with the 2015 increase in net income resulted in the total shareholders’ equity balance increasing to $1,582,417 as of December 31, 2015, a $154,016 or a 10.8% increase over the balance as of December 31, 2014. Throughout its history and until March 15, 2016, AOC Key Solutions was an S corporation and the 2014 and 2015 financial statements reflect this status.

Cash Flow

We expect to finance our operations over the next twelve months primarily through existing cash flow and from the net proceeds of this offering, supplemented as temporarily necessary by funds available through our $1,000,000 revolving line of credit (See “Debt Issuances” below.) If we are unable to raise funds when required or on acceptable terms, we may have to significantly scale back, or discontinue, our intended acquisitions.

Net cash flow from operating, investing and financing activities for the periods below were as follows:

	Year Ended December 31,
	2015	2014
Net cash provided by (used for):
Operating activities	$260,659	$53,831
Investing activities	(57,343)	(32,070)
Financing activities	(267,758)	(319,909)

Net increase (decrease) in cash:	$(64,442)	$(298,148)

Cash Provided By Operating Activities

For year ended December 31, 2015, net cash provided by operating activities of $260,659 consisted of our net income of $421,774 adjusted by $70,268 of non-cash depreciation and amortization, and offset by $231,383 in cash used by changes in working capital, accrued wages and leave, and other activities.

For year ended December 31, 2014, net cash provided by operating activities of $53,831 consisted of our net income of $114,778 adjusted by $79,646 of non-cash depreciation and amortization, and offset by $140,593 in cash used by changes in working capital, accrued wages and leave, and other activities.

Cash Used For Investing Activities

For year ended December 31, 2015, net cash used for investing activities of $57,343 was entirely for the purchase of computer hardware and equipment.

For year ended December 31, 2014, net cash used for investing activities of $32,070 was entirely for the purchase of computer hardware and equipment.

Cash Used For Financing Activities

For year ended December 31, 2015, net cash used for financing activities of $267,758 was used for stockholders’ distributions.

For year ended December 31, 2014, net cash used for financing activities of $319,909 was used for stockholders’ distributions.

Period from March 15, 2016 (Date of Inception) to June 30, 2016

On March 15, 2016, AOC Key Solutions, Inc. entered into a merger agreement (the “Merger Agreement”) with KeyStone Solutions and KCS Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of KeyStone Solutions. Pursuant to the Merger Agreement, on March 15, 2016, Merger Sub was merged with and into AOC Key Solutions, and thus AOC Key Solutions became a wholly-owned subsidiary of KeyStone Solutions (the “Reorganization”). The operations of AOC Key Solutions have not changed, nor have any assets or operations transferred to either KeyStone Solutions or Merger Sub. The stockholders’ proportionate ownership of KeyStone Solutions remains the same as it was for AOC Key Solutions.

The unaudited consolidated results for the period shown below should be reviewed in conjunction with the KeyStone Solutions unaudited financial statements and notes for the period from March 15, 2016 (date of inception) to June 30, 2016 included elsewhere in this offering circular and represent the consolidated operations from the Company’s inception on March 15, 2016 through June 30, 2016.

KeyStone Solutions, Inc.

Consolidated Statements of Income

For the Period March 15, 2016 (Date of Inception) to June 30, 2016

Unaudited

	Three Months Ended June 30, 2016	For the Period March 15, 2016 (Date of Inception) to June 30, 2016
Revenue	$3,744,579	$4,377,095
Operating Costs & Expenses
Cost of revenue	2,067,236	2,491,176
Billable expenses	113,611	129,434
Selling, general and administrative	1,190,196	1,610,554
Depreciation and amortization	27,055	31,432

Total operating costs and expenses	3,407,098	4,262,596

Operating income	337,481	114,499
Other Expenses
Interest income	28	28
Interest expense	(11,250)	(13,065)

Total other (expenses)	(11,222)	(13,037)

Net income before taxes	326,259	101,462

Provision For (Benefit From) Income Taxes
Current	161,159	161,159
Deferred	(81,319)	(107,244)

Total provision for income taxes	79,840	53,915

Net income	$246,419	$47,547

Revenue

Consolidated revenue for the period from March 15, 2016 (date of inception) to June 30, 2016 was $4,377,095 and is entirely attributable to the Company’s wholly-owned subsidiary, AOC Key Solutions. As discussed in the comparative review of AOC Key Solutions for the three-month and six-month periods ended June 30, 2016, AOC Key Solutions’ revenue increase period over period due to an increase in demand by clients for our services as a result of the federal government procurement process putting more contracts out for bid.

Operating Costs and Expenses

Total consolidated operating costs and expenses for the period from March 15, 2016 (date of inception) to June 30, 2016 were $4,262,596. Operating cost attributable only to KeyStone at the holding company level during this period totaled $324,342 and were primarily for selling, general and administrative expenses primarily associated with professional and legal services in forming KeyStone, the merger which made AOC Key Solutions a subsidiary of KeyStone.

We anticipate selling, general and administrative expenses increasing in future periods. These increases will include costs related to hiring of personnel and fees to outside consultants, lawyers and accountants as well as expenses related to maintaining compliance with applicable listing rules and SEC requirements, insurance, and investor relations activities. These expenses may further increase if we are required to comply with certain SEC reporting requirements from which we are currently exempt.

Other Expenses

Net other expenses for the period from March 15, 2016 (date of inception) to June 30, 2016 were $13,037 and were comprised of $13,065 of interest expense associated with the $500,000 Avon Road Partners, L.P. subordinated note offset by $28 of interest income.

Income Taxes

As presented below in the Critical Accounting Policies and Estimates discussion regarding Income Taxes, AOC Key Solutions elected to be taxed under the provision of Subchapter S of the Internal Revenue Code. Under those provisions, AOC Key Solutions did not pay federal corporate income tax, and in most instances state income tax, on its taxable income. AOC Key Solutions revoked its S Corporation election upon the March 15, 2016 merger with the Company and is now subject to corporate income taxes.

The provision for income taxes for the period from March 15, 2016 (date of inception) to June 30, 2016 is $53,915 and is comprised of a $161,159 current tax provision offset by an $81,319 deferred tax benefit.

The deferred tax assets are due to temporary differences related primarily to depreciation of property and equipment and accrued deferred employee compensation. There was no valuation allowance for deferred tax assets at June 30, 2016, as management believes that the deferred tax assets will be realized through future operations.

The difference between the effective tax rate and federal statutory tax rate is due primarily to certain expenses which are not deductible for income tax purposes.

Net Income

Net income for the period from March 15, 2016 (date of inception) to June 30, 2016 was $47,547 or 1.1%. Net income for the three-months ended June 30, 2016 was $246,419 or 6.6%.

Cash Flow

We expect to finance our operations over the next twelve months primarily through existing cash flow, the Avon Road Partners, L.P. subordinated note and from the net proceeds of this offering, supplemented as temporarily necessary by funds available through our $1,000,000 revolving line of credit.

The unaudited net cash flow from consolidated operating, investing and financing activities for the period below was as follows:

March 15, 2016 (Date of Inception) to June 30, 2016
Net cash provided by (used for):
Operating activities	$(473,129)
Investing activities	(32,481)
Financing activities	(36,075)

Net increase (decrease) in cash:	$(541,685)

Cash Used For Operating Activities

For the period from March 15, 2016 (date of inception) to June 30, 2016, net cash used for operating activities of $473,129 consisted of KeyStone’s net income of $47,547 adjusted by $31,432 of non-cash depreciation and amortization, and offset by $552,108 in cash used by changes in working capital, employee advances, prepaid expenses, accrued wages and leave, interest payable, deferred taxes and other activities.

Cash Used For Investing Activities

For the period from March 15, 2016 (date of inception) to June 30, 2016, net cash used for investing activities of $32,481 was entirely for the purchase of computer hardware and equipment.

As of June 30, 2016, we did not have any material commitments for capital expenditures.

Cash Provided By Financing Activities

For the period from March 15, 2016 (date of inception) to June 30, 2016, net cash used for financing activities of $36,075 was the result of borrowing $500,000 through the Avon Partners, L.P. subordinated note and the temporary receipt of funds from a line of credit offset by the costs of the preferred stock offering and the issuance of a note receivable.

Non-Cash Financing Activities

As more fully disclosed in Note 7 of the KeyStone Solutions, Inc. Notes to the Consolidated Financial Statements of March 31, 2016, the stockholders exchanged 100% of their outstanding shares of common stock in AOC Key Solutions for proportionate shares of KeyStone’s outstanding common stock.

Lease Obligations

The Company leases office space in Chantilly, Virginia under the terms of a ten-year lease expiring October 31, 2019. The lease contains one five-year renewal option. The lease terms include an annual increase in base rent and expenses of 2.75%. The Company also leases office space in New Orleans, Louisiana under a three-year lease expiring May 31, 2018.

Rent expense was $142,041 for the period from March 15 (date of inception) to June 30, 2016.

Future obligations over the primary terms of the Company’s long-term lease expiring in 2019 are as follows:

2016	$248,451
2017	505,484
2018	513,939
2019	435,314

Total	$1,703,188

The Company is the lessor in an agreement to sublease office space in Chantilly, Virginia with an initial term of two years with eight one-year options to renew the lease through October 31, 2019. The lease provides for an annual increase in base rent and expenses of 2.90%. The initial term ended October 31, 2011 and the Company exercised the renewal options through 2014. On April 7, 2015, the lease was amended to sublease more space to the subtenant and change the rental calculation. Rent income was $53,239 for the period from March 15, 2016 (date of inception) to June 30, 2016.

Liquidity and Capital Resources

We have funded our operations primarily through cash from operating activities of AOC Key Solutions. As of June 30, 2016 we had unrestricted cash and cash equivalents of $26,181 and working capital of $1,665,368.

For a minimum offering of 300,000 Units, we anticipate paying the quarterly cash dividends through existing assets and cash flow. For a maximum offering of 3,000,000 Units, we anticipate paying the quarterly cash dividends through cash flow and potential business growth from acquired entities. We do not believe the dividend payments will have a material effect on our liquidity and capital resources when compared to anticipated future cash flow.

As of December 31, 2015 we had unrestricted cash and cash equivalents of $567,865 and a working capital of $3,342,253, as compared to unrestricted cash and cash equivalents of $632,308 and working capital of $3,470,564 as of December 31, 2014.

Operating assets and liabilities consist primarily of receivables from billed and unbilled services, accounts payable, accrued expenses, and accrued payroll and related benefits. The volume of billings and timing of collections and payments affect these account balances.

Debt Issuances

AOC Key Solutions was a party to a business loan agreement (the “2015 Loan Agreement”) with Sandy Spring Bank (the “Lender”) dated as of September 25, 2015. The primary credit facility was an asset based revolving line of credit up to $1,000,000 which was due to mature on September 30, 2016. To secure our obligations under the 2015 Loan Agreement, AOC Key Solutions had granted to the Lender a security interest in its accounts receivable. The Lender was required to advance funds to AOC Key Solutions up to the lesser of (1) $1,000,000 or (2) eighty percent (80%) of the aggregate amount of all of AOC Key Solutions’ accounts receivable aged 90-days or less which contained selling terms and conditions acceptable to the Lender. AOC Key Solutions’ obligations under the 2015 Loan Agreement were guaranteed by James McCarthy, our Chairman of the Board, and his wife. AOC Key Solutions did not draw any funds from this credit facility in 2015. Pursuant to First Amendment to Business Loan Agreement (Asset Based), dated May 9, 2016, the Lender had waived the restrictions in the 2015 Loan Agreement on AOC Key Solutions’ ability to make dividends to the Company.

On August 11, 2016, KeyStone Solutions entered into a Loan and Security Agreement (the “2016 Line of Credit”) with Sandy Spring Bank (the “Lender”) that replaces the 2015 Loan Agreement. The 2016 Line of Credit is comprised of: 1) an asset-based revolving line of credit up to $1,000,000 for short-term working capital needs and general corporate purposes which is due to mature on July 31, 2017, bears interest at the Wall Street Journal Prime Rate, floating, plus 0.50% and is secured by a first lien on all of KeyStone’s business assets; and 2) an optional term loan of $100,000 which must be drawn by July 31, 2017, is for permanent working capital, bears interest at the Wall Street Journal Prime Rate, floating, plus 0.75%, requires monthly payments of principal plus interest to fully amortize the loan over four (4) years, is secured by a first lien on all of KeyStone’s business assets, cross-collateralized and cross-defaulted with the revolving line of credit, and matures on February 15, 2019. The 2016 Line of Credit does not require any personal guarantees.

The borrowing base for the 2016 Line of Credit is up to the lesser of (1) $1,000,000 or (2) eighty percent (80%) of the aggregate amount of all of Keystone’s eligible accounts receivable as defined by the Lender. The borrowing base for the $100,000 term loan is fully reserved under the borrowing base for the revolving line of credit. The 2016 Line of Credit has periodic reporting requirements and balance sheet covenants, as well as affirmative and negative operational and ownership covenants.

As of June 30, 2016, the Company had a $39,352 balance due on the 2015 Line of Credit. When the Company replaced the 2015 Line of Credit with the 2016 Line of Credit on August 11, 2016, neither line of credit had a balance due.

On March 16, 2016, the Company entered into a Subordinated Note and Warrant Purchase Agreement (the “Note Purchase Agreement”) pursuant to which the Company agreed to issue up to $1,000,000 in subordinated debt and warrants to purchase up to 125,000 shares of the Company’s common stock (“Subordinated Note Warrants”). The exercise price for the Subordinated Note Warrants is equal to $2.00 per share of common stock. As of the date of this offering circular, subordinated notes with a face amount of $500,000 and Subordinated Note Warrants to purchase 62,500 shares of the Company’s common stock have been issued pursuant to the Note Purchase Agreement to Avon Road Partners, L.P. (“Avon Road”), an affiliate of Robert Berman, the Company’s acting CEO and a member of the Company’s Board of Directors.

The note is subordinated to the 2016 Line of Credit and any successor financing facility. Simple interest accrues on the unpaid principal of the note at a rate equal to the lower of (a) 9% per annum, or (b) the highest rate permitted by applicable law. Interest is payable monthly and the note matures on March 16, 2019.

As of June 30, 2016, we did not have any material commitments for capital expenditures.

Off-Balance Sheet Arrangements

As of the date of this offering circular, we did not have any off-balance sheet arrangements that have had or are reasonably likely to have a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts in our financial statements.

We believe the application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates.

Our accounting policies are further described in our financial statements and the accompanying notes included in this offering circular. We have identified the following critical accounting policies:

Revenue Recognition

We recognize our revenues for the sale of services when persuasive evidence of an arrangement exists, services have been rendered or delivery has occurred, the fee is fixed or determinable, and the collectability of the related revenue is reasonably assured. We principally derive revenues from fees for services generated on a project by project basis. Prior to the commencement of a project, we reach agreement with the client on rates for services based upon the scope of the project, the proposed schedule, staffing requirements and the level of client involvement. Numerous assumptions are also set forth to guide on-going work. It is our policy to obtain written agreements from new clients prior to performing services. In these agreements, the clients acknowledge that they will pay based upon the amount of time spent on the project, and the completion of certain deliverables or milestones based on an agreed upon fee structure.

Revenues for time-and-materials contracts are recognized based on the number of hours worked by our employees or consultants at an agreed upon rate per hour set forth in our standard rate sheet or as written from time to time in our contracts or purchase orders. These costs are recognized in the period in which services are performed. Revenues for time-and-materials contracts are billed monthly or in accordance with the specific contractual terms of each project. All invoices rendered are fully supported by time sheets documenting labor costs. Where required by our client’s need to follow the Federal Travel Regulations, all other direct costs are supported by receipts or other documentation.

Revenues related to firm fixed price contracts are recognized as revenue as value is delivered to the customer. The pattern of revenue recognition for these contracts varies depending on the terms of the individual contracts, and may be recognized proportionally over the term of the contract or deferred until the end of the contract term and recognized when our obligations have been fulfilled with the customer. In instances where substantive acceptance provisions are specified in customer contracts, revenues are deferred until all acceptance criteria have been met. The pattern of revenue recognition for contracts where revenues are recognized proportionally over the term of the contact is based on the proportional performance method of accounting using the ratio of labor hours incurred to estimated total labor hours, which we consider to be the best available indicator of the pattern and timing in which contract obligations are fulfilled. This percentage is multiplied by the contracted dollar amount of the project to determine the amount of revenue to recognize in an accounting period. The contracted amount used in this calculation typically excludes the amount the client pays for reimbursable expenses. There are situations where the number of hours to complete projects may exceed our original estimate as a result of an increase in project scope or unforeseen events. On a regular basis, we review the hours incurred and estimated total labor hours to complete. The results of any revisions in these estimates are reflected in the period in which they become known. We believe we have demonstrated a history of successfully estimating the total labor hours to complete a project.

Fees for services that have been performed, but for which we have not invoiced the customers are recorded as unbilled receivables in the accompanying balance sheets.

The agreements entered into in connection with a project, whether on a time-and-materials basis or firm fixed price basis, typically allow our clients to terminate early due to breach or for convenience with 30-days’ notice. In the event of termination, the client is contractually required to pay for all time, materials and expenses incurred by us through the effective date of the termination.

Accounts Receivables

Management reviews the collectability of accounts receivable on a monthly basis, assessing the credit-worthiness of customers whose accounts are past due. Management has elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to reflect bad debts. However, the effect of the use of the direct write-off method is not materially different from the results that would have been obtained had the allowance method been followed.

Income Taxes

Through March 15, 2016, AOC Key Solutions had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, AOC Key Solutions does not pay federal corporate income taxes, and in most instances state income tax, on its taxable income. Instead, the stockholders of AOC Key Solutions are liable for individual income taxes on their respective shares of AOC Key Solutions’ net income. AOC Key Solutions effectively revoked its S Corporation election upon the March 15, 2016 merger with the Company. Both the Company and AOC Key Solutions are subject to corporate income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s evaluation as of June 30, 2016 revealed no tax positions that would have a material impact on the financial statements. The 2012 through 2015 tax years remain subject to examination by the IRS. Management does not believe that any reasonably possible changes will occur within the next twelve months that will have a material impact on the financial statements.

Change to AOC Key Solutions Quarter End Date

Prior to 2016, AOC Key Solutions used quarter end dates that coincided with its billing and payroll quarter end dates. AOC Key Solutions has used December 31 as its fiscal year end date. In 2016 AOC Key Solutions changed its quarterly ended dates to coincide with the calendar end date of each quarter.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors, executive officers and significant employees, and their ages as of October 21, 2016, are as follows:

Name	Position	Age
Executive Officers:
Robert A. Berman	Chief Executive Officer and Member of the Board	56
James K. McCarthy	Chairman of the Board and Chief Strategy Officer	64
Dr. Richard Nathan	Chief Operating Officer, President and Member of the Board	72
Riaz Latifullah	Chief Financial Officer	60
Greg McCarthy	Chief Executive Officer of AOC Key Solutions and Member of the Board	52
Directors:
James K. McCarthy	Chairman	64
Robert Berman	Director	56
Dr. Richard Nathan	Director	72
Greg McCarthy	Director	52
Glenn Goord	Director	65
Significant Employees:
Gina Gallagher	President of AOC Key Solutions	53
Shelby Rudd	Senior Vice President and Chief Operating Officer of AOC Key Solutions	29

Executive Officers

Robert A. Berman, Chief Executive Officer and Member of the Board.

Robert Berman is the Chief Executive Officer of the Company. He also currently serves as the General Partner of Avon Road Partners, L.P., a limited partnership investing in real estate and the broadcast media industry. From 2006 through March 2015 Mr. Berman held the office of Chairman and Chief Executive Officer at Cinium Financial Services Corporation, a privately held specialty finance company, which included as one of its subsidiaries a New York State domiciled property and causality carrier licensed and admitted in 19 states.

While Mr. Berman led Cinium, it made the ranking of the Inc. 500 for both 2012 and 2013. Prior to Cinium Mr. Berman was Chairman and Chief Executive Officer of Empire Resorts, Inc., a NASDAQ-listed gaming company, from 2001-2005.

From 1995 until 2000, Mr. Berman was Chairman and Chief Executive Officer of Hospitality Worldwide Services (“HWS”), a publicly traded company that became the premiere service provider to the hospitality industry. Under Mr. Berman’s leadership HWS grew profitably from a small company with 50 employees and $6 million in revenues to excess of $280 million in revenues with offices on several continents and 3,000 employees. While at HWS Mr. Berman executed a successful acquisition strategy that resulted in multiple strategic operating divisions that created a one-stop shop for the hotel industry.

Mr. Berman was also instrumental in forging partnerships with institutional investors including ING and Apollo RE leading to the acquisition, re-positioning, and sale of more than $100 million of hotel properties such as the Historic Inn in Richmond, VA, the Warwick Hotel in Philadelphia, and the Radisson Hotel at Chicago O’Hare airport among others.

Mr. Berman was director at Executone Information Systems, Inc. a publicly traded telecom company. In 1996 Executone’s board chose Mr. Berman to chair a special committee whose task it was to identify a new strategic direction for the company. The result of the special committees work was the transformation of the company increasing the company’s market capitalization by more than $500 million.

On March 16, 2016, the Company entered into an employment agreement with Mr. Berman (the “Berman Employment Agreement”).

James K. McCarthy, Chief Strategy Officer and Chairman of the Board.

Mr. McCarthy’s career spans over 30 years of marketing strategy creation, proposal development, and oral presentation coaching to contractors seeking to expand their market shares or to enter the government contracts market sector. As a founder and the Technical Director of AOC Key Solutions, he built an organization that, over the last five years, has played a part in winning an average of $9 billion per year in federal contract awards for its clients. Mr. McCarthy has worked at AOC Key Solutions for over 33 years.

An innovative builder of tools and processes aimed at continuous improvement, Mr. McCarthy created AOC Key Solutions’ approach known as Principle Centered Winning – a collection of proven best practices for market assessment, capture support, and proposal services that help win government contracts.

Mr. McCarthy often serves as a strategic advisor and “capture coach” to senior executives and rising corporate superstars. In these capacities, Mr. McCarthy mentors and guides both large and small business clients on market leadership, capture management, and strategy development to pursue and win government contracts. Mr. McCarthy frequently crafts powerful executive summaries, presentations, or other key documents in pursuit of government contracts. These contracts are valued from tens of millions of dollars to a billion dollars or more. He also frequently serves as a guest speaker on topics ranging from leadership to winning government contracts through every legitimate means available and is an advisor to the Arbinger Institute. Mr. McCarthy has served in an advisory role with the George Washington University, Virginia Science and Technology Campus, Technology Accelerator and has been a frequent speaker with the George Mason University Procurement and Technical Assistance Center. Mr. McCarthy has also served on the board of Coalition for Government Procurement and on the Veterans Institute for Procurement GovCon Council. In February 2016, Mr. McCarthy was named to Executive Mosaic’s Washington 100 as one of the top–100 most influential leaders in the government contracting arena.

Dr. Richard Nathan, Chief Operating Officer, President and Member of the Board.

Dr. Nathan brings over 45 years of corporate management, program management and business and proposal development experience. He has led large management and operation contracts valued at more than a billion dollars and managed service and technical contracts for DOE, DoD, DHS, NASA, EPA, and state governments. Dr. Nathan has directed and grown the environmental and energy business for a large corporation, and served as a corporate officer and held management and technical positions at Battelle Memorial Institute and Mason & Hanger. Dr. Nathan has worked at AOC Key Solutions for over 16 years, most recently as Chief Executive Officer.

Dr. Nathan excels in assisting companies to increase their market share through effective growth management, strategic planning, competitive analysis, and other approaches through all phases of the business development process. This includes building upon initial strategic decisions to develop tactical implementation plans for business sector growth.

Dr. Nathan’s management and business development skills span the full range of activities. He has served as capture manager, proposal manager, orals coach, and review team lead. His ability to develop and integrate effective win themes and discriminators unique to a given contract opportunity has resulted in multiple large contract wins for the Company’s customers to include contracts with DOE, NASA, DHS, and DoD as well as state and local governments.

Greg McCarthy, Chief Executive Officer of AOC Key Solutions and Member of the Board

Greg McCarthy has over 25 years of sales management, marketing, capture and proposal experience. As President, Mr. McCarthy is responsible for overseeing the high degree of customer satisfaction that our clients expect. Mr. McCarthy has worked in virtually every role of the bid and proposal process, including proposal management, proposal writing, orals coach, and compliance manager.

Mr. McCarthy also leads the Key Solutions group specializing in Third Party Performance Assessments. In that capacity, he has interviewed more than 1,000 government personnel regarding contractor performance across dozens of government agencies, giving him “front line” experience in understanding Government needs and translating that understanding into winning proposals. As former COO of AOC Key Solutions, Mr. McCarthy was honored with Smart CEO Magazine’s Executive Management Award.

Riaz Latifullah, Chief Financial Officer

Prior to joining the Company, Riaz Latifullah served as the Chief Financial Officer of the American Grandparents Association / Grandparents.com. In this position he was responsible for directing and overseeing all of the company’s financial and accounting activities. He provided strategic advice to executive management on the financial implications of business activities and interacted with the board of directors.

Mr. Latifullah spent 13 years with AARP, a non-profit organization that advocates on behalf of people over age 50. With AARP he served as Vice President, Financial Management, Senior Director Strategic Markets and Director Brand Operations. As an in-house entrepreneur with AARP he created and launched five start-up operations bringing significant changes to the organization.

In other positions before AARP Mr. Latifullah served as General Manager for TV on the WEB, an internet video production company, a Government Relations Representative for the US Merchant Marine Academy Alumni Foundation and an Investment Banking Associate for Ryan, Lee and Company.

Glenn Goord, Director.

Mr. Goord is a 32-year veteran of the New York State Department of Correctional Services and served as Commissioner from 1996 until 2006. As Commissioner, he oversaw the nation’s fourth largest state prison system, administering an operating budget of $2.3 billion in state and federal funds, plus $245 million in capital expenditures.

Mr. Goord’s outstanding contributions to furthering excellence in corrections earned him the Carl Robison Award, the highest honor bestowed by the Middle Atlantic States Correctional Association. In 1998 he earned the Charles Evans Hughes Award for public service from the Albany based Capital Area Chapter for the American Society for Public Administration (ASPA). In 2002, the ASPA awarded Mr. Goord its highest honor, the Governor Alfred E. Smith Award, for his direction of the Department’s immediate and expansive efforts to aid New York City following the September 11, 2001 terrorist attack. He also currently serves on the American Correctional Association Board of Governors.

Significant Employees

Gina Gallagher, President of AOC Key Solutions.

Gina Gallagher has more than 20 years of business strategy, business development and market experience in the federal government sector. She started her career at Electronic Data Systems (EDS), an HP Company, where she worked as an account manager for the organization’s Department of Defense contract and director of business development. She has held numerous additional leadership and senior executive management positions with large systems integrators and small companies such as DynCorp (CSC), Titan (L3), LEADS Corporation, and Satyam. Ms. Gallagher led the sales and marketing efforts for one of the most successful T4 primes at Systems Made Simple (SMS) and was instrumental in helping SMS win many of its large government contracts. This success helped develop Systems Made Simple into an industry leader in health information technology. In all of these positions,

Ms. Gallagher has had the responsibilities of creating corporate strategic plans, building business development departments, identifying and selecting teaming ventures for competitive procurement initiatives, and winning new business. She also has extensive GWAC/IDIQ strategy experience.

Shelby Rudd, Senior Vice President and Chief Operating Officer of AOC Key Solutions

Shelby Rudd has more than 8 years of experience in operations and Federal Government business development, capture management, and proposal support. As Chief Operating Officer, she leads a team of full time and associate capture, proposal management, technical writing, and production support professionals. She manages AOC Key Solutions’ staff scheduling, resourcing, and recruiting efforts. She is responsible for ensuring clients receive high quality support and communications. In addition to her responsibilities as COO, she provides bid strategy, proposal management, review team, and technical writing support for AOC Key Solutions’ client proposals, focusing on large intelligence and defense procurements. Her ability to lead large, geographically dispersed teams and quickly learn complex technical and management information has resulted in large and strategic contract wins.

Previously, Ms. Rudd managed DHA Group, Inc.’s information technology and national security proposals to DoD and DOJ customers from opportunity identification to award. Prior to that, she provided proposal development support for AOC Key Solutions’ clients.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of our three highest paid persons who were executive officers or directors of AOC Key Solutions during the fiscal year ended December 31, 2015.

Name	Capacities in which compensation was received	Cash compensation	Other compensation (1)	Total compensation
James K. McCarthy	Chief Strategy Officer	$461,601	$10,600	$472,201
Dr. Richard Nathan	Chief Operating Officer	332,055	7,728	339,783
Greg McCarthy	Chief Executive Officer of AOC Key Solutions	394,282	9,711	403,993

(1)	Amount represents 401(k) matching contributions

Compensation of Directors

The following table sets forth information about the annual compensation of each of the directors at AOC Key Solutions who were directors during our last completed fiscal year. There was no director compensation for the 2015 fiscal year as there were no independent directors.

Name	Capacities in which compensation was received	Cash compensation	Other compensation	Total compensation
James K. McCarthy	Chairman	—	—	—
Dr. Richard Nathan	Director	—	—	—
Greg McCarthy	Director	—	—	—
Kevin Berrigan	Director	—	—	—

Future Compensation

Non-Independent Compensation Committee

As disclosed in the Risk Factors at page 9, and in the section entitled “Interest of Management and Others in Certain Transactions – Non-Independent Directors” at page 63, although the Company has a Board of Directors consisting of five members, only one is independent and the remaining four are our executive officers. Therefore we do not currently have a Compensation Committee comprised of a majority of independent directors. Decisions concerning matters such as compensation packages to our officers may be made by existing members of our Board of Directors, who may have a direct or indirect interest in the outcome of those decisions.

Director Compensation

Directors who are officers or employees of the Company are not entitled to compensation for services as a director. The Company’s independent director, Glenn Goord, will receive annual compensation of $32,000, to be paid in equal quarterly installments. Mr. Goord will also receive options to purchase shares of common stock on terms to be determined. The Company intends to compensate other independent directors in a similar manner.

Bonus Eligibility

Bonuses for the executive officers may be conditioned on the achievement of objective goals, which may not be waived after being set, based on one or more of the following performance measures: earnings; operating profits (including measures of earnings before interest, taxes, depreciation and amortization; free cash flow or adjusted free cash flow; cash from operating activities; revenues; net income (before or after tax); financial return ratios; market performance; stockholder return and/or value; net profits; earnings per share; profit returns and margins; stock price; working capital; capital investments; returns on assets; returns on equity; returns on capital investments; selling, general and administrative expenses; discounted cash flows; productivity; expense targets; market share; cost control measures; strategic initiatives; changes between years or periods that are determined with respect to any of the above-listed performance criteria; net present value; sales volume; cash conversion costs; leverage ratios; maintenance of liquidity; integration of acquired businesses; operational efficiencies, including Lean Six Sigma initiatives; regulatory compliance, including the Sarbanes-Oxley Act of 2002; and economic profit.

Employment Agreements

Berman Employment Agreement

The Berman Employment Agreement provides that upon the initial closing of this offering, Mr. Berman is our Chief Executive Officer for an initial term of five years with automatically renewing one-year terms thereafter. His base salary will be $395,000 per annum, and he will be eligible for a bonus as determined by the Company’s compensation committee. Mr. Berman will also be eligible to receive all such other benefits as are provided by the Company to other management employees that are consistent with the Company’s fringe benefits available to any other officer or executive of the Company.

In the event of a Change of Control, as defined in the Berman Employment Agreement, whether during the initial term or thereafter, the Company shall have the right to terminate the Berman Employment Agreement. In the event the Company exercises the option to terminate Mr. Berman, the Company will be required to pay Mr. Berman an amount equal to Mr. Berman’s base salary per annum multiplied by the number of years and portions thereof remaining under the Berman Employment Agreement. Mr. Berman may be terminated by the Company for “Cause”, as defined in the Berman Employment Agreement.

Mr. Berman also agreed as consideration for entering into the Berman Employment Agreement, that for the period during his employment and for twelve months thereafter, he will not (i) compete with the Company in the “Geographic Area”, as defined in the Berman Employment Agreement, or (ii) solicit any of the Company’s existing employees, suppliers or customers.

James K. McCarthy Offer Letter

The James K. McCarthy Offer Letter provides that Mr. McCarthy is our Chief Strategy Officer. His employment will be at will, subject to providing 120-days’ notice of resignation or termination. The Company may pay Mr. McCarthy’s salary in lieu of notice for some or all of the 120-day notice period. His base salary will be $279,789 per annum, and he will be eligible for a bonus as determined by the Company’s compensation committee. Mr. McCarthy will also be eligible to receive all such other benefits as are provided by the Company to other management employees that are consistent with the Company’s fringe benefits available to any other officer or executive of the Company.

Mr. McCarthy also agreed that, for the period during his employment and for two years thereafter, he will not (i) compete with the Company in the “Restricted Territory”, as defined in Exhibit A to the McCarthy Offer Letter, or (ii) solicit any of the Company’s existing employees, suppliers or customers.

Nathan Employment Agreement

The Nathan Employment Agreement provides Mr. Nathan is our President/Chief Operating Officer for an initial term extending until April 15, 2017, with the option to extend the term in writing. His base salary will be $225,200 per annum, and he will be eligible for a bonus as determined by the Company’s compensation committee. Mr. Nathan will also be eligible to receive all such other benefits as are provided by the Company to other management employees that are consistent with the Company’s fringe benefits available to any other officer or executive of the Company.

The Company may terminate Mr. Nathan’s employment agreement for “Cause,” as defined in the Nathan Employment Agreement. In the event that the Company terminates Mr. Nathan’s employment other than for “Cause,” or Mr. Nathan terminates his employment for “Good Reason”, as defined in the Nathan Employment Agreement, the Company will be required to pay Mr. Nathan an amount equal to six months of Mr. Nathan’s base salary and the Company’s contribution to Mr. Nathan’s health insurance premiums.

Mr. Nathan also agreed that, for the period during his employment and for two years thereafter, he will not (i) compete with the Company in the “Restricted Territory”, as defined in Exhibit A to the Nathan Employment Agreement, or (ii) solicit any of the Company’s existing employees, suppliers or customers.

Latifullah Employment Agreement.

The Latifullah Employment Agreement provides that upon the closing of this offering his employment agreement will become effective for an initial three year term. His base salary will be $285,000 per annum, and he will be eligible for a bonus as determined by the Company’s compensation committee. Mr. Latifullah will also be eligible to receive all such other benefits as are provided by the Company to other management employees that are consistent with the Company’s fringe benefits available to any other officer or executive of the Company. Mr. Latifullah will also be granted options to purchase 90,000 shares of common stock, which shall begin vesting on the first anniversary of his initial employment as Chief Financial Officer and continue vesting monthly over the following two years, at a strike price to be determined.

Gregory McCarthy Employment Agreement.

The Gregory McCarthy Employment Agreement provides that Mr. McCarthy is the Chief Executive Officer of AOC Key Solutions for an initial term through April 21, 2017, with the option to extend the term in writing. His base salary will be $229,800 per annum, and he will be eligible for a bonus as determined by the Company’s compensation committee. Mr. McCarthy will also be eligible to receive all such other benefits as are provided by the Company to other management employees that are consistent with the Company’s fringe benefits available to any other officer or executive of the Company.

The Company may terminate Mr. McCarthy’s employment agreement for “Cause,” as defined in the Gregory McCarthy Employment Agreement. In the event that the Company terminates Mr. McCarthy’s employment other than for “Cause,” or Mr. McCarthy terminates his employment for “Good Reason”, as defined in the Gregory McCarthy Employment Agreement, the Company will be required to pay Mr. McCarthy an amount equal to six months of Mr. McCarthy’s base salary and the Company’s contribution to Mr. McCarthy’s health insurance premiums.

Mr. McCarthy also agreed that, for the period during his employment and for two years thereafter, he will not (i) compete with the Company in the “Restricted Territory”, as defined in Exhibit A to the Gregory McCarthy Employment Agreement, or (ii) solicit any of the Company’s existing employees, suppliers or customers.

Berrigan Employment Agreement.

The Berrigan Employment Agreement provides that Mr. Berrigan is the Executive Vice President and Principal Accounting Officer of AOC Key Solutions for an initial term through April 21, 2017, with the option to extend the term in writing. His base salary will be $195,800 per annum, and he will be eligible for a bonus as determined by the Company’s compensation committee. Mr. Berrigan will also be eligible to receive all such other benefits as are provided by the Company to other management employees that are consistent with the Company’s fringe benefits available to any other officer or executive of the Company.

The Company may terminate Mr. Berrigan’s employment agreement for “Cause”, as defined in the Berrigan Employment Agreement. In the event that the Company terminates Mr. Berrigan’s employment other than for “Cause,” or Mr. Berrigan terminates his employment for “Good Reason”, as defined in the Berrigan Employment Agreement, the Company will be required to pay Mr. Berrigan an amount equal to six months of Mr. Berrigan’s base salary and the Company’s contribution to Mr. Berrigan’s health insurance premiums.

Mr. Berrigan also agreed that, for the period during his employment and for two years thereafter, he will not (i) compete with the Company in the “Restricted Territory”, as defined in Exhibit A to the Berrigan Employment Agreement, or (ii) solicit any of the Company’s existing employees, suppliers or customers.

KEYSTONE SOLUTIONS, INC. 2016 EQUITY AWARD PLAN

In May 2016, the Board and the stockholders unanimously approved and adopted the KeyStone Solutions, Inc. 2016 Equity Award Plan (the “Plan”). The purpose of the Plan is to promote the interests of the Company (including its parent, subsidiaries and affiliates, if any) and its stockholders by using equity interests in the Company to attract, retain and motivate its management, nonemployee directors and other eligible persons and to encourage and reward their contributions to the Company’s performance and profitability. The Board believes that the ability to provide equity-based incentives will be vital to the Company’s ability to continue to attract and retain individuals in the competitive labor markets in which we compete.

The total shares of common stock issuable under the Plan will be 923,016 shares.

Highlights of the Plan

The Plan permits the Company to take a flexible approach to its equity awards by permitting the grant of restricted stock, restricted stock units, restricted stock purchase rights, stock options, stock appreciation rights, performance awards and other stock awards. We have also designed the Plan to include a number of provisions that we believe promote best practices by reinforcing the alignment of equity compensation arrangements for nonemployee directors, officers, employees, consultants and stockholders’ interests. These provisions include, but are not limited to, the following:

No Discounted Awards. Awards that have an exercise price cannot be granted with an exercise price less than the fair market value on the grant date.

No Repricing Without Stockholder Approval. We cannot, without stockholder approval, reduce the exercise price of an award (except for adjustments in connection with a Company recapitalization), and at any time when the exercise price of an award is above the market value of our common stock, we cannot, without stockholder approval, cancel and re-grant or exchange such award for cash, other awards or a new award at a lower (or no) exercise price.

No Evergreen Provision. There is no evergreen feature under which the shares of common stock authorized for issuance under the Plan can be automatically replenished.

No Automatic Grants. The Plan does not provide for “reload” or other automatic grants to recipients.

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Administrator.

No Tax Gross-Ups. The Plan does not provide for any tax gross-ups.

No liberal change-in-control definition. The change-in-control definition contained in the Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

“Double-trigger” change in control vesting. If awards granted under the Plan are assumed by a successor in connection with a change in control of the Company, such awards will not automatically vest and pay out solely as a result of the change in control, unless otherwise expressly set forth in an award agreement.

No dividends on unearned performance awards. The Plan prohibits the current payment of dividends or dividend equivalent rights on unearned performance-based awards.

Limitation on amendments. No amendments to the Plan may be made without stockholder approval if any such amendment would materially increase the number of shares reserved or the per-participant award limitations under the Plan, diminish the prohibitions on repricing stock options or stock appreciation rights, or otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of the principal exchange on which the Company’s shares are traded.

Administered by the Administrator. The Plan will be administered by the Company’s Board, or a Committee, which shall be appointed in accordance with Section 3 of the Plan, or a combination thereof (the “Administrator”).

Clawbacks. Awards based on the satisfaction of financial metrics that are subsequently reversed, due to a financial statement restatement or reclassification, are subject to forfeiture.

Plan Principal Features

The principal features of the Plan are summarized below. This summary is not complete, however, and is qualified by the terms of the Plan, a copy of which is filed as Exhibit 6.2 to this offering statement on Form 1-A.

Shares Available Under the Plan

The maximum aggregate number of shares of common stock available for issuance under the Plan is 923,016. Shares subject to an award may be authorized but unissued, or reacquired shares of common stock or treasury shares. If an award under the Plan expires or becomes unexercisable without having been exercised in full, or an award is settled for cash, the unissued shares that were subject to the award will become available for future grant under the Plan, as will any shares that are withheld by the Company when an option is exercised or tax withholdings are satisfied by the tendering of shares. However, shares that have actually been issued under the Plan will not be returned to the Plan and will not be available for future distribution under the Plan.

Plan Administration

The Plan is administered by the Administrator. The Administrator has the exclusive authority, subject to the terms and conditions set forth in the Plan, to determine all matters relating to awards under the Plan, including the selection of individuals to be granted an award, the type of award, the number of shares of common stock subject to an award, and all terms, conditions, restrictions and limitations, if any, including, without limitation, vesting, acceleration of vesting, exercisability, termination, substitution, cancellation, forfeiture, or repurchase of an award and the terms of any instrument that evidences the award.

Term

The Plan shall continue in effect for a term of ten (10) years, unless sooner terminated pursuant to its provisions.

Eligibility

Awards under the Plan may be granted to employees (including officers), consultants and directors of the Company, its parent, subsidiaries and affiliates. In addition, an award under the Plan may be granted to a person who is offered employment by the Company or its parent, a subsidiary or affiliate, provided that such award shall be immediately forfeited if such person does not accept such offer of employment within an established time period. If otherwise eligible, an employee, consultant or director who has been granted an award under the Plan may be granted other awards. Although all employees of the Company, its parent, subsidiaries and affiliates are eligible to receive awards under the Plan, it is not possible to estimate the number of additional individuals who may become eligible to receive awards under the Plan from time to time.

Awards

The Plan is broad-based and flexible, providing for awards to be made in the form of (a) restricted stock and restricted stock units, (b) restricted stock purchase rights, (c) incentive stock options, which are intended to qualify under Section 422 of the Internal Revenue Code (the “Tax Code”), (d) non-qualified stock options, which are not intended to qualify under Section 422 of the Tax Code, (e) stock appreciation rights, (f) performance awards, (g) performance shares, (h) performance units or (i) other stock-based awards that relate to or serve a similar function to the awards described above. Awards may be made on a standalone, combination or tandem basis. Additional information about some of the awards is set forth below.

Restricted Common Stock Awards, Restricted Stock Purchase Rights and Restricted Stock Units

Awards of Restricted Common Stock, Restricted Stock Purchase Rights and Restricted Stock Units. Awards of restricted common stock and grants of restricted stock purchase rights are shares of common stock awarded or granted to the recipient, all or a portion of which are subject to a restriction period set by the Administrator during which restriction period the recipient or purchaser shall not be permitted to sell, transfer or pledge the restricted common stock. Restricted stock units are notional accounts that are valued solely by reference to shares of common stock, subject to a restriction period set by the Administrator and payable in common stock, cash or a combination thereof. The restriction period for both restricted stock and restricted stock units may be based on period of service, which shall not be less than one (1) year, performance of the recipient or the Company, its parent, subsidiary, division or department for which the recipient is employed or such other factors as the Administrator may determine.

Rights as a Stockholder. Subject to any restrictions set forth in the award agreement, a recipient or purchaser of restricted common stock will possess all of the rights of a holder of common stock of the Company, including the right to vote and receive dividends. Cash dividends on the shares of common stock that are the subject of an award agreement shall be paid in cash to the recipient or purchaser and may be subject to forfeiture as set forth in the award agreement. The recipient of restricted stock units shall not have any of the rights of a stockholder of the Company; the Administrator shall be entitled to specify with respect to any restricted stock unit award that upon the payment of a dividend by the Company, the Company will hold in escrow an amount in cash equal to the dividend that would have been paid on the restricted stock units had they been converted into the same number of shares of common stock and held by the recipient on that date. Upon adjustment and vesting of the restricted stock unit, any cash payment due with respect to such dividends shall be made to the recipient.

Termination of Employment, Consultancy or Director Relationship. Generally, upon termination of employment, consultancy or a director relationship for any reason during the restricted period, the recipient or purchaser will forfeit the right to the shares of restricted common stock to the extent that the applicable restrictions have not lapsed at the time of such termination.

Common Stock Options

Types. Common stock options may be granted under the Plan to directors and consultants in the form of nonqualified stock options and to employees in the form of incentive stock options or nonqualified stock options.

Exercise Price. The per share exercise price for shares underlying common stock options will be determined by the Administrator, provided that the exercise price must be at least equal to 100% of the fair market value per share of common stock on the date of grant. In the case of an incentive stock option granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price must be at least equal to 110% of the fair market value per share of common stock on the date of grant.

Term of Option; Vesting. The term during which a common stock option may be exercised will be determined by the Administrator, provided that no common stock option will be exercisable more than ten (10) years from the date of grant. In the case of an incentive stock option granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or its parent, subsidiaries or affiliates, the term of such common stock option may not be more than five (5) years. The Administrator has full authority, subject to the terms of the Plan, to determine the vesting period or limitation or waiting period with respect to any common stock option granted to a participant or the shares purchased upon exercise of such option; provided, however, that such vesting restriction or limitation or waiting period shall not be less than one (1) year. In addition, the Administrator may, for any reason, accelerate the exercisability of any common stock option.

Other Awards

Stock Appreciation Rights. The Administrator may grant to an employee, consultant or a director a right to receive the excess of the fair market value of shares of the Company’s common stock on the date the stock appreciation right is exercised over the fair market value of such shares on the date the stock appreciation right was granted. Such spread may, in the sole discretion of the Administrator, be paid in cash or common stock or a combination of both.

Performance Awards. The Administrator may grant performance awards to employees based on the performance of a recipient over a specified period. Such performance awards may be awarded contingent upon future performance of the Company or its parent, affiliates or subsidiaries during that period. A performance award may be in the form of common stock (or cash in an amount equal to the fair market value thereof) or the right to receive an amount equal to the appreciation, if any, in the fair market value of common stock over a specified period. Performance awards may be paid, in the Administrator’s discretion, in cash or stock or some combination thereof. Each performance award will have a maximum value established by the Administrator at the time the award is made. Unless otherwise provided in an award agreement or by the Administrator, performance awards terminate if the recipient does not remain an employee of the Company, or its parent, affiliates or subsidiaries, at all times during the applicable performance period.

Other Stock-Based Awards. The Administrator may, in its discretion, grant other stock-based awards that are related to or serve a similar function to the awards described above.

Material Terms of Performance Goals for Qualified Performance-Based Compensation

Under section 162(m) of the Tax Code, in order for the Company to deduct compensation in excess of $1,000,000 that is paid in any year to any “covered employee,” such compensation must be treated as “qualified performance-based,” within the meaning of section 162(m) of the Tax Code. A “covered employee” is defined under section 162(m) of the Tax Code as a company’s principal executive officer or any of such company’s three other most highly compensated executive officers named in the proxy statement (other than the principal executive officer or principal financial officer). Section 7 of the Plan sets forth the procedures the Administrator should follow to avoid the deductibility limitations of section 162(m) of the Tax Code when making long-term incentive performance awards under the Plan to current covered employees and employees whom the Administrator anticipates may become covered employees between the time of grant and payment of the award. However, there can be no guarantee that amounts payable under the Plan will be treated as “qualified performance-based” compensation and the Company reserves the flexibility to pay nondeductible compensation when necessary to achieve our compensation objectives.

Among other things, in order for an award under Section 7 of the Plan to be treated as “qualified performance-based” compensation that is not subject to the $1,000,000 cap, stockholder approval of the material terms of the performance goals is required at least every five (5) years. The material terms include the employees eligible to receive the compensation, a description of the performance criteria and the maximum amount of compensation that may be paid to any one employee. A description of the material terms for qualified performance-based compensation in the Plan follows.

Employees Eligible to Receive Compensation. A performance-based award under the Plan may be granted to employees (including officers) of the Company, its parent, subsidiaries and affiliates. In addition, a performance-based award may be granted to a person who is offered employment by the Company or its parent, a subsidiary or affiliate, provided that such award shall be immediately forfeited if such person does not accept such offer of employment within an established time period.

Performance Criteria. When making an award under the Plan, the Administrator may designate the award as “qualified performance-based compensation,” which means that performance criteria must be satisfied in order for an employee to be paid the award. Qualified performance-based compensation may be made in the form of restricted common stock, restricted stock units, common stock options, performance shares, performance units or other stock equivalents. Section 7 of the Plan includes the performance criteria the Administrator has adopted, subject to stockholder approval, for a “qualified performance-based compensation” award, which shall consist of objective tests based on one or more of the following:

•	earnings;

•	operating profits (including measures of earnings before interest, taxes, depreciation and amortization;

•	free cash flow or adjusted free cash flow;

•	cash from operating activities;

•	revenues;

•	net income (before or after tax);

•	financial return ratios;

•	market performance;

•	stockholder return and/or value;

•	net profits;

•	earnings per share;

•	profit returns and margins;

•	stock price;

•	working capital;

•	capital investments;

•	returns on assets;

•	returns on equity;

•	returns on capital investments;

•	selling, general and administrative expenses;

•	discounted cash flows;

•	productivity;

•	expense targets;

•	market share;

•	cost control measures;

•	strategic initiatives;

•	changes between years or periods that are determined with respect to any of the above-listed performance criteria;

•	net present value;

•	sales volume;

•	cash conversion costs;

•	leverage ratios;

•	maintenance of liquidity;

•	integration of acquired businesses;

•	operational efficiencies, including Lean Six Sigma initiatives;

•	regulatory compliance, including the Sarbanes-Oxley Act of 2002; and

•	economic profit.

Performance criteria may be measured solely on a Company, parent, subsidiary or business unit basis, on specific capital projects or groups of projects or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of one or more peer groups of entities or other external measure of the selected performance criteria. The measure for any such award may include or exclude items to retain the intents and purposes of specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, acceleration of payments, costs of capital invested, discount factors, and any unusual or nonrecurring gain or loss. In order to qualify as performance-based under section 162(m) of the Tax Code, the performance criteria will be established before 25% of the performance period has elapsed and will not be subject to change (although future awards may be based on different performance criteria). The performance periods may extend over one to five calendar years, and may overlap one another.

Other Provisions

Termination, Amendment and Employee Retirement Income Security Act of 1974 (“ERISA”) Status. The Plan provides that the Board may generally amend, alter, suspend or terminate the Plan and the Administrator may prospectively or retroactively amend any or all of the terms of awards granted under the Plan, so long as any such amendment does not impair the rights of any recipient without the recipient’s consent. Stockholder approval is required for any material Plan amendment or any amendment necessary to comply with the Tax Code or any other applicable laws or stock exchange requirements. The Plan is not subject to the provisions of ERISA.

Anti-dilution Provisions. Subject to any required action by the stockholders of the Company, the number of shares of common stock covered by each outstanding award (and the purchase or exercise price thereof), and the number of shares of common stock that have been authorized for issuance under the Plan, but as to which no awards have yet been granted (or which have been returned to the Plan upon cancellation or expiration of an award or the withholding of shares by the Company) will be proportionately adjusted to prevent dilution or enlargement of rights in the event of any stock split, stock dividend, combination or reclassification of the common stock or other relevant capitalization change.

Prohibition on Loans to Participants. The Company may not lend money to any participant under the Plan for the purpose of paying the exercise or base price associated with any award or for the purpose of paying any taxes associated with the exercise or vesting of an award.

Withholding Obligations. The Company may take such steps as are considered necessary or appropriate for the withholding of any federal, state, local or foreign taxes of any kind that the Company is required by any law or regulation of any governmental authority to withhold in connection with any award under the Plan, including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of common stock to be issued under the Plan, until such time as the recipient has paid the Company for any amount the Company is required to withhold with respect to taxes. Unless otherwise determined by the Administrator, withholding obligations may be settled with vested common stock, including vested common stock that is part of the award that gives rise to the withholding requirement. The Administrator may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with vested common stock.

Potential Dilutive Impact of Plan

We are committed to effectively managing our employee equity compensation programs while minimizing stockholder dilution. For this reason, in administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our stockholders. We define “burn rate” as the number of equity awards granted during the year, divided by the weighted average number of shares of common stock outstanding during the period. The burn rate measures the potential dilutive effect of our equity grants. We define “overhang” as the number of full value awards granted (but not yet vested or issued) and stock options granted (but not yet exercised) divided by the number of shares of common stock outstanding at the end of the period.

Certain Federal Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences of the receipt of restricted common stock and restricted stock units, the grant and exercise of common stock options awarded under the Plan and the subsequent disposition of shares acquired upon such exercise and the receipt of certain other awards under the Plan. This summary is based upon the provisions of the Tax Code as in effect on the date of this offering circular, current regulations adopted and proposed thereunder and existing judicial decisions, as well as administrative rulings and pronouncements of the Internal Revenue Service (all of which are subject to change, possibly with retroactive effect). This summary is not intended to be exhaustive and does not describe all federal, state or local tax laws. Furthermore, the general rules discussed below may vary, depending upon the personal circumstances of the individual holder. Accordingly, participants should consult a tax advisor to determine the income tax consequences of any particular transaction.

Taxation of Restricted Common Stock. In general, except in the case of an election under section 83(b) of the Tax Code, a participant will not incur any tax upon the grant of shares of stock which are subject to a substantial risk of forfeiture. However, when the restrictions lapse or the shares become freely transferable, the participant will recognize ordinary income equal to the fair market value of the applicable shares at such time, less the amount, if any, paid for such shares, unless the participant has made a section 83(b) election with respect to such shares or has elected to defer receipt of such shares, as discussed below.

If a participant makes a section 83(b) election within 30 days of a grant of restricted common stock, the participant will recognize ordinary income at the time of grant in an amount equal to the difference between the fair market value of the restricted shares on the grant date and the amount, if any, paid for such restricted shares. If the participant makes such an election, he or she will not recognize any further income with respect to such shares solely as a result of a later lapse of the restrictions.

If a participant holds the restricted common stock as a capital asset after the earlier of either (1) the vesting of such restricted common stock or (2) the making of a timely section 83(b) election with respect to such restricted common stock, any subsequent gain or loss will be taxable as long-term or short-term capital gain or loss, depending upon the holding period. For this purpose, the basis in the restricted common stock generally will be equal to the sum of the amount (if any) paid for the restricted common stock and the amount included in ordinary income as a result of the vesting event or section 83(b) election, as applicable; provided, however, that, if a participant forfeits restricted common stock with respect to which a section 83(b) election was made prior to vesting, the participant’s capital loss is limited to the amount (if any) paid for such restricted common stock.

In general, at the time a participant recognizes ordinary income with respect to the restricted common stock, the Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, which deduction may be limited by section 162(m) of the Tax Code.

Taxation of Restricted Stock Units; Stock Appreciation Rights; Performance Shares and Performance Units. In general, a participant will not incur any tax upon the grant of restricted stock units, stock appreciation rights, performance shares or performance units. However, when the restrictions lapse, the participant will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of any property received.

Taxation of Non-Qualified Stock Options. In general, a participant will not recognize any income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, however, a participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the non-qualified option stock on the date of exercise over the exercise price (i.e., the “spread”) and the Company will be entitled to a deduction in an equal amount, which may be limited by section 162(m) of the Tax Code.

Upon subsequent sales of shares obtained through the exercise of non-qualified stock options, the participant may realize short-term or long-term capital gain or loss, depending upon the holding period of the shares, if such shares constitute capital assets in the participant’s hands. The gain or loss will be measured by the difference between the sales price and the tax basis of the shares sold. The tax basis for this purpose generally will be fair market value of the shares on the date of exercise.

Taxation of Incentive Stock Options. A participant who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the participant to alternative minimum tax. If the shares acquired upon exercise are sold after the expiration of two years from the grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the participant recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option exercise or (2) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Unless limited by section 162(m) of the Tax Code, the Company is generally entitled to a deduction in the same amount as the ordinary income recognized by the participant.

Taxation of Other Stock Based Awards. Other awards may be granted under the Plan. Since the amount, character and timing of income recognized in connection with such awards will vary depending upon the specific terms and conditions of such awards, no information regarding the tax consequences of the receipt of such awards may be provided at this time.

Tax Withholding. The obligations of the Company under the Plan are conditioned upon proper arrangements being in place with participants in the Plan for the payment of withholding tax obligations. Unless otherwise determined by the Administrator, withholding tax obligations may be settled with shares of common stock, including shares that are part of the award that gives rise to the withholding obligation.

In light of the factors described above, the Administrator believes that the ability to grant equity compensation is vital to the Company’s ability to continue to attract, motivate, reward, and retain individuals.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, our only outstanding class of capital stock, as of October 21, 2016 by (i) each person whom we know beneficially owned more than 5% of the outstanding shares of our common stock, and (ii) all of the current directors and executive officers individually and as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares beneficially owned.

Name and address of beneficial owner (1)	Amount and nature of beneficial ownership (2)	Amount and nature of beneficial ownership acquirable		Percent of class (3)
Robert A. Berman	0	2,288,778	(4)	45.2%
Kevin Berrigan	273,722	0		5.5%
James McCarthy	2,810,220	0		56.2%
Gregory McCarthy	273,722	0		5.5%
Richard Nathan	1,642,336	0		32.8%
Riaz Latifullah	0	0		*
All directors and officers as a group (6 persons)	5,000,000	2,288,778	(4)	100.0%

*	less than 1%

(1)	The address of those listed is c/o KeyStone Solutions, Inc., 14420 Albemarle Point Place, Suite 200, Chantilly, VA, 20151.
(2)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.
(3)	Based on 5,000,000 shares outstanding prior to this offering. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of October 21, 2016 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(4)	Consists of: (i) options to purchase 2,226,278 outstanding shares in the aggregate from Mr. James McCarthy (1,405,110 shares) and Dr. Richard Nathan (821,168) granted by Mr. McCarthy and Dr. Nathan to Avon Road Partners, L.P. (“Avon Road”), an affiliate of Mr. Berman (the “Options”), and (ii) a warrant to purchase 62,500 shares from the Company issued to Avon Road. Mr. Berman is the general partner of Avon Road, and therefore may be deemed to share beneficial ownership with Avon Road of the shares reported herein. The shares of common stock subject to the warrant are deemed outstanding for the purposes of computing the percentage ownership of the person holding such warrant, but are not deemed outstanding for the purposes of computing beneficial ownership for any other person. The 2,226,278 shares underlying the Options are already outstanding as they are held by Mr. James McCarthy and Dr. Richard Nathan and are therefore included in the beneficial ownership calculation for all persons including Mr. Berman.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Formation of KeyStone Solutions

On March 15, 2016, the Company entered into a merger agreement (the “Merger Agreement”) with KCS Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, and AOC Key Solutions, Inc. (“Key Solutions”). Pursuant to the Merger Agreement, on March 15, 2016, Merger Sub was merged with and into Key Solutions, and thus Key Solutions became a wholly-owned subsidiary of the Company.

Non-Independent Directors

Currently, although we have five directors, we have only one independent director, Glen Goord, who joined our Board of Directors in March 2016 in connection with the formation of the Company. In addition, the Board of Directors, which includes four of our executive officers, could establish policies and enter into transactions over the objections of the sole independent director. This could present the potential for a conflict of interest between us and our stockholders generally and the executive officers, stockholders or directors. The absence of more independent directors who could provide a more neutral point of view could jeopardize your interests. For example, in the absence of a compensation committee, or a nominating and governance committee, comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our officers, or recommendations for director nominees, respectively, may be made by existing members of the Board of Directors, who may have a direct or indirect interest in the outcome of those decisions.

Subordinated Notes

On March 16, 2016, the Company entered into a Subordinated Note and Warrant Purchase Agreement (the “Note Purchase Agreement”) with Avon Road pursuant to which the Company agreed to issue up to $1,000,000 in subordinated debt and warrants to purchase up to 125,000 shares of the Company’s common stock (“Subordinated Note Warrants”). The exercise price for the Subordinated Note Warrants is equal to $2.00 per share of common stock. As of the date of this offering circular, subordinated notes with a face amount of $500,000 and Subordinated Note Warrants to purchase 62,500 shares of the Company’s common stock have been issued pursuant to the Note Purchase Agreement to Avon Road.

Stockholders Agreement

On March 16, 2016, Robert Berman, Avon Road, James McCarthy, Richard Nathan, Gregory McCarthy and Kevin Berrigan entered into a stockholders’ agreement (the “Stockholders’ Agreement”). The parties to the Stockholders’ Agreement, who currently control 100% of the Company’s common stock, have agreed to vote their shares of common stock in favor of the following directors:

•	Three directors nominated collectively by James McCarthy, Richard Nathan, Gregory McCarthy and Kevin Berrigan and their affiliated transferees

See “Securities Being Offered – Stockholders’ Agreement”.

Option Grants

On March 16, 2016, James McCarthy, Richard Nathan and Avon Road, an affiliate of Mr. Berman, entered into an option agreement (the “Option Agreement”). Pursuant to the Option Agreement, Messrs. McCarthy and Nathan (each a “Grantor) granted Avon Road the right to purchase up to 50% of the shares of the Company’s common stock held by such Grantor as of the date of the Option Agreement. If Avon Road exercised all such options and the subordinated note warrant, Avon Road would then own 38.9% of the issued and outstanding common stock of the Company.

Berman Employment Agreement

The Berman Employment Agreement provides that upon the initial closing of the offering, Mr. Berman will become our Chief Executive Officer for an initial term of five years with automatically renewing one-year terms thereafter. His base salary will be $395,000 per annum, and he will be eligible for a bonus as determined by the Company’s compensation committee. Mr. Berman will also be eligible to receive all such other benefits as are provided by the Company to other management employees that are consistent with the Company’s fringe benefits available to any other officer or executive of the Company.

In the event of a “Change of Control”, as defined in the Berman Employment Agreement, whether during the initial term or thereafter, the Company shall have the right to terminate Mr. Berman’s employment. In the event the Company exercises that option to terminate Mr. Berman’s employment, the Company shall pay to Mr. Berman, an amount equal to Mr. Berman’s base salary per annum multiplied by the number of years and portions thereof remaining in his current term under the Berman Employment Agreement. Mr. Berman may be terminated by the Company for “Cause”, as defined in the Berman Employment Agreement.

Mr. Berman also agreed as consideration for entering into the Berman Employment Agreement, that for the period during his employment and for twelve months thereafter, he will not (i) compete with the Company in the Geographic Area, as defined in the Berman Employment Agreement, or (ii) solicit any of the Company’s existing employees, suppliers or customers.

SECURITIES BEING OFFERED

In this offering, we are offering Units, consisting of up to 3,000,000 shares of Series A Preferred Stock and warrants to purchase up to 750,000 shares of common stock. Each Unit consists of one share of Series A Preferred Stock and a 7-year warrant that is immediately exercisable to purchase 0.25 shares of common stock, at an exercise price of $2.00 per share of common stock. The shares of Series A Preferred Stock and warrants will be issued separately but can only be purchased together as a Unit in this offering. The separate purchase and sale of warrants, solely as warrants detached from a Unit, are restricted for a period of 180 days from the date the Unit, for which the warrant is associated, is purchased. This offering circular also relates to the offering of shares of our common stock upon the conversion of the Series A Preferred Stock and the exercise, if any, of the warrants.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, including the Series A Preferred Stock, the holders of common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available for such dividends. We have never declared a dividend on our common stock and do not anticipate doing so in the foreseeable future. In the event of a liquidation, dissolution or winding up of the Company, subject to the prior rights of the preferred stock, including the Series A Preferred Stock, the holders of common stock are entitled to share ratably in any remaining assets, if any such assets exist, after payment of liabilities. The common stock has no preemptive or other subscription rights and is not subject to any future calls or assessments. There are no conversion rights or redemption or sinking fund provisions applicable to shares of common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Stockholders’ Agreement

The following is a summary of the material terms and provisions of the KeyStone Solutions, Inc. Stockholders’ Agreement, dated March 16, 2016, among the Company and the stockholders party thereto.

Board Representation. The board of directors of the Company shall not exceed five members and shall include (a) two directors nominated by Mr. Berman and Avon Road Partners, L.P. (the “Investor Holders”), which nominees shall be reasonably acceptable to the Founding Holders (as defined below), and (b) three directors designated by James McCarthy, Richard Nathan, Greg McCarthy and Kevin Berrigan (the “Founding Holders”), which nominees shall be reasonably acceptable to the Investor Holders.

Registration Rights. If the Company enters into any registration rights agreement or similar agreement granting “demand”, “piggyback” and/or S-3 registration rights with respect to, or proposes to register any of, equity securities, the Founding Holders and Investor Holders shall be made a party to such agreement (or enter into such an agreement in the event of a proposed registration) with equal rights to participate in the “demand”, “piggyback” and/or S-3 registration rights.

Right of First Offer. The Company shall have a right of first offer for a period of 30 days to purchase any shares proposed to be sold by any Founding Holder or Investor Holder to a third party. If the Company does not intend to purchase any of the offered shares (or intends to purchase less than the total number of offered shares), then each of the other Founding Holders and Investor Holders shall have the right to purchase their pro rata portion of the remaining shares.

Co-Sale Rights. If any Founding Holder or Investor Holder receives an offer to transfer any equity securities to a third party, the other Founding Holders or Investor Holders have the right to participate pro rata in such sale.

Sale of the Company. At any time that the holders of a majority of the equity securities held by the Founding Holders and the Investor Holders propose a sale of the Company, such holders can compel all other Founding Holders and Investor Holders of the Company to approve such sale.

Series A Preferred Stock

The following summary of certain material terms and provisions of our Series A Preferred Stock offered in this offering is subject to changes based on the final terms of the offering. The following summary is subject to, and qualified in its entirety by, the form of Certificate of Designations of Series A Cumulative Convertible Redeemable Preferred Stock (the “Certificate of Designations”), which is attached hereto as Annex A. You should review a copy of the Certificate of Designations for a complete description of the terms and conditions applicable to the Series A Preferred Stock.

Voting Rights. The holders of Series A Preferred Stock shall not have any voting rights except as expressly set forth below or as otherwise from time to time required by law.

So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our Certificate of Incorporation, the vote or consent of the holders of a majority of the outstanding shares of Series A Preferred Stock at the time outstanding and entitled to vote thereon shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise:

•	any amendment, alteration or repeal to our Certificate of Incorporation or bylaws which have an adverse effect on the rights, preferences, privileges or voting powers of the Series A Preferred Stock;

•	at any time until the second (2nd) anniversary of the Qualification Date, (x) any declaration or payment of cash dividends on any of our common stock or other stock that is specifically designated as junior to the Series A Preferred Stock; (y) any purchase, redemption or other acquisition for consideration of any of our common stock or other junior stock, whether directly or indirectly; or (z) if and only if the Company is delinquent in the payment of dividends on the Series A Preferred Stock, any declaration or payment of cash dividends or purchase, redemption or other acquisition for consideration of any class of securities hereafter authorized that is specifically designated as ranking pari passu with the Series A Preferred Stock, whether directly or indirectly; provided, further, however, that the consent of the holders of the Series A Preferred Stock shall not be required in connection with any repurchase of any junior stock (A) held by any employee or consultant of the Company (x) upon any termination of such employee’s or consultant’s employment or consultancy pursuant to any agreement providing for such repurchase or (y) otherwise permitted pursuant to an agreement between the Company and an employee or consultant thereof; or (B) pursuant to the terms of the Stockholders’ Agreement dated March 16, 2016 by and among the Company and the stockholders party thereto; or

•

any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole; provided, further, that no vote by the holders of Series A Preferred Stock under the foregoing shall be required to the extent a plan of merger, binding share exchange or similar event otherwise provides that the holders of Series A Preferred Stock would receive an amount of cash in such merger, share exchange or similar event equal to the liquidation preference as of the consummation of such merger, share exchange or similar event.

Dividends. The Series A Preferred Stock is entitled to quarterly dividends of $0.175 (7.0% per annum) per share.

Conversion Rights. At any time after the third anniversary of the Qualification Date, each holder of the Series A Preferred Stock will have the right to convert each share of Series A Preferred Stock into our common stock at an initial conversion price of (a)(i) $14.00, equivalent to a conversion rate of 0.714 shares of common stock for each share of Series A Preferred Stock from             , 2019 to             , 2020 or (ii) $15.00, equivalent to a conversion rate of 0.667 shares of common stock for each share of Series A Preferred Stock from and after            , 2020 plus (b) the amount of any accrued but unpaid dividends thereof, if any, whether or not declared, to and including the date immediately prior to such date of conversion.

The Series A Preferred Stock will automatically be converted at the then effective conversion price (i) except as provided below, immediately prior to the closing of the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (A) which results in aggregate cash proceeds to the Company of not less than $30,000,000 (net of underwriting discounts and commissions), (B) is made at an offering price per share of at least the then applicable conversion price (as adjusted) and (C) following such offering, the common stock is listed for trading on a national securities exchange, and (ii) on the date specified by written consent or agreement of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock (a “Qualified IPO”). If the closing of a Qualified IPO occurs prior to             , 2019, the conversion price per share shall be (i) $11 per share from             , 2016 to             , 2017; (ii) $12 per share from             , 2017 to             , 2018; and (iii) $13 per share from             , 2018 to             , 2019.

Redemption by Company. At any time following the third anniversary of the Qualification Date, the Company may redeem all or any portion of the then outstanding Series A Preferred Stock for a redemption price equal to either (a) (i) $14.00 per share from             ,2019 to             , 2020 or (ii) $15.00 per share from and after            , 2020 plus (b) the amount of any accrued but unpaid dividends thereof, if any, whether or not declared, to and including the date immediately prior to such date of redemption.

Redemption by Holder. At any time after the sixtieth month after the Qualification Date, each holder of the Series A Preferred Stock will have the right to require the Company to redeem all, but not less than all, of such holder’s Series A Preferred Stock for a redemption price of $15 per share plus the amount of any accrued but unpaid dividends thereof, if any, whether or not declared, to and including the date immediately prior to such date of redemption.

Liquidation Rights. In the event of a “Liquidation Event” (as defined below), the holders of Series A Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to stockholders an amount equal to $10 per share plus the amount of any accrued but unpaid dividends thereof, if any, whether or not declared, to and including such date of liquidation. “Liquidation Event” shall mean a liquidation, dissolution or winding up of the Company in a single transaction or series of transactions. The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a Liquidation Event, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a Liquidation Event.

Unit Warrants

The following summary of certain material terms and provisions of our Unit warrants offered in this offering is subject to changes based on the final terms of the offering. The following summary is subject to, and qualified in its entirety by, the form of warrant, which is attached hereto as Annex B . You should review a copy of the form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants are exercisable on or before seven years from the Qualification Date. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise. If at any time there is not a current, valid and effective registration statement covering the warrant shares that are the subject of the exercise notice, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price. The initial exercise price per share of common stock purchasable upon exercise of the warrants is $2.00 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Redemption. Provided that there is an effective registration statement registering the shares of common stock issuable upon exercise of the warrant, on or before the expiration date of the warrant, upon 20 days prior written notice to the holders of warrants following the date on which the last sale price of the common stock equals or exceeds $            per share for 20 consecutive trading days (“Call Notice”), as may be adjusted for stock splits, stock dividends and similar corporate events, and the daily average minimum volume of the common stock during those 20 days is at least             shares, the Company has the right to call any or all of the warrants at a call price of $            per share of common stock underlying the warrant. Warrant holders will have the period from the date of the Call Notice until 5 p.m., Eastern time, on the 20th day following the Call Notice to exercise the warrant. Any warrants which have been called but remain unexercised by the 20th day will automatically terminate and no longer entitle the holder to exercise such warrant or to receive any consideration therefor, other than the call price. For any warrants which are not exercised by the 20th day, the Company will pay the call price to the holder of any warrants which have been called and not exercised.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer, provided however that the separate purchase and sale of warrants, solely as warrants detached from a Unit, are restricted for a period of 180 days from the date the Unit, for which the warrant is associated, is purchased.

Market Listing or Quotation. There is no established public trading market for the warrants detached from the Series A Preferred Stock. After qualification, we intend to apply for the warrants to be eligible for quotation on either the OTCQX or OTCQB. However, there can be no guarantee that the warrants will be quoted, or that a market will develop.

Fundamental Transaction. If, at any time while the warrants are outstanding, there is a “Fundamental Transaction” (as defined below), then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. “Fundamental Transaction” shall mean (i) a merger or consolidation of the Company into or with another corporation in which the stockholders of the Company immediately prior to the consummation of such transaction shall own less than 50% of the voting securities or less than 50% of the voting power of the surviving corporation (or the parent corporation of the surviving corporation where the surviving corporation is directly or indirectly wholly-owned by the parent corporation) immediately following the consummation of such transaction, (ii) any sale or other transfer, in one transaction or a series of related transactions, of fifty percent (50%) or more of the outstanding voting stock of the Company, or (iii) the consummation of the sale, transfer or lease (including by merger or consolidation of one or more subsidiaries or otherwise, but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of (A) the assets of the Company or (B) the assets of the Company and/or one or more subsidiaries constituting all or substantially all of the assets of the Company (determined on a consolidated basis with the Company and all of its subsidiaries)

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Certain Anti-takeover Effects

The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents

Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the stock to elect some directors.

Vacancies. Our bylaws provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Amendment to Certificate of Incorporation and Bylaws. The Board of Directors may amend or repeal the corporation’s bylaws unless: (1) the articles or applicable law reserves this power exclusively to stockholders in whole or in part; (2) the shareholders in amending or repealing a particular bylaw provide expressly that the Board may not amend or repeal that bylaw; or (3) such amendment or repeal adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock (unless waived by the majority of the holders of the Series A Preferred Stock). A Delaware corporation’s stockholders may amend or repeal the corporation’s bylaws even though they may also be amended or repealed by the Board of Directors. Our bylaws may not be amended or repealed without the vote of a majority of the Board of Directors then in office or the affirmative vote of a majority of votes cast on the matter at a meeting of shareholders.

Transfer Agent and Registrar

VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598, is the transfer agent and registrar for the Company’s securities, including the Units, the Series A Preferred Stock, and the common stock.

PLAN OF DISTRIBUTION

The Sales Agent and the Underwriting

Moloney Securities Co., Inc. (“Moloney”) has agreed to act as the lead placement agent and dealer manager for the offering and The Benchmark Company, LLC (“Benchmark”) has agreed to act as co-dealer manager (Moloney and Benchmark are collectively referred to in this offering circular as the “Sales Agent”). In connection with this offering the Sales Agent has entered into a Sales Agency Agreement and a “Co-Agent Agreement,” both dated             , 2016.

The Series A Preferred Stock and warrants will be sold together as Units, with each Unit consisting of one share of Series A Preferred Stock and a seven-year warrant dated from the Qualification Date that is immediately exercisable to purchase 0.25 shares of common stock at an exercise price of $2.00 per share. Although the warrants are detachable, that is, the warrant may be traded separately, and may be exercised immediately, the warrants may not be detached or traded separately for a period of 180 days after the Qualification Date.

This offering is not a firm commitment underwriting, which means that the Sales Agent is not purchasing or selling any Units offered by this offering circular for resale to investors, nor is the Sales Agent required to arrange the purchase or sale of any specific number or dollar amount of the Units. The Sales Agent has agreed to use its commercially reasonable best-efforts to arrange for the sale of all of the Units offered hereby. The Sales Agent is utilizing for the offering a platform operated by Folio Investments, Inc. (“Folio”), a Financial Industry Regulatory Authority (“FINRA”) member and SEC-registered broker-dealer and clearing firm, which permits access to certain offering information and the Subscription Agreements. See “—Procedures for Acquiring Units” below.

Offering Amount, Distributions and Closings

The minimum number of Units to be sold in this offering is 300,000 Units totaling an aggregate price to the public of $3,000,000 the “Minimum Offering Amount” at the price per Unit to the public of $10.00. The “Maximum Offering Amount” of the offering is 3,000,000 Units totaling $30,000,000 at the price per Unit to the public of $10.00 per Unit. The Sales Agent has the right to enter into participating dealer agreements with other broker-dealers participating in the offering, all of whom must be members of FINRA (defined herein as a “Dealer” or “Dealers”). The Sales Agent may also sell Units for cash directly to its own clients and customers at the offering price and subject to the terms and conditions stated in this offering circular.

After the qualification of the Units as exempt from registration pursuant to Section 3(b)(2) of the Securities Act and Tier 2 under Regulation A promulgated thereunder by the SEC, the Sales Agent and the Dealers will commence the offering of the Units for cash to the public in jurisdictions in which the Units are registered or qualified for sale or in which the offering is otherwise permitted. Each investor in the offering must invest a minimum of $5,000 per subscription (500 Units).

If all conditions precedent to the consummation of the Minimum Offering Amount as established and agreed to by the Company and the Sales Agent are satisfied, the Company will issue the Units on the Closing Date, as defined below, against payment to the Company of the amount for the Units sold pursuant to this offering circular. No sale will be regarded as effective unless and until accepted by the Company. We anticipate that there will be more than one closing during the offering. The first closing (the “Initial Closing”) will occur as soon as practical after we raise the Minimum Offering Amount of $3,000,000, but in no event will it occur more than six (6) months after the Qualification Date (the “Minimum Offering Period”). If the Minimum Offering Amount (300,000 Units sold at the price per Unit to the public of $10.00 per Unit, which equals $3,000,000) is not raised for this offering prior to or on the last day of the Minimum Offering Period which will be                     , 2017, or the Company elects to terminate the offering prior to the end of the Minimum Offering Period upon payment of an early termination fee as provided for below, the offering will terminate and the investors will promptly receive a full refund of all of the consideration paid for the Units which they have invested in the offering, which means that such funds shall remain in the Folio accounts for the benefit of the investors and shall not be transferred to the Company, as provided in this Plan of Distribution. The Company also has the option to terminate the offering prior to the expiration of the Minimum Offering Period upon payment of an early termination fee relating to expenses incurred. We anticipate and have designed the Initial Closing so that the investments made as part of raising the Minimum Offering Amount for the Initial Closing will be made through the Folio investment platform as described below in this Plan of Distribution Section. After we have raised the Minimum Offering Amount, investments may be made by Dealers for investors either through the Folio platform or, if requested by a Dealer or investor and deemed appropriate and beneficial for the offering by the Sales Agent, then through an escrow agent, to be selected by the Sales Agent (“Escrow Agent”) without having to establish an account with Folio. As of the date of this Offering Circular the Sales Agent has not retained the services of an Escrow Agent, however the Sales Agent retains the right to engage an Escrow Agent of its choice to provide escrow services for this offering if the Sales Agent deems that the use of an Escrow Agent would be appropriate and beneficial for completion on the offering.

After raising the Minimum Offering (the sale of 300,000 Units) and completing the Initial Closing, subsequent Closings will occur when: (i) the Company raises an additional $3,000,000 (300,000 Units) over the amount raised in the immediately preceding Closing; or (ii) two (2) months after the immediately preceding Closing, whichever occurs first. Therefore, following the Initial Closing, an investor should not have to wait longer than approximately two (2) months to receive his or her Units and earlier if the incremental $3,000,000 is raised sooner. Prior to raising the Minimum Offering Amount the prospective investors have the right to the return of all invested funds deposited in the prospective investor’s Folio account for this offering prior to a Closing, including the Initial Closing. Investors will not have a right to a return of invested funds after a Closing is completed, including but not limited to the Initial Closing, and the invested funds have been transferred to the Company. After the Initial Closing the Company and the Sales Agent may jointly agree to conduct a Closing earlier than the two months or the sale of 300,000 incremental Units. The offering shall expire twelve (12) months after the Qualification Date (“Offering Expiration Date”).

After the Initial Closing, if any one of the subsequent Closings fails to result in raising an incremental aggregate amount of at least $3,000,000 or if the offering is discontinued for any reason prior to raising an incremental aggregate amount of at least $3,000,000, the amount actually raised will be disbursed to the Company and the Units will be issued to the investors. After the Initial Closing the offering will continue until the first to occur of the following: (i) we raise the Maximum Offering Amount of $30,000,000; (ii) we terminate the offering; or (iii) the Offering Expiration Date. We cannot make any assurance that this offering will continue to any predetermined amount of capital raised and the offering may be terminated by the Company prior to raising the Maximum Offering Amount.

Sales Fees, Reallowance and Sales Agent’s Expense Reimbursements

The Sales Agent will receive for its services a commission on each Closing Date equal to six percent (6%) of the aggregate dollar amount of the proceeds of the Units sold in the offering (the “Sales Fee”). This Sales Fee may be subject to a reallowance in whole or part to Dealers who make sales as a part of this offering, as determined by the Sales Agent.

The Company will pay or reimburse the Sales Agent for all actual, accountable and reasonable out-of-pocket expenses of the Sales Agent not to exceed one percent (1.00%) of the aggregate dollar amount of the proceeds of the Units sold in the offering and in no event will it exceed the amount permitted as accountable expenses under FINRA Rules (“Accountable Expenses”). In addition to the payment or reimbursement for the Accountable Expenses, the Company will pay the Sales Agent with a non-accountable expense allowance equal to one percent (1.00%) of the aggregate dollar amount of the proceeds of the Units sold in the offering as permitted by FINRA Rule 5110(f)(2)(B) (“Non-Accountable Expenses”).

The Company shall pay Folio for its services in the offering equal to 0.50% (50 basis points) of the aggregate dollar amount of the proceeds of the Units sold in the offering (the “Folio Fee”) pursuant to the Issuer Custody and Services Agreement between the Company and Folio dated effective as of                             , 2016 (the “Custody Agreement”). For this offering Folio Fee will be allocated to accountable expenses, which under the FINRA 5110 filing process are currently viewed as underwriter compensation. In addition to the Folio Fee, Folio may participate in the offering as a Dealer in the sale of the Units. In its capacity as a Dealer, Folio shall be entitled to receive a reallowance on commissions in accordance with a Participating Dealer and Selling Agreement entered into between the Sales Agent and Folio, which shall be compensation for Folio’s portion of the commissions as a Dealer and shall be separate and distinct from the Folio Fee.

The Folio Fee of 0.5% (50 basis points) of the aggregate dollar amount of the proceeds of the Units sold in the offering shall remain payable by the Company to Folio and the total Accountable Expenses of the Sales Agent as defined by FINRA shall not exceed 1.00% and the Non-Accountable Expenses of the Sales Agent as defined by FINRA shall be 1.00% of the aggregate dollar amount of the Units sold in the offering.

Reduced Sales Fee

The Sales Agent may reduce the Sales Fee in its sole discretion with respect to Units sold to: (i) clients of investment advisors registered under the Investment Advisers Act of 1940, as amended or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such advisor); (ii) registered principals or representatives of the Sales Agent or any Dealer (and immediate family members of any of the foregoing); (iii) the Company’s or its wholly owned Subsidiary’s employees, officers and directors or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons), any benefit plan established exclusively for the benefit of such persons or entities, and, if approved by the Company’s board of directors, joint venture partners, consultants and other service providers; (iv) any investor in an entity affiliated with the Company; and (v) any other person identified by the Company and agreed to by the Sales Agent.

Procedures for Acquiring Units

Prospective investors who meet the requirements and abide by the investment limitations described below in this Plan of Distribution section, may subscribe for our Units. We anticipate that all subscriptions that are part of the Minimum Offering Amount will be made through the Folio platform, either in individual accounts or through omnibus accounts opened by Dealers or the Sales Agent composed of funds from more than one investor. Following the raising of the Minimum Offering Amount investors will also be permitted to complete and submit their subscription agreements through their Dealers electronically, through either the Folio platform or if determined appropriate and beneficial by the Sales Agent then through an Escrow Agent, if one is established as indicated above in this Plan of Distribution.

Initial Closing and the Minimum Offering Amount

As a condition to the transfer of funds from subscribers to the Company for the Initial Closing only, the total amount of subscriptions accepted by the Company and supported by cleared funds in subscriber brokerage accounts at Folio must be equal to or greater than the Minimum Offering Amount. When funds from all subscriptions in the offering equal or exceed the Minimum Offering Amount are deposited with Folio for the exclusive benefit of customers by no later than the end of the Minimum Offering Period, the funds will be transferred to the Company for the Initial Closing. Funds from subscriptions will be held by Folio in customer accounts for the exclusive benefit of its customers until such time as all conditions to the Initial Closing are met before being transferred to the Company’s Folio account. If the Minimum Offering Amount is not raised before the expiration of the Minimum Offering Period, or the Company exercises its option to earlier terminate the offering upon payment of the early termination fee, the subscriptions shall not be accepted by the Company and customer funds held in accounts at Folio shall be refunded to the investors, which means that such funds shall remain in the customer accounts for the benefit of the investors and will not be transferred to the Company.

Investment Procedures Generally

Prior to purchasing any of our Units, you should review this entire offering circular and any appendices, exhibits and supplements accompanying this offering circular. For the Minimum Offering, prospective investors will acquire our Units through book-entry order through the Sales Agent or a participating Dealer by opening an account with Folio, which will be either an individual account owned by the investor and held by Folio for the exclusive benefit of such customer or an omnibus account established by a Dealer or Sales Agent. After the Minimum Offering is raised and the sales are closed for the Initial Closing investors may make investments through an account at Folio, either previously established or through a new Folio account, or directly through the investor’s Dealer using an Escrow Agent, if one is engaged as indicated above in this Plan of Distribution, without establishing an account with Folio. For all Closings after the Initial Closing investors may utilize either Folio or an Escrow Agent, if established, to hold funds prior to a Closing.

Subscriptions for the Units made through Folio, which is a FINRA member and SEC-registered broker-dealer and clearing firm are processed online. The Company has engaged V-Stock Transfer, LLC (the “Transfer Agent”) as the transfer agent for this offering. The Transfer Agent will record and maintain records of the Units issued by the Company.

Investment Procedures Using the Folio Platform

For raising the Minimum Offering Amount and thereafter, if the Folio platform is utilized, the process for investing through Folio will work in the following manner. Folio has, as of the date of this offering circular, entered into the Custody Agreement with the Company pursuant to which the Company will issue uncertificated securities to be held in the Company’s account at Folio, and the Units held at Folio will show as an omnibus position on the Company’s records and the Transfer Agent’s records in the name of “Folio Investments, Inc. for the exclusive benefit of its customers.” The Company’s brokerage account with Folio will hold the Units to be sold in the offering in book-entry form. When the Units are sold as described below, Folio maintains a record of each investor’s ownership interest in those securities. Under an SEC no-action letter provided to Folio on January 13, 2015, Folio is allowed to treat the issuer as a good control location pursuant to Exchange Act Rule 15c3-3(c)(7) under these circumstances. The customer’s funds in accounts owned by the customer at Folio will not be transferred into a separate account awaiting the Initial Closing, or any other Closing, but will remain at Folio in the Dealer’s or the Sales Agent’s omnibus account or the investor’s account pending instructions to release funds to the Company if all conditions necessary for a Closing are met. Therefore, up until the consummation of a Closing for accounts established by customers or for the benefit of customers at Folio the funds awaiting investment in the offering will remain in accounts owned and controlled by the customers.

In order to subscribe to purchase the Units, a prospective investor must complete and execute (electronically) a subscription agreement and provide payment using the procedures indicated below. Investors must answer certain questions to determine compliance with the investment limitations set forth in Regulation A under the Securities Act. The Securities Act and Regulation A provide, in part, that in Regulation A offerings, such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor, who is not an “Accredited Investor” pursuant to Rule 501 (a) of Regulation D (See Investor Qualification and Compliance herein below for a definition of “Accredited Investor”) cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

To invest in this offering through Folio’s platform, a prospective investor must have a brokerage account with Folio, either directly or through a broker dealer that is operating under a fully disclosed clearing agreement with Folio as the clearing brokerage. Prospective investors will be able to access the offering materials, including this offering circular, online, where they can submit a subscription request to purchase Units in the offering. When submitting the subscription request, a prospective investor is required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents.

The funds that will be used by the investor to purchase the securities through the Folio platform are deposited by the investor prior to the Closing Date into a brokerage account at Folio, which will be owned by the investor or may be owned as part of an omnibus account with Folio through a Dealer or through the Sales Agent. The funds for the investor’s account at Folio can be provided by check, wire, Automated Clearing House (“ACH”) push, ACH pull, direct deposit, Automated Customer Account Transfer Service (“ACATS”) or non-ACATS transfer. Under an SEC no-action letter provided to Folio on July 15, 2015, the funds may remain in the customer’s account after they are deposited and until the conditions of the offering are satisfied, and the offering closes, the prospective investor’s offer is cancelled, or the Company offering is withdrawn or expired including without limitation, the completion of the Initial Closing. The funds that will be used by an investor to purchase the Units through the Folio platform will be promptly swept into or maintained in FDIC-insured bank accounts as part of Folio’s cash sweep program. After all contingencies of the offering are met, the Company will notify Folio when it wishes to conduct a Closing. Folio executes the Closing by transferring each investor’s funds from their Folio accounts to the Company’s Folio account and transferring the correct number of book-entry shares to each investor’s account from the Company’s Folio account. Series A Preferred Stock and Unit warrants are then reflected in the investor’s online account and shown on the investor’s Folio account statements. Folio will also send trade confirmations individually to the investors.

Other than this offering circular in electronic format, the information on Folio’s web site or any information contained in any other website maintained by the Sales Agent or any Dealer or by us is not part of this offering circular or the Offering Statement of which this offering circular forms a part, and therefore has not been approved or endorsed by us or the Sales Agent in their capacity as Sales Agent, and should not be relied upon by investors.

Investment Procedures Using the Escrow Agent, if Established

After the Minimum Offering Amount has been raised and the Initial Closing is completed, investors may choose to invest through the Escrow Agent, if established, or through Folio. If making their investments in the offering though the Escrow Agent, if established, a prospective investor must complete a subscription agreement and send payment by wire transfer or ACH to the Escrow Agent. Investors must answer certain questions and make certain declarations to determine compliance with the investment limitations set forth in Regulation A, which are summarized in Investor Qualification and Compliance below. Once the Sales Agent has determined that sufficient aggregate funds are on deposit with Folio and the Escrow Agent (if established) or two months have elapsed from the immediately preceding Closing as described above in this Plan of Distribution, whichever is sooner, then the Sales Agent and the Company shall initiate a Closing by transferring invested funds from investor’s Folio accounts and from the Escrow Agent if one is established, to the Company’s account in exchange for Units to be transferred by the Company to subscribers either through a transfer to the subscriber’s Folio account, or if using an Escrow Agent, by delivering the Units to the subscriber after the investment funds are transferred to the Company from an Escrow Agent, if established.

Investor Qualification and Compliance

This offering is being conducted pursuant to the requirements of Regulation A as a Tier 2 Offering. In accordance with recent amendments to Regulation A, generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to “Accredited Investors” as defined in Rule 501 (a) of Regulation D (17 CFR §230.501 (a)) (definition summarized below) and non-natural persons, for example, entities. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov. (More details of these restrictions are described below).

NOTE: The Company, the Sales Agent and each Dealer will not accept any investment from you if there is any uncertainty about whether or not you qualify to subscribe to the Units in this Offering. The Company, the Sales Agent, and Folio cannot provide you with legal advice with regard to this offering.

As part of this process, the investors must answer certain questions to determine compliance with the investment limitations set forth in Rule 251(d)(2)(i)(C) under the Securities Act, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

The investment limitation does not apply to “Accredited Investors,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. An individual is an Accredited Investor if he or she meets one of the following criteria:

1. A natural person whose individual net worth, or joint net worth with his or her spouse, at the time of this purchase exceeds $1,000,000 and having no reason to believe that net worth will not remain in excess of $1,000,000 for the foreseeable future.

o	A natural person’s primary residence shall not be included as an asset;

o	Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of the Units, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

o	Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the Units shall be included as a liability;

or;

2. a natural person who has individual annual income in excess of $200,000 in each of the two most recent years or joint annual income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of those levels in the current year.

An entity other than a natural person is an “Accredited Investor” if it falls within any one of the following categories:

1. an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by Accredited Investors;

2. a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

3. a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, whose decision to purchase such securities is directed by a

“sophisticated person” as described in Rule 506(b)(2)(ii) under Regulation D; or

4. certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, and registered investment companies.

Our obligation to issue and sell Units to investors is subject to the conditions set forth in the subscription agreements, which may be waived by us at our discretion.

Annex A

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED

STOCK

OF

KEYSTONE SOLUTIONS, INC.

KeyStone Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (hereinafter called the “Board of Directors”) on [            ], 2016.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof as follows:

Section 1. Designation; Number of Shares. The shares of such series shall be classified and designated as Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 3,000,000. That number may from time to time be increased or decreased (but not below the number of Shares then outstanding) by the Board of Directors in accordance with the Certificate of Incorporation and applicable law. The Series A Preferred Stock shall be issued in certificated form.

Section 2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Applicable Dividend Rate” shall equal seven percent (7.00%).

“Base Redemption Price” has the meaning set forth in Section 7.1.

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are required to or may be closed.

“Certificate of Designations” means this Certificate of Designations creating the Series A Preferred Stock.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Price” has the meaning set forth in Section 9.1.

“Conversion Ratio” has the meaning set forth in Section 9.1.

“Corporation” has the meaning set forth in the Preamble.

“Dividend Payment Date” has the meaning set forth in Section 4.1.

“Dividend Period” has the meaning set forth in Section 4.1.

“Junior Securities” means, collectively, the Common Stock and any other class of securities hereafter authorized that is specifically designated as ranking junior to the Series A Preferred Stock.

“Liquidation Event” has the meaning set forth in Section 5.1.

“Liquidation Preference” means, with respect to any Share on any given date, the sum of (i) the Liquidation Value and (ii) the amount of any accrued but unpaid dividends thereof, if any, whether or not declared, to and including such date.

“Liquidation Value” means, with respect to any Share on any given date, the Series A Original Issue Price.

“Original Issuance Date” means [●], 2016.

“Parity Securities” means any class of securities hereafter authorized that is specifically designated as ranking pari passu with the Series A Preferred Stock.

“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization of any kind, including a governmental authority.

“Preferred Stock” has the meaning set forth in the Recitals.

“Qualification Date” means [            ], 2016.

“Qualified IPO” has the meaning set forth in Section 9.2.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Senior Securities” means any class of securities hereafter authorized that is specifically designated as ranking senior to the Series A Preferred Stock.

“Series A Liquidation Preference Amount” has the meaning set forth in Section 5.1.

“Series A Original Issue Price” means $10.00 per Share.

“Series A Redemption” has the meaning set forth in Section 8.1.

“Series A Redemption Price” has the meaning set forth in Section 7.1.

“Share” means a share of Series A Preferred Stock.

“Subsidiary” or “subsidiary” means, with respect to any Person: (a) any other Person of which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests of such other Person, or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.

Section 3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank (i) pari passu with all Parity Securities, (ii) senior to all Junior Securities and (iii) junior to all Senior Securities.

Section 4. Dividends.

4.1 Accrual and Payment of Dividends. From and after the issuance date of any Share, cumulative dividends on such Share shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, in arrears at a per annum rate equal to the Applicable Dividend Rate on the Liquidation Preference. The dividends on the Series A Preferred Stock shall accrue from the issuance date thereof and shall be payable quarterly in arrears within five (5) Business Days following the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”) to the holders of record of the Series A Preferred Stock on such Dividend Payment Date, except that if any such date is not a Business Day, then such dividend shall be payable on the next Business Day. All accrued dividends on any Share shall be paid in cash only when, as and if declared by the Board of Directors out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock in accordance with the provisions of Section 5, Section 7 or Section 8. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to declare or pay any dividend or distribution payable on Junior Securities in shares of Junior Securities.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date and shall end on and include the calendar day preceding the next Dividend Payment Date, except that (x) the initial Dividend Period for Series A Preferred Stock issued on the Original Issuance Date shall commence on and include the Original Issuance Date, (y) the initial Dividend Period for any Series A Preferred Stock issued after the Original Issuance Date shall commence on and include such date as the Board of Directors shall determine and disclose at the time such additional shares are issued, or if no such determination is made, the date of issuance of such Series A Preferred Stock, and (z) the final Dividend Period with respect to redeemed Shares shall end on and include the calendar day preceding the date of redemption. Dividends payable on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

If, on any Dividend Payment Date, the Corporation fails to pay dividends in respect of the Shares equal to all dividends on the Shares accrued but unpaid as of such date, the accrued but unpaid dividends on the Shares shall nonetheless accumulate and compound at the Applicable Dividend Rate on such Dividend Payment Date and shall remain accumulated, compounding dividends on such Applicable Dividend Rate, until paid pursuant hereto.

Section 5. Liquidation.

5.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, with respect to each Share of Series A Preferred Stock, an amount equal to the Liquidation Preference (the “Series A Liquidation Preference Amount”). The Series A Liquidation Preference Amount shall be paid to the holders of Series A Preferred Stock in cash and the holders of Series A Preferred Stock shall not be entitled to any further payments in the event of any Liquidation Event other than what is expressly provided for in this Section 5.

5.2 Insufficient Assets. If upon any Liquidation Event the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the full Series A Liquidation Preference Amount and the holders of any Parity Securities the full preferential amount to which they are entitled under the terms of the relevant instrument governing such Parity Securities, (a) the holders of the Shares and any Parity Securities shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect thereof upon such Liquidation Event if all amounts payable on or with respect to such Shares and Parity Securities were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.3 Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and all other amounts payable upon a Liquidation Event have been paid in full to all holders of any Parity Stock, the holders of Common Stock and any other Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

5.4 Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a Liquidation Event, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other Person into or with the Corporation be deemed to be a Liquidation Event.

Section 6. Voting Rights.

6.1 Voting Generally. The holders of Series A Preferred Stock shall not have any voting rights except as expressly set forth below or as otherwise from time to time required by law.

6.2 Amendment of Series A Preferred Stock; Dividends; Material Acquisitions; Mergers and Consolidations. So long as any Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of a majority of the Shares at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise:

(i) Any amendment, alteration or repeal, as applicable, of any provision of the Certificate of Incorporation or Bylaws of the Corporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock;

(ii) At any time until the second (2nd) anniversary of the Qualification Date, (x) any declaration or payment of cash dividends on any Common Stock or other Junior Securities, (y) any purchase, redemption or other acquisition for consideration of any Common Stock or other Junior Securities, whether directly or indirectly; or (z) if and only if the Corporation is delinquent in the payment of dividends on the Shares, any declaration or payment of cash dividends or purchase, redemption or other acquisition for consideration of any Parity Securities, whether directly or indirectly; provided, further, however, that the consent of the holders of the Series A Preferred Stock shall not be required in connection with any repurchase of any Junior Securities (A) held by any employee or consultant of the Corporation (x) upon any termination of such employee’s or consultant’s employment or consultancy pursuant to any agreement providing for such repurchase or (y) otherwise permitted pursuant to an agreement between the Corporation and an employee or consultant thereof; or (B) pursuant to the terms of the Stockholders’ Agreement dated March 16, 2016 by and among the Corporation and the shareholders party thereto, as such agreement may be amended and in effect at the time of any such repurchase; or

(iii) Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) such Shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole; provided, further, that no vote by the holders of Series A Preferred Stock under this clause (iii) shall be required to the extent a plan of merger, binding share exchange or similar event provides that the holders of Series A Preferred Stock would receive an amount of cash in such merger, share exchange or similar event equal to the Liquidation Preference as of the consummation of such merger, share exchange or similar event.

Section 7. Redemption by the Corporation.

7.1 At any time following the third (3rd) anniversary of the Qualification Date, the Corporation may, upon thirty (30) days’ notice, redeem all or any portion of the then outstanding Shares for cash at a redemption price per Share equal to the sum of (i) the corresponding redemption price below (the “Base Redemption Price”) plus (ii) the amount of any accrued but unpaid dividends on such Shares being redeemed, if any, whether or not declared, to and including the date immediately prior to such date of redemption (such sum, the “Series A Redemption Price”):

Redemption Period	Base Redemption Price
, 2019 to , 2020	$14
From and after , 2020	$15

7.2 In order to exercise its right of redemption, the Corporation shall, not less than thirty (30) days prior to the redemption date give to each holder of record of the Series A Preferred Stock, at such holder’s address as it shall appear upon the stock register of the Corporation on such date, notice by first class mail, postage prepaid. Each such notice of redemption shall be irrevocable and shall specify the date that is the redemption date, the redemption price, the number of Shares to be redeemed, the place or places of payment and that payment will be made upon presentation and, to the extent that such Shares are certificated, surrender of the certificate(s) evidencing the Shares to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require).

Section 8. Redemption by the Holders.

8.1 At any time following the sixty (60th) month anniversary of the Qualification Date, the holders of the then outstanding Shares shall have the right (a “Series A Redemption”), to require the Corporation to redeem all, but not less than all of such holder’s Series A Preferred Stock, out of funds legally available therefor, at the Series A Redemption Price. In exchange for the surrender to the Corporation by the respective holders of Shares of Series A Preferred Stock of their certificate or certificates representing such Shares (to the extent that such Shares are certificated) in accordance with Section 8.4 below, the aggregate Series A Redemption Price for all Shares held by each holder of Shares shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Stock on the applicable Series A Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series A Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

8.2 Redemption. The date of the closing of any such redemption of Shares pursuant to Section 8.1 shall be no later than ninety (90) days following receipt by the Corporation of the request to effect a redemption of such Shares of Series A Preferred Stock (the “Series A Redemption Date”).

8.3 Insufficient Funds; Remedies For Nonpayment.

(a) Insufficient Funds. If on any Series A Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series A Redemption Price for the total number of Shares elected to be redeemed pursuant to Section 8.1, the Corporation shall (i) redeem out of all such assets legally available therefor on the applicable Series A Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares elected to be redeemed by each such holder on the applicable Series A Redemption Date and (ii) following the applicable Series A Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series A Redemption Price.

(b) Remedies For Nonpayment. If on any Series A Redemption Date, all of the Shares elected to be redeemed pursuant to Section 8.1 are not redeemed in full by the Corporation by paying the entire Series A Redemption Price, until such Shares are fully redeemed and the aggregate Series A Redemption Price paid in full, (i) all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4, (ii) interest on the portion of the aggregate Series A Redemption Price applicable to the unredeemed Shares shall accrue daily in arrears at a rate equal to the lesser of (x) [__.0]% or (y) the prime rate, as published in the Eastern Edition of the Wall Street Journal per annum, compounded quarterly.

8.4 Surrender of Certificates. To the extent that such Shares are certificated, on or before the Series A Redemption Date, each holder of Shares shall surrender the certificate or certificates representing such Shares to the Corporation, in the manner and place designated by the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated by the Corporation. To the extent that such Shares are certificated, each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer to the holder of record of such certificate; provided, however, that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of canceled stock certificate.

8.5 No Rights Subsequent to Redemption. If on the applicable Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the Shares to be redeemed on such Series A Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

Section 9. Conversion. Each holder of Shares of Series A Preferred Stock shall have conversion rights as follows:

9.1 Right to Convert. Subject to Section 9.3, (i) each Share shall be convertible, at the option of the holder thereof, at any time after the third (3rd) anniversary of the date of issuance of such Share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of (x) the Series A Original Issue Price (as adjusted pursuant hereto for stock splits, stock dividends, reclassifications and the like) plus (y) the amount of any accrued but unpaid dividends on such Shares being converted, if any, whether or not declared, to and including the date immediately prior to such date of conversion, by (ii) the Conversion Price applicable to such Share, in effect on the date the certificate is surrendered for conversion. The number of shares of Common Stock into which each Share is convertible, after taking into account any such adjustments, is hereinafter referred to as the “Conversion Ratio.” Upon any decrease or increase in the Conversion Price as described below and in Section 9.4, the Conversion Ratio shall be appropriately increased or decreased. The “Conversion Price” per Share shall be equal to the price corresponding in the table below:

Conversion Period	Conversion Price
, 2019 to , 2020	$14
From and after , 2020	$15

9.2 Automatic Conversion. Each Share shall automatically be converted into shares of Common Stock in accordance with the then-effective Conversion Ratio upon the earlier of (i) except as provided below in Section 9.4, immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (A) which results in aggregate cash proceeds to the Corporation of not less than $30,000,000 (net of underwriting discounts and commissions) (B) is made at an offering price per share of at least the then applicable Conversion Price (as adjusted and subject to the last paragraph of this Section 9.2) and (C) following such offering, the Common Stock is listed for trading on a national securities exchange, and (ii) the date specified by written consent or agreement of the holders of at least 66 2/3% of the then outstanding Shares (a “Qualified IPO”). Notwithstanding the foregoing, if the closing of a Qualified IPO occurs prior to             , 2019, the Conversion Price per Share applicable to the conversion effected pursuant to this Section 9.2 shall be the price corresponding in the table below:

Conversion Period	Conversion Price
, 2016 to , 2017	$11
, 2017 to , 2018	$12
, 2018 to , 2019	$13

9.3 Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert such Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the remaining number of Shares if less than all of such Series A Preferred Stock evidenced by the certificates were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the Shares to be converted or (ii) if applicable, the date of automatic conversion specified in Section 9.2 above, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any Persons entitled to receive Common Stock upon conversion of such Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

9.4 Conversion Price Adjustments of Preferred Stock for Splits and Combinations. If the Corporation at any time after the date of issue of the Series A Preferred Stock (a) declares a dividend or makes a distribution on Common Stock payable in Common Stock, (b) subdivides or splits the outstanding Common Stock, (c) combines or reclassifies the outstanding Common Stock into a smaller number of shares, (d) issues any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (e) consolidates with, merges with or into or is converted into any other Person, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination or reclassification shall be adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, merged, converted or reclassified pursuant to Sections 9.4(a), 9.4(d) or 9.4(e)) which, if this Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, conversion or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

9.5 Other Distributions. In the event the Corporation shall declare a distribution in respect of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for in Section 9.4) payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends) or options or rights not referred to in Section 9.4(a), then, in each such case for the purpose of this Section 9.5, the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

9.6 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for in Section 9.4) provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 9 with respect to the rights of the holders of such Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 9 (including adjustment of the Conversion Ratio then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

9.7 No Fractional Shares and Certificate as to Adjustments.

(a) No fractional shares shall be issued upon the conversion of any Share, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(b) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 9, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

9.8 Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

9.9 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations.

Section 10. Reissuance of Series A Preferred Stock. Any Shares redeemed or otherwise acquired by the Corporation or any Subsidiary shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 11. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 11).

Section 12. Waiver. The holders of at least a majority of the outstanding Shares, voting as one class, may also amend and waive compliance with any provision of this Certificate of Designations.

Section 13. No Preemptive Rights. No Share shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 14. No Sinking Fund. No sinking fund shall be created for the redemption or purchase of shares of the Series A Preferred Stock.

Section 15. Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any initial issuance or delivery of the Series A Preferred Stock or certificates representing such Shares, if any. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Shares in a name other than that in which the Shares were registered, or in respect of any payment to any Person other than a payment to the initial registered holder thereof.

Section 16. Other Rights. The Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein or in the Certificate of Incorporation or as required by applicable law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, KeyStone Solutions, Inc. has caused its corporate seal to be hereunto affixed and this Certificate of Designations to be signed by its[●], this [●] day of 2016.

KEYSTONE SOLUTIONS, INC.

By:
Name:
Title:

Annex B – Unit Warrant

KEYSTONE SOLUTIONS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: [•]

Number of Shares of Common Stock: [•]

Date of Issuance: [    ], 2016 (“Issuance Date”)

KEYSTONE SOLUTIONS, INC., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [HOLDER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after [        ], 2016 (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), [•] ([•]) fully paid nonassessable shares of Common Stock, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 17. This Warrant is issued pursuant to that certain Subscription Agreement, dated [        ], 2016 (the “Subscription Date”), between the Company and Holder (the “Subscription Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Subscription Agreement.

EXERCISE OF WARRANT.

Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder at any time or times on or after the Initial Exercisability Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B) if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(c)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile or e-mail an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice, so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”) (provided that if the Aggregate Exercise Price has not been delivered by such date, the Share Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. Upon delivery of the Exercise Notice and payment of the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number.

Exercise Price. For purposes of this Warrant, “Exercise Price” means $2.00 per Warrant Share, subject to adjustment as provided herein.

Cashless Exercise. Notwithstanding anything contained herein to the contrary, if at any time there is not a current, valid and effective registration statement covering the issuance of the Warrant Shares that are the subject of the Exercise Notice, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)
D

For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised.

B=	the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D=	the Closing Sale Price of the Common Stock on the date of the Exercise Notice.

If Warrant Shares are issued pursuant to such a Cashless Exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c), subject to any change in applicable law, regulation or guidance.

Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding (the “Required Reserve Amount” and the failure to have such sufficient number of authorized and unreserved shares of Common Stock, an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding.

ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant, with the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

Adjustment Upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution.

FUNDAMENTAL TRANSACTIONS; COMPANY’S CALL RIGHT.

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(a) pursuant to written agreements, including agreements to deliver to the Holder in exchange for such Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the Common Stock acquirable and receivable upon exercise of this Warrant prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the occurrence or consummation of such Fundamental Transaction). Upon the occurrence or consummation of any Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Company and the Successor Entity or Successor Entities, (i) jointly and severally, shall succeed to, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term “Company” under this Warrant (so that from and after the date of such Fundamental Transaction, each and every provision of this Warrant referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Company and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Company prior thereto and shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Warrant and (ii) shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the occurrence or consummation of the Fundamental Transaction, Common Stock, Successor Capital Stock or, in lieu of the shares of Common Stock or Successor Capital Stock (or other securities, cash, assets or other property purchasable upon the exercise of this Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), which for purposes of clarification may continue to be shares of Common Stock, if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Warrant been exercised immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, the Holder will thereafter have the right to receive upon exercise of this Warrant at any time after the occurrence or consummation of the Corporate Event, Common Stock or Successor Capital Stock or, if so elected by the Holder, in lieu of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event (but not in lieu of such items still issuable under Section 3, which shall continue to be receivable on the Common Stock or on the such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Warrant been exercised immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 4(a) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events.

(c) Subject to the terms and conditions set forth herein, and providing that there is an effective registration statement registering the shares of Common Stock issuable upon exercise of this Warrant, on or before the Expiration Date, upon twenty (20) days prior written notice to the Holder (each, a “Call Notice”) following the date on which the last sale price of the Company’s Common Stock equals or exceeds $            per share for twenty (20) consecutive Trading Days, as may be adjusted for stock splits, stock dividends and similar corporate events, and the daily average minimum volume of the Common Stock during those twenty (20) Trading Days is at least             shares, the Company shall have the right to call any or all of the Warrants at a call price of $            per underlying Warrant Share (the “Call Price”). Warrant holders shall have the period from the date of the Call Notice until 5 p.m., Eastern time, on the twentieth (20th) day following the Call Notice (the “Call Date”) to exercise the Warrant pursuant to the terms hereof. Any Warrants which have been called but remain unexercised by the Call Date shall automatically terminate and no longer entitle the Holder to exercise such Warrant or to receive any consideration therefor, other than the Call Price. For any Warrants which are not exercised by the Call Date, the Company shall promptly as possible following the Call Date pay the Call Price to the Holder of any Warrants which have been called and not exercised.

NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder hereunder. Without limiting the generality of the foregoing, the Company shall (i) not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the exercise of this Warrant, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of this Warrant then outstanding (without regard to any limitations on exercise).

WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

REISSUANCE OF WARRANTS.

(d) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender.

Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section        of the Subscription Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in the Subscription Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

HEADINGS. The headings used in this Warrant are for convenience of reference only and shall not, for any purpose, form part of, or affect the interpretation of, this Warrant.

DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the Subscription Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company.

SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(e) “Bloomberg” means Bloomberg Financial Markets.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Common Stock” means (i) the Company’s Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

“Eligible Market” means the Principal Market, the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Capital Market, The NASDAQ Global Market or The New York Stock Exchange, Inc.

“Expiration Date” means the date eighty-four (84) months after the Initial Exercisability Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

“Fundamental Transaction” means (i) a merger or consolidation of the Company into or with another corporation in which the stockholders of the Company immediately prior to the consummation of such transaction shall own less than 50% of the voting securities or less than 50% of the voting power of the surviving corporation (or the parent corporation of the surviving corporation where the surviving corporation is directly or indirectly wholly-owned by the parent corporation) immediately following the consummation of such transaction, (ii) any sale or other transfer, in one transaction or a series of related transactions, of fifty percent (50%) or more of the outstanding voting stock of the Company, or (iii) the consummation of the sale, transfer or lease (including by merger or consolidation of one or more subsidiaries or otherwise, but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of (A) the assets of the Company or (B) the assets of the Company and/or one or more subsidiaries constituting all or substantially all of the assets of the Company (determined on a consolidated basis with the Company and all of its subsidiaries).

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose Common Stock or common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or such entity, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means [    ].

“Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

KEYSTONE SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

KEYSTONE SOLUTIONS, INC.

The undersigned holder hereby exercises the right to purchase                             of the Common Stock (“Warrant Shares”) of KEYSTONE SOLUTIONS, INC., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                  a “Cash Exercise” with respect to                      Warrant Shares; and/or

                  a “Cashless Exercise” with respect to                      Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $         to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder                      Warrant Shares in accordance with the terms of the Warrant.

Date: ,

Name of Registered Holder

By:
Name:
Title:

FINANCIAL STATEMENTS

AOC KEY SOLUTIONS, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2015 AND 2014

ERICKSEN KRENTEL & LAPORTE LLP

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

AOC Key Solutions, Inc.

We have audited the accompanying financial statements of AOC Key Solutions, Inc. (a Delaware corporation), which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Board of Directors

AOC Key Solutions

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AOC Key Solutions, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

March 15, 2016

New Orleans, Louisiana

/s/ Ericksen Krentel & LaPorte, LLP

Certified Public Accountants

Exhibit “A”

AOC KEY SOLUTIONS, INC.

B ALANCE SHEETS

DECEMBER 31, 2015 AND 2014

ASSETS

	2015	2014
CURRENT ASSETS:
Cash and cash equivalents	$567,866	$632,308
Accounts receivable	1,734,022	1,627,074
Employee advances	20,594	39,335
Prepaid expenses	53,159	57,609

Total current assets	2,375,641	2,356,326
PROPERTY AND EQUIPMENT:
Furniture and fixtures	136,327	136,327
Office equipment	434,037	402,716
Leasehold improvements	33,259	7,237

	603,623	546,280
Less: accumulated depreciation	(469,517)	(399,249)

Net property and equipment	134,106	147,031

OTHER ASSETS:
Deposits	39,282	39,282

Total other assets	39,282	39,282

Total assets	$2,549,029	$2,542,639

See accompanying NOTES TO FINANCIAL STATEMENTS

Exhibit “A”

AOC KEY SOLUTIONS, INC.

BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2015	2014
CURRENT LIABILITIES:
Accounts payable	$419,482	$378,751
Deposits	4,242	4,242
Accrued expenses	31,684	33,957
Accrued wages and leave	511,204	697,288

Total current liabilities	966,612	1,114,238

Total liabilities	966,612	1,114,238

STOCKHOLDERS’ EQUITY:
Common stock, no par value, 1,500 shares authorized, 1,370 shares issued and outstanding	—	—
Additional paid-in capital	597,704	597,704
Retained earnings	984,713	830,697

Total stockholders’ equity	1,582,417	1,428,401

Total liabilities and stockholders’ equity	$2,549,029	$2,542,639

See accompanying NOTES TO FINANCIAL STATEMENTS

Exhibit “B”

AOC KEY SOLUTIONS, INC.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
REVENUES	$9,661,795	$11,519,457

OPERATING COSTS AND EXPENSES:
Cost of revenue	5,281,484	6,396,617
Billable expenses	215,238	222,614
Selling, general, and administrative expenses	3,673,031	4,705,786
Depreciation and amortization	70,268	79,646

Total operating costs and expenses	9,240,021	11,404,663

Operating income	421,774	114,794
OTHER EXPENSES:
Interest expense	—	16

Total other expenses	—	16

Net income	$421,774	$114,778

See accompanying NOTES TO FINANCIAL STATEMENTS

Exhibit “C”

AOC KEY SOLUTIONS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
COMMON STOCK:
Balance at beginning of year	$—	$—

Balance at end of year	$—	$—

ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of year	$597,704	$597,704
Capital contributed	—	—

Balance at end of year	$597,704	$597,704

RETAINED EARNINGS:
Balance at beginning of year	$830,697	$1,035,828
Net income	421,774	114,778
Stockholders’ distributions	(267,758)	(319,909)

Balance at end of year	$984,713	$830,697

Total stockholders’ equity	$1,582,417	$1,428,401

See accompanying NOTES TO FINANCIAL STATEMENTS

Exhibit “D”

AOC KEY SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:
Net income	$421,774	$114,778
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	70,268	79,646
(Increase) decrease in assets:
Accounts receivable	(106,948)	307,893
Employee advances	18,741	(21,124)
Prepaid expenses	4,450	13,682
Increase (decrease) in liabilities:
Accounts payable	40,731	2,369
Accrued expenses	(2,273)	(2,793)
Accrued wages and leave	(186,084)	(440,620)

Net cash from operating activities	260,659	53,831

CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES:
Capital expenditures	(57,343)	(32,070)

Net cash (used for) investing activities	(57,343)	(32,070)

CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES:
Stockholders’ distributions	(267,758)	(319,909)

Net cash (used for) financing activities	(267,758)	(319,909)

Net (decrease) in cash and cash equivalents	(64,442)	(298,148)
Cash and cash equivalents at beginning of year	632,308	930,456

Cash and cash equivalents at end of year	$567,866	$632,308

See accompanying NOTES TO FINANCIAL STATEMENTS

(1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

AOC Key Solutions, Inc. (the Company) provides consulting and technical writing services to assist clients seeking federal government contracts in the technology, telecommunications, defense, and aerospace industries. The Company is headquartered in Chantilly, Virginia and has an office in New Orleans, Louisiana.

Method of Accounting

Assets and liabilities, and revenues and expenses are recognized on the accrual basis of accounting.

Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with the maturity of three months or less to be cash equivalents.

Accounts Receivable

Management reviews the collectability of accounts receivable on a monthly basis, assessing the credit-worthiness of customers whose accounts are past due. Management has elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to reflect bad debts. However, the effect of the use of the direct write-off method is not materially different from the results that would have been obtained had the allowance method been followed.

Property and Equipment

The cost of property and equipment is depreciated over the useful lives of the related assets. Depreciation is computed on both the straight line and accelerated basis for financial and tax reporting purposes.

The range of estimated useful lives used for computing depreciation for financial reporting purposes for major asset classifications are as follows:

Furniture and fixtures	5 - 10 years
Office equipment	5 years
Leasehold improvements	10 years

Depreciation expense for the years ended December 31, 2015 and 2014 was $70,268 and $79,646, respectively.

(1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company recognizes revenues for the sale of services when persuasive evidence of an arrangement exists, services have been rendered or delivery has occurred, the fee is fixed or determinable and the collectability of the related revenue is reasonably assured. The Company principally derives revenues from fees for services generated on a project-by-project basis. Revenues for time-and-materials contracts are recognized based on the number of hours worked by the employees or consultants at an agreed upon rate per hour set forth in the Company’s standard rate sheet or as written from time to time in the Company’s contracts or purchase orders. Revenues related to firm-fixed-price contracts are recognized as revenue as value is delivered to the client.

Advertising

The Company expenses all non direct-response advertising costs as incurred.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual amounts may differ from these estimates.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes, and in most instances state income tax, on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective shares of the Company’s net income.

The Company’s evaluation as of December 31, 2015 revealed no tax positions that would have a material impact on the financial statements. The 2012 through 2015 tax years remain subject to examination by the IRS. Management does not believe that any reasonably possible changes will occur within the next twelve months that will have a material impact on the financial statements.

(1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Subsequent Events

Subsequent events have been evaluated through March 15, 2016, which is the date the financial statements were available to be issued.

(2)	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the year ended December 31, 2015 and 2014 are as follows:

	2015	2014
Cash paid during the year for:
Interest	$—	$16

(3)	LEASE OBLIGATIONS

Operating Leases

The Company leases office space in Chantilly, Virginia under the terms of a ten-year lease expiring October 31, 2019. The lease contains one five-year renewal option. The lease terms include an annual increase in base rent and expenses of 2.75%.

The Company leases office space in New Orleans, Louisiana. The lease is a three year lease expiring May 31, 2018.

Rent expense was $500,415 and $478,079 respectively for the years ended December 31, 2015 and 2014.

Future obligations over the primary terms of the Company’s long-term lease expiring in 2019 are as follows:

2016	$491,934
2017	505,484
2018	513,939
2019	435,314

Total	$1,946,671

(3)	LEASE OBLIGATIONS (CONTINUED)

Operating Leases (Continued)

The Company is the lessor in an agreement to sub-lease office space in Chantilly, Virginia under the terms of a seven-year lease, which expired October 31, 2014. The Company exercised the first and second renewal options on the lease. These options extend the lease until August 31, 2016. The lease terms include an annual increase in base rent and expenses of 2.90%. On April 7, 2015, the lease was amended to sub-lease more space to the subtenant and change the rental calculation.

Rent income was $156,375 and $101,522, respectively for the years ended December 31, 2015 and 2014.

(4)	LINE OF CREDIT

The Company has an available line of credit with the Sandy Spring Bank for up to $1,000,000. The Company’s borrowing base under the terms of this credit line is 80% of accounts receivable aged less than 90 days, up to the maximum $1,000,000 available. The line has a maturity date of September 30, 2016 and bears interest at the Wall Street Journal Prime Rate plus a margin of .50%, or 3.75% at December 31, 2015 and 2014. There was no outstanding balance on this line of credit at December 31, 2015 and 2014.

(5)	CONCENTRATION OF CREDIT RISK

The Company invests the majority of its excess cash in demand deposit accounts with a federally insured financial institution located in Virginia, which at times may exceed the federally insured limit of $250,000. At December 31, 2015 and 2014, the Company had $375,972 and $238,789, respectively, of cash on deposit that exceeded federally insured limit.

The Company routinely extends credit to customers in connection with the consulting and technical writing services provided. These accounts receivable are unsecured.

(6)	RELATED PARTY TRANSACTIONS

The Company advanced $30,000 to a family member of a 30% owner. The advance was made in July 2014, and the entire amount was still outstanding at December 31, 2014. The amount outstanding under this receivable was $20,594 at December 31, 2015. The outstanding balance is included in employee advances on the accompanying balance sheet.

(7)	SUBSEQUENT EVENT

On March 15, 2016, AOC Key Solutions, Inc. (“Key Solutions”) entered into a merger agreement (the “Merger Agreement”) with Keystone Solutions, Inc. (“Keystone”) and KCS Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Keystone. Pursuant to the Merger Agreement, on March 15, 2016, Merger Sub was merged with and into Key Solutions, and thus Key Solutions became a wholly-owned subsidiary of Keystone. The operations of Key Solutions have not changed, nor have any assets or operations transferred to either Keystone or Merger Sub. The stockholders’ proportionate ownership of Keystone remains the same as it was for Key Solutions.

AOC KEY SOLUTIONS, INC.

FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2016 AND 2015

(UNAUDITED – NO ASSURANCE IS PROVIDED)

CONTENTS

FINANCIAL STATEMENTS:

Schedule “1” Balance Sheets for the Six Months Ended June 30, 2016 and 2015	17–18

Schedule “2” Statements of Income for the Six Months Ended June 30, 2016 and 2015	19

Schedule “3” Statements of Changes in Stockholders’ Equity for the Six Months Ended June 30, 2016 and 2015	20

Schedule “4” Statements of Cash Flows for the Six Months Ended June 30, 2016 and 2015	21

Schedule “5” Statements of Income for the Three Months Ended June 30, 2016 and 2015	22

Schedule “6” Statements of Changes in Stockholders’ Equity for the Three Months Ended June 30, 2016 and 2015	23

Schedule “7” Statements of Cash Flows for the Three Months Ended June 30, 2016 and 2015	24

Schedule “1”

AOC KEY SOLUTIONS, INC.

BALANCE SHEETS

JUNE 30, 2016 AND 2015

(UNAUDITED – NO ASSURANCE IS PROVIDED)

ASSETS

	2016	2015
CURRENT ASSETS:
Cash and cash equivalents	$17,136	$425,000
Accounts receivable	3,280,721	1,845,593
Intercompany receivable	113,707	—
Employee advances	—	29,413
Prepaid expenses	57,679	71,893
Deferred tax asset	44,041	—

Total current assets	3,513,284	2,371,899

PROPERTY AND EQUIPMENT:
Furniture and fixtures	136,327	136,327
Office equipment	466,518	446,550
Leasehold improvements	33,259	7,237

	636,104	590,114
Less: accumulated depreciation	(522,835)	(455,719)

Net property and equipment	113,269	134,395

OTHER ASSETS:
Deferred tax asset	63,203	—
Deposits	39,282	39,282

Total other assets	102,485	39,282

Total assets	$3,729,038	$2,545,576

Schedule “1” (cont.)

AOC KEY SOLUTIONS, INC.

BALANCE SHEETS

JUNE 30, 2016 AND 2015

(UNAUDITED – NO ASSURANCE IS PROVIDED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2016	2015
CURRENT LIABILITIES:
Accounts payable	$618,475	$405,093
Deposits	4,242	4,242
Accrued expenses	19,757	26,447
Accrued wages and leave	616,126	705,034
Line of credit	39,352	—
Accrued income taxes payable	161,159	—

Total current liabilities	1,459,111	1,140,816

LONG-TERM LIABILITIES:
Deferred tax liability	—	—

Total long-term liabilities	—	—

Total liabilities	1,459,111	1,140,816

STOCKHOLDERS’ EQUITY:
Common stock, no par value, 1,500 shares authorized, 1,370 shares issued and outstanding for 2015	—	—
Additional paid-in capital	597,704	597,704
Retained earnings	1,672,223	807,056

Total stockholders’ equity	2,269,927	1,404,760

Total liabilities and stockholders’ equity	$3,729,038	$2,545,576

Schedule “2”

AOC KEY SOLUTIONS, INC.

STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(UNAUDITED – NO ASSURANCE IS PROVIDED)

	2016	2015
REVENUES	$7,177,345	$4,311,170

OPERATING COSTS AND EXPENSES:
Cost of revenue	3,955,119	2,361,872
Billable expenses	207,035	78,009
Selling, general, and administrative expenses	2,094,830	1,838,458
Depreciation and amortization	53,318	56,470

Total operating costs and expenses	6,310,302	4,334,809

Operating income (loss)	867,043	(23,639)
Net income (loss) before taxes	867,043	(23,639)

PROVISION FOR (BENEFIT FROM) INCOME TAXES:
Current	161,159	—
Deferred	(107,244)	—

Total (benefit from) income taxes	(53,915)	—
Net income (loss)	$813,128	$(23,639)

Schedule “3”

AOC KEY SOLUTIONS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(UNAUDITED – NO ASSURANCE IS PROVIDED)

	2016	2015
COMMON STOCK:
Balance at beginning of period	$—	$—

Balance at end of period	$—	$—

ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period	$597,704	$597,704
Capital contributed	—	—

Balance at end of period	$597,704	$597,704

RETAINED EARNINGS:
Balance at beginning of period	$984,710	$830,695
Net income (loss)	813,128	(23,639)
Stockholders’ distributions	(125,615)

Balance at end of period	$1,672,223	$807,056

Total stockholders’ equity	$2,269,927	$1,404,760

Schedule “4”

AOC KEY SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(UNAUDITED – NO ASSURANCE IS PROVIDED)

	2016	2015
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:
Net income (loss)	$813,128	$(23,639)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	53,318	56,470
(Increase) decrease in assets:
Accounts receivable	(1,546,699)	(218,519)
Intercompany receivables	(113,707)	—
Employee advances	20,594	9,922
Prepaid expenses	(4,520)	(14,284)
Deferred tax asset	(107,244)	—
Increase (decrease) in liabilities:
Accounts payable	198,993	26,342
Accrued expenses	(11,927)	(7,510)
Accrued wages and leave	104,919	7,745
Accrued income taxes payable	161,159	—
Deferred tax liability	—	—

Net cash (used for) operating activities	(431,986)	(163,473)

CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES:
Capital expenditures	(32,481)	(43,835)

Net cash (used for) investing activities	(32,481)	(43,835)

CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES:
Advances on line of credit	39,352	—
Repayment of loans from officers	—	—
Proceeds from additional paid-in-capital	—	—
Stockholders’ distributions	(125,615)	—

Net cash (used for) financing activities	(86,263)	—

Net (decrease) in cash and cash equivalents	(550,730)	(207,308)
Cash and cash equivalents at beginning of period	567,866	632,308

Cash and cash equivalents at end of period	$17,136	$425,000

Schedule “5”

AOC KEY SOLUTIONS, INC.

STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2016 AND 2015

(UNAUDITED – NO ASSURANCE IS PROVIDED)

	2016	2015
REVENUES	$3,744,579	$2,184,996

OPERATING COSTS AND EXPENSES:
Cost of revenue	2,076,236	1,156,433
Billable expenses	113,611	39,714
Selling, general, and administrative expenses	1,091,061	884,459
Depreciation and amortization	27,055	28,287

Total operating costs and expenses	3,307,963	2,108,893

Operating income (loss)	436,616	76,103
Net income (loss) before taxes	436,616	76,103

PROVISION FOR (BENEFIT FROM) INCOME TAXES:
Current	161,189	—
Deferred	(81,319)	—

Total (benefit from) income taxes	79,840	—
Net income (loss)	$356,776	$76,103

Schedule “6”

AOC KEY SOLUTIONS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED JUNE 30, 2016 AND 2015

(UNAUDITED – NO ASSURANCE IS PROVIDED)

	2016	2015
COMMON STOCK:
Balance at beginning of period	$—	$—

Balance at end of period	$—	$—

ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period	$597,704	$597,704
Capital contributed	—	—

Balance at end of period	$597,704	$597,704

RETAINED EARNINGS:
Balance at beginning of period	$—	$—
Net income	356,776	76,103
Stockholders’ distributions	—	—

Balance at end of period	$356,776	$76,103

Total stockholders’ equity	$954,480	$673,807

Schedule “7”

AOC KEY SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED JUNE 30, 2016 AND 2015

(UNAUDITED – NO ASSURANCE IS PROVIDED)

	2016	2015
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:
Net income (loss)	$356,776	$76,103
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	27,055	28,287
(Increase) decrease in assets:
Accounts receivable	(434,760)	(154,301)
Intercompany receivables	85,885	—
Employee advances	—	587
Prepaid expenses	38,216	12,490
Deferred tax asset	(47,244)	—
Increase (decrease) in liabilities:
Accounts payable	(265,385)	112,998
Accrued expenses	4,847	1,015
Accrued wages and leave	(9,894)	(23,493)
Accrued income taxes payable	161,159	—
Deferred tax liability	(34,075)	—

Net cash (used for) operating activities	(117,420)	53,686

CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES:
Capital expenditures	(21,486)	(2,086)

Net cash (used for) investing activities	(21,486)	(2,086)

CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES:
Advances on line of credit	39,352	—

Net cash from financing activities	39,352	—

Net (decrease) in cash and cash equivalents	(99,554)	51,600
Cash and cash equivalents at beginning of period	116,690	373,400

Cash and cash equivalents at end of period	$17,136	$425,000

KEYSTONE SOLUTIONS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD MARCH 15, 2016 (DATE OF INCEPTION) TO JUNE 30, 2016

(UNAUDITED – NO ASSURANCE IS PROVIDED)

CONTENTS

FINANCIAL STATEMENTS:

Exhibit “A” Consolidated Balance Sheets	27 – 28

Exhibit “B” Consolidated Statements of Income	29

Exhibit “C” Consolidated Statements of Changes in Stockholders’ Equity	30

Exhibit “D” Consolidated Statements of Cash Flows	31

Notes to Consolidated Financial Statements	32 – 37

Exhibit “A”

KEYSTONE SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2016

(UNAUDITED – NO ASSURANCE IS PROVIDED)

ASSETS

2016
CURRENT ASSETS:
Cash and cash equivalents	$26,181
Accounts receivable	3,280,721
Prepaid expenses	57,679
Note receivable	24,000
Accrued interest receivable	28
Deferred tax asset	44,041

Total current assets	3,432,650

PROPERTY AND EQUIPMENT:
Furniture and fixtures	136,327
Office equipment	466,518
Leasehold improvements	33,259

636,104
Less: accumulated depreciation	(522,835)

Net property and equipment	113,269

OTHER ASSETS:
Cost of preferred stock offering	537,414
Loan origination costs	14,013
Deferred tax asset	63,203
Deposits	39,282

Total other assets	653,912

Total assets	$4,199,831

See accompanying NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Exhibit “A” (cont.)

KEYSTONE SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2016

(UNAUDITED – NO ASSURANCE IS PROVIDED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

2016
CURRENT LIABILITIES:
Accounts payable	$924,831
Deposits	4,242
Accrued expenses	19,757
Accrued wages and leave	616,126
Accrued income taxes payable	161,159
Line of credit	39,352
Accrued interest payable	1,815

Total current liabilities	1,767,282

LONG-TERM LIABILITIES:
Note payable	500,000
Deferred tax liability	—

Total long-term liabilities	500,000

Total liabilities	2,267,282

STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 25,000,000 shares authorized, 5,000,000 shares issued and outstanding	500
Preferred stock, $0.0001 par value, 7,500,000 shares authorized, no shares issued or outstanding	—
Additional paid-in capital	1,884,502
Retained earnings	47,547

Total stockholders’ equity	1,932,549

Total liabilities and stockholders’ equity	$4,199,831

See accompanying NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Exhibit “B”

KEYSTONE SOLUTIONS, INC.

CONSOLIDATE STATEMENTS OF INCOME

FOR THE PERIOD MARCH 15, 2016 (DATE OF INCEPTION) TO JUNE 30, 2016

(UNAUDITED – NO ASSURANCE IS PROVIDED)

	Three Months Ended June 30, 2016	For the Period March 15, 2016 (Date of Inception) To June 30, 2016
REVENUES	$3,744,579	$4,377,095

OPERATING COSTS AND EXPENSES:
Cost of revenue	2,076,236	2,491,176
Billable expenses	113,611	129,434
Selling, general, and administrative expenses	1,190,196	1,610,554
Depreciation and amortization	27,055	31,432

Total operating costs and expenses	3,407,098	4,262,596

Operating income (loss)	337,481	114,499
OTHER INCOME (EXPENSES):
Interest income	28	28
Interest expense	(11,250)	(13,065)

Total other (expenses)	(11,222)	(13,037)
Net income (loss) before taxes	326,259	101,462

PROVISION FOR (BENEFIT FROM) INCOME TAXES:
Current	161,159	161,159
Deferred	(81,319)	(107,244)

Total (benefit from) income taxes	79,840	53,915
Net income (loss)	$246,419	$47,547

See accompanying NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Exhibit “C”

KEYSTONE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD MARCH 15, 2016 (DATE OF INCEPTION) TO JUNE 30, 2016

(UNAUDITED – NO ASSURANCE IS PROVIDED)

	Three Months Ended June 30, 2016	For the Period March 15, 2016 (Date of Inception) To June 30, 2016
COMMON STOCK:
Balance at beginning of period	$500	$—
Common stock shares issued	—	500

Balance at end of period	$500	$500

ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period	$1,884,502	$—
Paid-in capital resulting from merger	—	1,884,502

Balance at end of period	$1,884,502	$1,884,502

RETAINED EARNINGS:
Balance at beginning of period	$(198,872)	$—
Net income	246,419	47,547
Stockholders’ distributions	—	—

Balance at end of period	$47,547	$47,547

Total stockholders’ equity	$1,932,549	$1,932,549

Exhibit “D”

KEYSTONE SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD MARCH 15, 2016 (DATE OF INCEPTION) TO JUNE 30, 2016

(UNAUDITED – NO ASSURANCE IS PROVIDED)

	Three Months Ended June 30, 2016	For the Period March 15, 2016 (Date of Inception) To June 30, 2016
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:
Net income	$246,419	$47,547
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	27,055	31,432
(Increase) decrease in assets:
Accounts receivable	(434,760)	(989,544)
Interest receivable	(28)	(28)
Prepaid expenses	38,216	(4,520)
Employee advances	—	20,594
Deposits	—	—
Deferred tax asset	(47,244)	(107,244)
Increase (decrease) in liabilities:
Accounts payable	40,971	272,665
Accrued expenses	4,847	(11,927)
Accrued wages and leave	(9,891)	104,922
Accrued income taxes payable	161,159	161,159
Accrued interest payable	—	1,815
Deferred tax liability	(34,075)	—

Net cash (used for) operating activities	(7,331)	(473,129)

CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES:
Capital expenditures	(21,489)	(32,481)

Net cash (used for) investing activities	(21,489)	(32,481)

CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES:
Borrowings	—	500,000
Cost of preferred stock offering	(336,250)	(537,414)
Issuance of note receivable	(24,000)	(24,000)
Loan origination costs	(14,013)	(14,013)
Advances on line of credit	39,352	39,352

Net cash (used for) financing activities	(334,911)	(36,075)
Net (decrease) in cash and cash equivalents	(363,731)	(541,685)
Cash and cash equivalents at beginning of period	389,912	567,866

Cash and cash equivalents at end of period	$26,181	$26,181

(1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Keystone Solutions, Inc. (the Company) was formed in March 2016 as a holding company for its wholly owned subsidiary AOC Key Solutions, Inc. (KSI). AOC Key Solutions, Inc. provides consulting and technical writing services to assist clients seeking federal government contracts in the technology, telecommunications, defense, and aerospace industries. Both the Company and KSI are headquartered in Chantilly, Virginia and have an office in New Orleans, Louisiana.

Method of Accounting

Assets and liabilities, and revenues and expenses are recognized on the accrual basis of accounting.

Principles of Consolidation

The consolidated financial statements include the accounts of Keystone Solutions, Inc., the parent company, and its wholly-owned subsidiary:

Entity	Location
AOC Key Solutions, Inc.	Chantilly, Virginia

All significant intercompany transactions and balances have been eliminated.

Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with the maturity of three months or less to be cash equivalents.

Accounts Receivable

Management reviews the collectability of accounts receivable on a monthly basis, assessing the credit-worthiness of customers whose accounts are past due. Management has elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to reflect bad debts. However, the effect of the use of the direct write-off method is not materially different from the results that would have been obtained had the allowance method been followed.

(1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

The cost of property and equipment is depreciated over the useful lives of the related assets. Depreciation is computed on both the straight line and accelerated basis for financial and tax reporting purposes.

The range of estimated useful lives used for computing depreciation for financial reporting purposes for major asset classifications are as follows:

Furniture and fixtures	5 - 10 years
Office equipment	5 years
Leasehold improvements	10 years

Depreciation expense for the period of March 15, 2016 (date of inception) to June 30, 2016 was $31,432.

Revenue Recognition

The Company recognizes revenues for the sale of services when persuasive evidence of an arrangement exists, services have been rendered or delivery has occurred, the fee is fixed or determinable and the collectability of the related revenue is reasonably assured. The Company principally derives revenues from fees for services generated on a project-by-project basis. Revenues for time-and-materials contracts are recognized based on the number of hours worked by the employees or consultants at an agreed upon rate per hour set forth in the Company’s standard rate sheet or as written from time to time in the Company’s contracts or purchase orders. Revenues related to firm-fixed-price contracts are recognized as revenue as value is delivered to the client.

Advertising

The Company expenses all non direct-response advertising costs as incurred.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual amounts may differ from these estimates.

(1)	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Through March 15, 2016, KSI had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, KSI does not pay federal corporate income taxes, and in most instances state income tax, on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective shares of KSI’s net income. KSI effectively revoked its S Corporation election upon the March 16, 2016 merger with the Company. Both the Company and KSI are subject to corporate income taxes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s evaluation as of June 30, 2016 revealed no tax positions that would have a material impact on the financial statements. The 2012 through 2015 tax years remain subject to examination by the IRS. Management does not believe that any reasonably possible changes will occur within the next twelve months that will have a material impact on the financial statements.

Subsequent Events

Subsequent events have been evaluated through August 18, 2016, which is the date the financial statements were available to be issued.

Prior to 2016, KSI used quarter ended dates that coincided with its billing and payroll quarter ended dates of March 27, 2015; June 26, 2015; and September 25, 2015. KSI has used December 31 as its fiscal year end date. In 2016 KSI changed its quarterly ended dates to coincide with the calendar end date of each quarter.

(2)	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the period March 15, 2016 (date of inception) to June 30, 2016 is as follows:

Cash paid during the period for:

Interest	$13,065

(2)	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (CONTINUED)

Non-cash Financing Activities

As more fully disclosed in Note 7, on March 16, 2016, the stockholders exchanged 100% of their outstanding shares of common stock in KSI for proportionate shares of Keystone Solutions, Inc.’s outstanding common stock.

(3)	LEASE OBLIGATIONS

Operating Leases

The Company leases office space in Chantilly, Virginia under the terms of a ten-year lease expiring October 31, 2019. The lease contains one five-year renewal option. The lease terms include an annual increase in base rent and expenses of 2.75%.

The Company leases office space in New Orleans, Louisiana. The lease is a three year lease expiring May 31, 2018.

Rent expense was $142,041 for the period of March 15 (date of inception) to June 30, 2016.

Future obligations over the primary terms of the Company’s long-term lease expiring in 2019 are as follows:

2016	$248,451
2017	505,484
2018	513,939
2019	435,314

Total	$1,703,188

The Company is the lessor in an agreement to sub-lease office space in Chantilly, Virginia with an initial term of two years with eight one year options to renew the lease through October 31, 2019. The lease provides for an annual increase in base rent and expenses of 2.90%. The initial term ended October 31, 2011 and the Company exercised the renewal options through 2015. On April 7, 2015, the lease was amended to sublease more space to the subtenant and change the rental calculation.

Rent income was $53,239 for the period of March 15, 2016 (date of inception) to June 30, 2016.

(4)	DEBT

Line of Credit

The Company has an available line of credit with the Sandy Spring Bank for up to $1,000,000. The Company’s borrowing base under the terms of this credit line is 80% of accounts receivable aged less than 90 days, up to the maximum $1,000,000 available. The line has a maturity date of September 30, 2016 and bears interest at the Wall Street Journal Prime Rate plus a margin of 0.50%, or 4.0% at June 30, 2016. There was no outstanding balance on this line of credit at June 30, 2016.

Long-term Debt

The Company entered into a note payable to Avon Road Partners, L.P. for $500,000 on March 16, 2016. The note is subordinated to the Company’s current financing facility with Sandy Spring Bank and any successor financing facility. Simple interest accrues on the unpaid principal of the note at a rate equal to the lower of (a) 9% per annum, or (b) the highest rate permitted by applicable law. Interest is payable monthly. The note matures on March 16, 2019.

(5)	INCOME TAXES

The provision for income taxes consists of the following:

Current	$161,159
Deferred	(107,244)

Provision for income taxes	$(53,915)

The deferred tax assets on the Company’s consolidated balance sheets are due to temporary differences related primarily to depreciation of property and equipment and accrued deferred employee compensation. There was no valuation allowance for deferred tax assets at June 30, 2016, as management believes that the deferred tax assets will be realized through future operations.

The difference between the effective tax rate and federal statutory tax rate is due primarily to certain expenses which are not deductible for income tax purposes.

(6)	CONCENTRATION OF CREDIT RISK

The Company invests the majority of its excess cash in demand deposit accounts with a federally insured financial institution located in Virginia, which at times may exceed the federally insured limit of $250,000. At June 30, 2016, the Company had no cash on deposit that exceeded federally insured limit.

The Company routinely extends credit to customers in connection with the consulting and technical writing services provided. These accounts receivable are unsecured.

(7)	MERGER

On March 15, 2016, the stockholders of AOC Key Solutions, Inc. (“Key Solutions”) formed Keystone Solutions, Inc. (“Keystone”) as a holding company with the same proportionate ownership percentage as Key Solutions. On that same date Key Solutions entered into a merger agreement (the “Merger Agreement”) with Keystone and KCS Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Keystone with no activity. Pursuant to the Merger Agreement, on March 15, 2016, Merger Sub was merged with and into Key Solutions, and thus Key Solutions became a wholly-owned subsidiary of Keystone. To complete the merger, the stockholders exchanged 100% of the outstanding common stock of Key Solutions (the acquiree) for newly issued common stock of Keystone (the acquirer), representing 100% of the outstanding common stock. This effectively transferred 100% of the voting equity interest and control of Key Solutions to Keystone. The operations of Key Solutions have not changed, nor have any assets or operations transferred to either Keystone or Merger Sub. The merger transaction resulted in no gain or loss to either entity. The stockholders’ proportionate ownership of Keystone remains the same as it was for Key Solutions.

The Company accounts for the merger transaction as a business combination in accordance with ASC 805-10-55 in the accompanying consolidated financial statements. All intercompany accounts and equity in the investment and income of the subsidiary have been eliminated upon consolidation.

(8)	STOCK WARRANTS

As part of the terms of the subordinated long term debt discussed more fully in Note 4, the Company issued a common stock purchase warrant to Avon Road Partners, L.P. The warrant grants the registered holder the right to purchase 62,500 shares of the Company’s common stock at $2 per share upon exercise of the warrants. The warrant has an expiration date of March 16, 2019.

(9)	COMMON STOCK OPTION AGREEMENT

On March 16, 2016 two stockholders of the Company entered into an option agreement with Avon Road Partners, L.P. Under the terms of this agreement Avon Road Partners, L.P. paid to the stockholders $10,000 each (a total of $20,000) for the right to purchase, on a simultaneous and pro-rata basis, up to 2,226,278 shares, at $1 per share, of the Company’s outstanding common stock owned by those two shareholders.

(10)	SUBSEQUENT EVENTS

On August 11, 2016, KeyStone Solutions entered into Loan and Security Agreement (the “2016 Line of Credit”) with Sandy Spring Bank (the “Lender”) that replaces the 2015 Loan Agreement. The 2016 Line of Credit is comprised of: 1) an asset-based revolving line of credit up to $1,000,000 for short-term working capital needs and general corporate purposes which is due to mature on July 31, 2017, bears interest at the Wall Street Journal Prime Rate, floating, plus 0.50% and is secured by a first lien on all of KeyStone’s business assets; and 2) an optional term loan of $100,000 which must be drawn by July 31, 2017, is for permanent working capital, bears interest at the Wall Street Journal Prime Rate, floating, plus 0.75%, requires monthly payments of principal plus interest to fully amortize the loan over four (4) years, is secured by a first lien on all of KeyStone’s business assets, cross-collateralized and cross-defaulted with the revolving line of credit, and matures on February 15, 2019. The 2016 Line of Credit does not require any personal guarantees.

The borrowing base for the 2016 Line of Credit is up to the lesser of (1) $1,000,000 or (2) eighty percent (80%) of the aggregate amount of all of Keystone’s eligible accounts receivable as defined by the Lender. The borrowing base for the $100,000 term loan is fully reserved under the borrowing base for the revolving line of credit. The 2016 Line of Credit has periodic reporting requirements, balance sheet and profitability covenants, as well as affirmative and negative operational and ownership covenants.

PART III

Number	Exhibit

1.1	Form of Sales Agency Agreement by and among KeyStone Solutions, Inc., Moloney Securities Co., Inc. and The Benchmark Company, LLC*

1.2	Form of Participating Dealer or Selling Agreement

2.1	Certificate of Incorporation of KeyStone Solutions, Inc. (Previously filed as Exhibit 2.1 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

2.2	Bylaws of KeyStone Solutions, Inc. (Previously filed as Exhibit 2.2 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

2.3	Certificate of Designations of Series A Cumulative Convertible Redeemable Preferred Stock (Previously filed as Exhibit 2.3 to Amendment No. 2 to the Offering Statement on Form 1-A, as filed with the SEC on September 2, 2016.)

3.1	Form of Subordinated Note and Warrant Purchase Agreement (Previously filed as Exhibit 3.1 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

3.2	Form of Subordinated Note (Previously filed as Exhibit 3.2 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

3.3	Form of Subordinated Note Warrant (Previously filed as Exhibit 3.3 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

3.4	Form of Unit Warrant (Previously filed as Exhibit 3.4 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

3.5	Stockholders’ Agreement dated as of March 16, 2016, among the Company, Robert Berman, Avon Road Partners, L.P., James McCarthy, Richard Nathan, Gregory McCarthy and Kevin Berrigan (Previously filed as Exhibit 3.5 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

3.6	Option Agreement dated as of March 16, 2016 among James McCarthy, Richard Nathan, and Avon Road Partners, L.P. (Previously filed as Exhibit 3.7 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

3.7	Form of Lock-Up Agreement*

4.1	Form of Subscription Agreement and Purchaser Questionnaire*

6.1	Employment Agreement, dated March 16, 2016 between the Company and Robert Berman (Previously filed as Exhibit 6.1 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

6.2	2016 KeyStone Solutions, Inc. Equity Award Plan (Previously filed as Exhibit 6.2 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

6.3	Form of Incentive Stock Option Award Agreement (Previously filed as Exhibit 6.3 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

6.4	Form of Non-Qualified Stock Option Award Agreement (Previously filed as Exhibit 6.4 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

6.5	Form of Restricted Stock Units Notice of Grant and Agreement (Previously filed as Exhibit 6.5 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

6.6	Form of Restricted Stock Award Agreement (Previously filed as Exhibit 6.6 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

6.7	Credit Agreement with Sandy Spring Bank dated September 25, 2015 (Previously filed as Exhibit 6.7 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

6.8	Amendment to Credit Agreement with Sandy Spring Bank dated May 9, 2016 (Previously filed as Exhibit 6.8 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

6.9	James McCarthy Offer Letter dated as of April 22, 2016 (Previously filed as Exhibit 6.9 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

6.10	Amended and Restated Employment Agreement dated April 18, 2016 between the Company and Richard Nathan (Previously filed as Exhibit 6.10 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

6.11	Employment Agreement dated August 1, 2016 between the Company and Riaz Latifullah (Previously filed as Exhibit 6.11 to Amendment No. 2 to the Offering Statement on Form 1-A, as filed with the SEC on September 2, 2016.)

6.12	Loan and Security Agreement by and between KeyStone Solutions, Inc., AOC Key Solutions, Inc., and Sandy Spring Bank, dated August 11, 2016. (Previously filed as Exhibit 6.12 to Amendment No. 2 to the Offering Statement on Form 1-A, as filed with the SEC on September 2, 2016.)

7.1	Agreement and Plan of Merger, dated March 15, 2016 between the Company, AOC Key Solutions, Inc. and KCS Merger Sub, Inc. (Previously filed as Exhibit 7.1 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

8.1	Form of Issuer Custody and Services Agreement*

10.1	Power of attorney – reference is made to the signature page of this offering statement*

11.1	Consent of Ericksen, Krentel & LaPorte, LLP*

11.2	Consent of Crowell & Moring LLP (included in Exhibit 12.1) (Previously filed as Exhibit 11.2 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

12.1	Opinion of Crowell & Moring LLP (Previously filed as Exhibit 12.1 to the Offering Statement on Form 1-A as filed with the SEC on May 12, 2016.)

13.1	Testing the Waters materials**

*	Filed herewith.
**	To be filed by subsequent amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chantilly, Virginia on October 21, 2016.

KEYSTONE SOLUTIONS, INC.

By:	/s/ Robert Berman
Robert Berman Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Berman and Riaz Latifullah, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James K. McCarthy	Chairman of the Board	October 21, 2016
James K. McCarthy

/s/ Riaz Latifullah	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Riaz Latifullah

/s/ Robert Berman	Director	October 21, 2016
Robert Berman	Chief Executive Officer (Principal Executive Officer)

/s/ Glenn Goord	Director	October 21, 2016
Glenn Goord

/s/ Greg McCarthy	Director	October 21, 2016
Greg McCarthy

/s/ Dr. Richard Nathan	Director and Chief Operating Officer	October 21, 2016
Dr. Richard Nathan